Exhibit 10.1

EXECUTION VERSION

Published Deal CUSIP Number: 63940MAA0

Published Loan CUSIP Number: 63940MAB8

$100,000,000

CREDIT AGREEMENT

dated as of November 3, 2017

among

Navios South American Logistics Inc. and

Navios Logistics Finance (US) Inc.,

as the Borrowers,

The Several Lenders from Time to Time Party Hereto,

Morgan Stanley Senior Funding, Inc.,

as Administrative Agent,

Morgan Stanley Senior Funding, Inc.,

as Sole Lead Arranger and Bookrunner,

and

S. Goldman Advisors LLC,

as Manager

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3.14	Accuracy of Information, Etc.	82
3.15	Security Documents	82
3.16	Solvency	83
3.17	Patriot Act; FCPA; OFAC	83
3.18	Completeness of Vale Port Contract, Vale Time Charters and Underlying Time and Bareboat Charter Agreements	83
3.19	Registration of Vessels	84
3.20	Choice of Law; Consent to Jurisdiction; Appointment of Agent to Accept Service of Process	84
3.21	Waiver of Immunities	84
3.22	Enforceability of New York Judgment	85
3.23	Validity Under the Laws of Each Relevant Jurisdiction	85
3.24	Stamp Duty	85

SECTION 4. CONDITIONS PRECEDENT		85

4.1	Conditions to Closing Date	85
4.2	Conditions to Each Borrowing Date	88

SECTION 5. AFFIRMATIVE COVENANTS		88

5.1	Financial Statements	88
5.2	Certificates; Other Information	89
5.3	Payment of Taxes	90
5.4	Maintenance of Existence; Compliance with Laws; Compliance with the Vale Port Contract and Vale Time Charters; Compliance with the Underlying Time and Bareboat Charter Agreements	90
5.5	Maintenance of Property; Insurance	91
5.6	Inspection of Property; Books and Records; Discussions	91
5.7	Notices	91
5.8	Environmental Laws	92
5.9	Additional Guarantors, Collateral, Etc.	92
5.10	Credit Ratings	94
5.11	Further Assurances	94
5.12	Limitations on Designation of Restricted and Unrestricted Subsidiaries	95
5.13	ERISA	95
5.14	Loss of a Mortgaged Vessel; Loss, Extraordinary Receipts of any Vale Time Charter or the Vale Port Contract	95
5.15	Use of Proceeds	96
5.16	EEA Financial Institution	96

SECTION 6. NEGATIVE COVENANTS		96

6.1	[Reserved]	97
6.2	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock	97
6.3	Limitation on Restricted Payments	101
6.4	Dividend and Other Payment Restrictions Affecting Subsidiaries	105
6.5	Asset Sales	107
6.6	Transactions with Affiliates	111

ii

6.7	Liens	112
6.8	Merger, Consolidation or Sale of All or Substantially All Assets	113
6.9	Changes in Fiscal Periods	114
6.10	Amendments to Organizational Documents	114
6.11	Amendments to Vale Port Contract, Vale Time Charters or Underlying Time and Bareboat Charter Agreements	114
6.12	Limitation on Business Activities of the U.S. Borrower	114

SECTION 7. GUARANTEE		115

7.1	The Guarantee	115
7.2	Obligations Unconditional	115
7.3	Reinstatement	116
7.4	No Subrogation	116
7.5	Remedies	116
7.6	Instrument for the Payment of Money	117
7.7	Continuing Guarantee	117
7.8	General Limitation on Guarantor Obligations	117
7.9	Release of Guarantors	117
7.10	Right of Contribution	118
7.11	Keepwell	118

SECTION 8. EVENTS OF DEFAULT		119

8.1	Events of Default	119
8.2	Action in Event of Default	121
8.3	[Reserved]	121
8.4	Application of Proceeds	121

SECTION 9. ADMINISTRATIVE AGENT		122

9.1	Appointment and Authority	122
9.2	Rights as a Lender	123
9.3	Exculpatory Provisions	123
9.4	Reliance by Administrative Agent	124
9.5	Delegation of Duties	124
9.6	Resignation and Removal of Administrative Agent	124
9.7	Non-Reliance on Administrative Agent and Other Lenders	125
9.8	No Other Duties, Etc.	125
9.9	Administrative Agent May File Proofs of Claim	126
9.10	Collateral and Guaranty Matters	126
9.11	Intercreditor Agreements	127
9.12	Withholding Tax Indemnity	127
9.13	Indemnification	127
9.14	ERISA Matters	128

SECTION 10. MISCELLANEOUS		130

10.1	Amendments and Waivers	130
10.2	Notices	132
10.3	No Waiver; Cumulative Remedies	134
10.4	Survival of Representations and Warranties	134

iii

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SCHEDULES:

1.1A	Commitments
4.1	Governmental and Third Party Consents
6.2(b)(iii)	Existing Indebtedness
6.3(8)	Existing Investments
6.6(b)(vi)	Affiliate Transactions
6.7(11)	Existing Liens

EXHIBITS:

A	[Reserved]
B	[Reserved]
C	Form of Assignment and Assumption
D	[Reserved]
E	Form of Term Loan Note
F	Form of Guarantor Joinder Agreement
G	Form of Borrowing Request
H-1	Form of Equal Priority Intercreditor Agreement
H-2	Form of Second Lien Intercreditor Agreement
I	Form of Solvency Certificate
J	Form of Panamanian Ship Mortgage
K-1	Form of Assignment of Freights and Hires
K-2	Form of Assignment of Insurance for Mortgaged Vessel Guarantors
K-3	Form of Assignment of Insurance for bareboat charterers

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CREDIT AGREEMENT (this “Agreement”), dated as of November 3, 2017, among Navios South American Logistics Inc., a Marshall Islands corporation (the “Company”), Navios Logistics Finance (US) Inc., a Delaware corporation and a Wholly Owned Restricted Subsidiary of the Company (the “U.S. Borrower” and, together with the Company, each individually a “Borrower” and collectively, the “Borrowers”), the Guarantors (this and each other capitalized term used herein without definition having the meaning assigned to such term in Section 1.1) from time to time party hereto, the several banks, financial institutions, institutional investors and other entities from time to time party hereto as lenders (the “Lenders”), and Morgan Stanley Senior Funding, Inc., as Administrative Agent. References here to the “Borrowers” are to the Company and the U.S. Borrower as joint and several borrowers under this Agreement.

W I T N E S S E T H:

WHEREAS, the Borrowers have requested the Lenders to extend credit in the form of Term Loans on the Closing Date in an aggregate principal amount equal to $100,000,000, and the Company will use the proceeds of such borrowings in accordance with Section 5.15 of this Agreement; and

WHEREAS, the Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1. “ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1%, (c) the Eurodollar Rate that would then be in effect for a Eurodollar Loan with an Interest Period of one month plus 1% and (d) in the case of any Initial Term Loan, 2.00% per annum. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“ABR Borrowing”: a Borrowing of ABR Loans.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acceptable Price”: as defined in the definition of “Dutch Auction.”

“Accepting Lenders”: as defined in Section 2.22(a).

“Acquired Debt”: with respect to any specified Person:

(a) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of such specified Person; and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Lender”: at any time, any bank or other financial institution that agrees to provide any portion of any (a) Incremental Term Loans pursuant to an Incremental Amendment in accordance with Section 2.19 or (b) Permitted Credit Agreement Refinancing Debt pursuant to a Refinancing Amendment in accordance with Section 2.20; provided that (i) the Administrative Agent shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Additional Lender if such consent would be required under Section 10.6(b) for an assignment of Loans to such Additional Lender, (ii) the Company shall have consented to such Additional Lender and (iii) if such Additional Lender is an Affiliated Lender, such Additional Lender must comply with the limitations and restrictions set forth in Section 10.6(b)(iv).

“Administrative Agent”: Morgan Stanley, as the administrative agent for the Lenders and as the collateral agent for the Secured Parties under this Agreement and the other Loan Documents, together with any of its successors in such capacities.

“Affiliate”: with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction”: as defined in Section 6.6(a).

“Affiliated Lender”: any Affiliate of the Company other than the Company or any Subsidiary of the Company.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of the aggregate then unpaid principal amount of such Lender’s Term Loans.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“All-In Yield”: as defined in Section 2.19(a)(iv).

“Applicable Discount”: as defined in the definition of “Dutch Auction.”

“Applicable Margin”: with respect to:

(a) any Term Loan other than any Incremental Term Loan or any Other Term Loan, (i) initially, 4.75% per annum in the case of Eurodollar Loans and 3.75% per annum in the case of ABR Loans;

(b) any Incremental Term Loan, the Applicable Margin shall be as set forth in the Incremental Amendment relating to the Incremental Term Commitment in respect of such Incremental Term Loan;

(c) any Other Term Loan, the Applicable Margin shall be as set forth in the Refinancing Amendment relating to such Other Term Loan; and

(d) any Extended Term Loan, the Applicable Margin shall be as set forth in the Loan Modification Agreement relating to such Extended Term Loan.

“Applicable Requirements”: in respect of any Indebtedness, Indebtedness that satisfies the following requirements:

(a) such Indebtedness does not mature or have payments of principal (except for scheduled amortization in amounts similar to the Initial Term Loans) and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case prior to the date that is 91 days after the then Latest Maturity Date at the time such Indebtedness is incurred; and

(b) the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions and financial covenants) are taken as a whole, not materially more favorable to the providers of such Indebtedness than those set forth in the Loan Documents, except in each case for covenants or other provisions contained in such Indebtedness that are applicable only after the then Latest Maturity Date;

provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the requirements of this definition, shall be conclusive evidence that such terms and conditions satisfy the requirements of this definition unless the Administrative Agent notifies the Company within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Applicable Withholding Agent”: as defined in Section 2.14(a).

“Appraised Value”: the fair market sale value (determined as provided for in the definition of Fair Market Value) as of a specified date of a specified Vessel that would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined by an Independent Appraiser selected by the Company and, in the event such Independent Appraiser is not a Designated Appraiser, reasonably acceptable to the Administrative Agent.

“Approved Electronic Communications”: as defined in Section 10.2.

“Approved Fund”: as defined in Section 10.6(b)(ii).

“Arranger”: the Sole Lead Arranger listed on the cover page hereof.

“Asset Sale”:

(1) the sale, lease, conveyance or other disposition of any assets (other than, in the case of Collateral, an Event of Loss); provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole shall be governed by the provisions of Section 6.8 and not by the provisions of Section 6.5; and

(2) the issuance by any of the Company’s Restricted Subsidiaries of any Equity Interest of such Restricted Subsidiary or the sale by the Company or any Restricted Subsidiary of Equity Interests in any Restricted Subsidiaries (other than in each case (x) directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or any of its Subsidiaries or (y) preferred stock or Disqualified Stock issued in compliance with Section 6.2).

Notwithstanding the preceding, none of the following items shall be deemed to be an Asset Sale:

(1) other than in the case of any Collateral, any single transaction or series of related transactions that involves assets or the issuance of Equity Interests of any Restricted Subsidiary having a Fair Market Value of less than $5,000,000;

(2) a sale, lease, conveyance, transfer or other disposition of assets between or among the Company and/or its Restricted Subsidiaries; provided that if such sale, lease, conveyance, transfer or other disposition involves (i) with respect to any Mortgaged Vessel Collateral, such exemption shall only be available if such transaction is between or among the Company and/or one or more Mortgaged Vessel Guarantors, and (ii) with respect to any Vale Contract Collateral, such exemption shall only be available if such transaction is between or among the Company and/or one or more Vale Contract Guarantors;

(3) an issuance, sale, transfer or other disposition of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company;

(4) the sale or other disposition of damaged, worn-out or obsolete assets or property or assets in connection with maintenance and equipment upgrades;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) (i) a Restricted Payment that does not violate Section 6.3 or a Permitted Investment; and (ii) any issuance, sale, transfer or other disposition of Capital Stock or Indebtedness or other securities of an Unrestricted Subsidiary;

(7) sales of accounts receivable, inventory and other current assets (other than Vessels, Related Business Assets and any Vale Contract Collateral) in the ordinary course of business and any charter-out of a Vessel or contract of affreightment entered into in the ordinary course of business;

(8) a Permitted Asset Swap;

(9) sales and/or contributions of Securitization Assets to a Securitization Subsidiary in a Qualified Securitization Transaction for the Fair Market Value thereof including cash in an amount at least equal to 75% of the Fair Market Value thereof (for the purposes of this clause (9), Purchase Money Notes shall be deemed to be cash);

(10) any transfer of Securitization Assets or a fractional undivided interest therein by a Securitization Subsidiary in a Qualified Securitization Transaction;

(11) the lease of a Vessel in the ordinary course of business;

(12) the unwinding of any Hedging Obligations;

(13) the lease, assignment or sublease of any real or personal property including, but not limited, to a Vessel, in the ordinary course of business;

(14) the grant in the ordinary course of business of any license or sublicense of patents, trademarks, know-how and any other intellectual property;

(15) any sale or disposition deemed to occur in connection with creating, granting or perfecting a Lien not otherwise prohibited by this Agreement;

(16) sale of assets received upon the foreclosure of a Lien;

(17) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business; and

(18) foreclosures, condemnations or any similar actions on assets.

“Assignee”: as defined in Section 10.6(b)(i).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit C.

“Assignment of Freights and Hires”: each assignment, between either the Company or a Mortgaged Vessel Guarantor, as applicable, and the Administrative Agent, dated the Closing Date or a Vessel Tender Date, as the case may be, as amended from time to time in accordance with the terms of this Agreement and the other Loan Documents and substantially in the form of Exhibit K-1, together with the documents contemplated thereby, pursuant to which the Company or such Mortgaged Vessel Guarantor, as applicable, assigns its right, title and interest in, to and under all charters, freights, hires and other earnings in respect of its Mortgaged Vessel.

“Assignment of Insurance”: (i) with respect to any Mortgaged Vessel, an assignment, substantially in the form of Exhibit K-2, between either the Company or a Mortgaged Vessel Guarantor and the Administrative Agent, and (ii) with respect to any Mortgaged Vessel subject to a bareboat charter, an assignment, substantially in the form of Exhibit K-3, between the applicable bareboat charterer and the Administrative Agent, in each case, dated the Closing Date or a Vessel Tender Date, as the case may be, as amended from time to time in accordance with this Agreement and the other Loan Documents, together with the documents contemplated thereby, pursuant to which the Company or Mortgaged Vessel Guarantor and/or any bareboat charterer in respect of any Mortgaged Vessel, as applicable, assigns its right, title and interest in, to and under all policies and contracts of insurance in respect of its Mortgaged Vessel as well as any proceeds of such insurance.

“Assignment of the Vale Port Contract”: the assignment, between Corporacion Navios Socieded Anonima as assignor and the Administrative Agent as assignee, dated the Closing Date or the date of the joinder of Corporacion Navios Socieded Anonima as a Vale Contract Guarantor, as amended from time to time in accordance with this Agreement and the other Loan Documents, together with the documents contemplated thereby, pursuant to which Corporacion Navios Socieded Anonima assigns by way of security all of its right, title and interest in, to and under the Vale Port Contract.

“Assignment of the Vale Time Charter”: each assignment, between Ponte Rio S.A. as assignor and the Administrative Agent as assignee, dated the Closing Date or the date of the joinder of Ponte Rio S.A. as a Vale Contract Guarantor, as amended from time to time in accordance with this Agreement and the other Loan Documents, together with the documents contemplated thereby, pursuant to which Ponte Rio S.A. assigns by way of security all of its right, title and interest in, to and under the applicable Vale Time Charter.

“Attributable Indebtedness”: in respect of a Sale/Leaseback Transaction, as at the time of determination, the present value (discounted at the interest rate equal to the rate implicit in such transaction for the relevant lease period, determined in accordance with GAAP) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness required thereby shall be determined in accordance with the definition of “Capital Lease Obligation.”

“Auction Purchase”: a purchase of Loans or Commitments pursuant to a Dutch Auction (x) in the case of a Permitted Auction Purchaser, in accordance with the provisions of Section 10.6(b)(iii) or (y) in the case of an Affiliated Lender, in accordance with the provisions of Section 10.6(b)(iv).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy,” as now and hereinafter in effect, or any successor statute.

“Beneficial Owner”: as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

“Benefited Lender”: as defined in Section 10.7(a).

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”:

(1) with respect to a corporation, the board of directors of the corporation or, other than for purposes of the definition of “Change of Control,” any committee thereof duly authorized to act on behalf of such board; and

(2) with respect to any other Person, the functional equivalent of a board of directors of a corporation or, other than for purposes of the definition of “Change of Control,” any committee thereof duly authorized to act on behalf thereof.

“Bookrunner”: the Bookrunner listed on the cover page hereof.

“Borrower”: as defined in the preamble hereto.

“Borrowing”: a Term Borrowing.

“Borrowing Date”: any Business Day specified by the Company as a date on which the Company requests the relevant Lenders to make Loans hereunder.

“Borrowing Request”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit G.

“Business”: as defined in Section 3.13(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Cancellation” or “Cancelled”: the cancellation, termination and forgiveness by Permitted Auction Purchaser of all Loans, Commitments and related Obligations acquired in connection with an Auction Purchase, which cancellation shall be consummated as described in Section 10.6(b)(iii)(C) and the definition of “Eligible Assignee.”

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person or any Restricted Subsidiary during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items and maintenance capital expenditures, including capital expenditures associated with drydocking and special surveys reflected in the consolidated statement of cash flows of the Company and the Restricted Subsidiaries.

“Capital Lease Obligation”: at the time of determination, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock”: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) in the equity of such association or entity; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Collateral”: as defined in Section 10.20(a).

“Cash Equivalents”:

(1) United States dollars or Euro or other currency of a member of the Organization for Economic Cooperation and Development (including such currencies as are held as overnight bank deposits and demand deposits with banks);

(2) securities issued or directly and fully guaranteed or insured by the government of the United States or any Member State of the European Union or any other country whose sovereign debt has a rating of at least A3 from Moody’s and at least A- from S&P or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

(3) demand and time deposits and eurodollar time deposits and certificates of deposit or bankers’ acceptances with maturities of one year or less from the date of acquisition, in each case, with any financial institution (x) organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Rating Agency) or (b) having capital and surplus and undivided profits in excess of $250.0 million or (y) that is a lender to the Company or any of its Restricted Subsidiaries;

(4) repurchase obligations with a term of not more than 60 days for underlying securities of the types described in clause (2) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper and variable or fixed rate notes rated P-1 or higher by Moody’s or A-1 or higher by S&P and, in each case, maturing within one year after the date of acquisition;

(6) money market funds that invest primarily in Cash Equivalents of the kinds described in clauses (1) through (5) of this definition;

(7) instruments equivalent to those referred to in clauses (1) through (6) above denominated in any other foreign currency and comparable in credit quality and tenor to those referred to above and customarily to the extent reasonably required in connection with (a) any business conducted by the Company or any of its Restricted Subsidiaries in such jurisdiction or (b) any Investment in the jurisdiction in which such Investment is made; and

(8) local currency held by the Company or any of its Restricted Subsidiaries from time to time in the ordinary course of business.

“Change in Law”: (a) the adoption or taking effect of any Requirement of Law after the Closing Date, (b) any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Closing Date or (c) the compliance by any Lender with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) of the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case constitute a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control”: the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Company;

(2) (a) all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, are sold or otherwise transferred to any Person other than a Wholly Owned Restricted Subsidiary or one or more Permitted Holders or (b) the Company consolidates or merges with or into another Person or any Person consolidates or merges with or into the Company, in either case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons Beneficially Owning, directly or indirectly, Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Company immediately prior to such consummation do not Beneficially Own, directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of the Company or the surviving or transferee Person;

(3) the Company shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Company; or

(4) a Change of Control (as defined in the Senior Notes Indenture) shall occur under the provisions of the Senior Notes Indenture.

“Charter”: each time charter party entered into with respect to a Mortgaged Vessel.

“Class”: (a) when used with respect to Lenders, refers to Term Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Term Commitments, Incremental Term Commitments, Other Term Commitments or Extended Term Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Term Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans. Other Term Commitments, Extended Term Commitments, Other Term Loans, Extended Term Loans, and Incremental Term Loans made pursuant to any Incremental Amendment that have different terms and conditions shall be construed to be in different Classes.

“Closing Date”: November 3, 2017.

“Closing Date Dividend”: that certain dividend to be paid by the Company to the holders of the Company’s Equity Interests on or within 60 days of the Closing Date in an amount not to exceed $70,000,000.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: collectively, all of the property and assets (including, without limitation, the Mortgaged Vessel Collateral, the Vale Contract Collateral and all proceeds thereof) that are from time to time subject or purported to be subject to the Security Documents in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Collateral Account”: as defined in Section 10.20.

“Collateral Proceeds Reinvestment Termination Date”: as defined in Section 6.5(d).

“Commitment”: as to any Lender, (i) the obligation of such Lender, if any, to make a Term Loan to the Company in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A, (ii) the Incremental Term Commitments, if any, issued after the Closing Date pursuant to Section 2.19 or (iii) Other Term Commitments, if any, issued after the Closing Date pursuant to a Refinancing Amendment entered into pursuant to Section 2.20. The original aggregate amount of the Commitments is $100,000,000.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under Section 414 of the Code.

“Company”: as defined in the preamble hereto.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Company and the Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Company and the Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Company and the Restricted Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Loans to the extent otherwise included therein.

“Consolidated EBITDA”: for any period, for any Person, an amount determined for such Person and its Restricted Subsidiaries on a consolidated basis equal to:

(1) Consolidated Net Income for such period; plus

(2) the sum, without duplication, of the amounts for such Person and its Restricted Subsidiaries for such period (in each case to the extent reducing such Consolidated Net Income) of:

(a) Fixed Charges;

(b) provision for taxes based on income;

(c) total depreciation expenses;

(d) total amortization expenses (including, without limitation, the amortization of capitalized drydocking expenses);

(e) other non-cash items reducing such Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period); and

(f) to the extent any Attributable Indebtedness is outstanding and is not a Capital Lease Obligation, the amount of any payments therefor less the amount of interest implicit in such payments; minus

(3) the amount for such period (to the extent increasing such Consolidated Net Income) of non-cash items increasing such Consolidated Net Income (other than any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash items in any prior period);

provided that the items listed in clauses (2)(a) through (f) of a Restricted Subsidiary shall be included in Consolidated EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income for such period.

Notwithstanding the foregoing, for purposes of Consolidated EBITDA, in the event that the Company or any of its Restricted Subsidiaries (i) receives (a) any advances for services rendered or to be rendered over multiple periods, (b) termination payments in connection with the termination of charter contracts which otherwise would have been in effect for multiple periods, (c) insurance payments in respect of Vessels which were subject to charters that would have been in effect for multiple periods and/or (ii) pays a termination payment in order to terminate a charter that would have been in effect over multiple periods, the Company may, in its good faith judgment, (without duplication) adjust Consolidated EBITDA to amortize the receipt of such payments over the applicable periods and the effect of such expenses over the applicable period.

“Consolidated Interest Expense”: with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, (x) including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of any Securitization Fees, the interest component of all payments associated with Capital Lease Obligations and the net payments made pursuant to Hedging Obligations in respect of interest rates (but for clarity purposes excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP) and (y) excluding any write-off of original issue discount in excess of regular amortization, amortization of deferred financing fees, debt issuance costs and commissions, fees and expenses incurred in connection with the incurrence of Indebtedness and any expensing of bridge, commitment and other financing fees; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest accruing on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) to the extent any Attributable Indebtedness is outstanding and is not a Capital Lease Obligation, the amount of interest implicit in any payments related to such Attributable Indebtedness during such period.

“Consolidated Net Income”: for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding (without duplication):

(1) any net after-tax extraordinary or nonrecurring gains or losses (less all fees and expenses relating thereto);

(2) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales or dispositions of securities;

(3) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary) in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash during such period;

(4) the net income (but not the net loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination restricted, directly or indirectly, except to the extent that such net income is actually, or is permitted to be, paid to the Company or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise; provided that with respect to a Guarantor or a Securitization Subsidiary this clause (4) shall be applicable solely for purpose of calculating Consolidated Net Income to determine the amount of Restricted Payments permitted under Section 6.3;

(5) any non-cash expenses or charges resulting from stock, stock option or other equity-based awards;

(6) the cumulative effect of a change in accounting principles;

(7) any impairment charge or asset write-off or write-down, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(8) the net after-tax effects of adjustments in the inventory, property and equipment, goodwill, intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof;

(9) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including without limitation any such transaction undertaken but not completed); and

(10) any non-cash expenses or charges resulting from the preferred stock (other than Disqualified Stock) outstanding (or committed to be issued) as of the Closing Date;

provided, however, that (x) Consolidated Net Income shall be reduced by the amount of all dividends on Designated Preferred Stock (other than dividends paid in Qualified Equity Interests) paid, accrued or scheduled to be paid or accrued during such period and (y) Consolidated Net Income will be calculated without deducting the income attributed to, or adding the losses attributed to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary that is a Guarantor except to the extent of the dividends paid in cash (or convertible to cash) during such period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties.

“Consolidated Total Debt”: as of any date of determination, the aggregate principal amount of Indebtedness described in clauses (1), (2), (4), (5) and (8) of the definition of “Indebtedness” of the Company and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, including, without duplication, the outstanding principal amount of the Term Loans.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Consolidated Working Capital Adjustment”: for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than (in which case the Consolidated Working Capital Adjustment will be a negative number)) Consolidated Working Capital as of the end of such period.

“Construction Contract”: any contract for the construction (or construction and acquisition) of a Vessel and/or any Related Business Assets entered into by the Company or any Restricted Subsidiary, including any amendments, supplements or modifications thereto or change orders in respect thereof.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness”: Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than the net cash proceeds received by the Company from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than Excluded Contributions, all proceeds of Disqualified Stock or Designated Preferred Stock or sales of Equity Interests to or cash contribution from the Company or any Subsidiary of the Company and any such cash contributions that have been applied to make Restricted Payments), in each case, after the Closing Date; provided that such Contribution Indebtedness shall have a Stated Maturity later than the Stated Maturity of the notes and such Contribution Indebtedness is incurred within 210 days after the making of such cash contributions and is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the date it is incurred.

“Credit Facilities”: one or more debt facilities or agreements or commercial paper facilities, in each case, with banks, other institutional lenders, commercial finance companies or other lenders providing for revolving credit loans, term loans, bonds, debentures, securitization financing (including through the transfer of Securitization Assets to special purpose entities formed to borrow from such lenders against, or sell undivided interests in, such assets in a Qualified Securitization Transaction) or letters of credit, pursuant to agreements or indentures, in each case, as amended, restated, modified, renewed, refunded, replaced, increased or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and without limitation as to amount, terms, conditions, covenants and other provisions, including increasing the amount of available borrowings thereunder, changing or replacing agent banks and lenders thereunder or adding, removing or reclassifying Subsidiaries of the Company as borrowers or guarantors thereunder).

“Cumulative Credit”: as defined in Section 6.3(a)(3).

“Cumulative Retained Excess Cash Flow Amount”: at any date, the sum of (a) $15,000,000 and (b) an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for each Excess Cash Flow Period ending after the Closing Date and prior to such date for which financial statements have been delivered pursuant to Section 5.1(a).

“Customary Intercreditor Agreement”: (a) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) at the option of the Company, either (i) an intercreditor agreement substantially in the form of the Equal Priority Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Company, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and (b) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank junior to the Liens on the Collateral securing the Obligations, at the option of the Company, either (i) an intercreditor agreement substantially in the form of the Second Lien Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Company, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Obligations.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds”: as defined in Section 2.6(e).

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has refused (whether verbally or in writing) to fund (and has not retracted such refusal), or has failed to fund, any portion of the Term Loans (collectively, its “Funding Obligations”) within one (1) Business Day of the date required to be funded by such Lender hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing), (b) has notified the Administrative Agent or a Loan Party in writing that it does not intend to (or will not be able to) satisfy such Funding Obligations or has made a public statement to that effect with respect to its Funding Obligations or under any other agreement in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, (d) has failed, within three (3) Business Days after written request by the

Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its Funding Obligations; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon the Administration Agent’s receipt of such confirmation, or (e) has, or has a direct or indirect parent company that has, (i) admitted in writing that it is insolvent or pay its debts as they become due, (ii) become the subject of a proceeding under any Debtor Relief Law, (iii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a substantial part of its assets or a custodian appointed for it, (iv) is or becomes subject to a forced liquidation, (v) makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such person or its assets to be insolvent or bankrupt, (vi) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or action or (vii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Appraiser”: any of Maritime Strategies International, Fearnleys A.S., Oslo Shipbrokers A.S., Clarkson Valuations Limited, SSY Valuation Services Limited (Simpson Spence & Young), E.A. Gibson Shipbrokers Ltd., Jacq. Pierot Jr. & Sons, Allied Shipbroking Inc., ICAP Shipping Limited, Braemar ACM, Island Shipbrokers Pte. Ltd., English White Shipping LTD, Booth Shipping Co. Ltd, Deloitte LLP, Ernst & Young LLP, KPMG LLP, Maersk Broker K/S, Marine Management Solutions, Navitaship APS and Howe Robinson Partners; provided that, at the time any such firm is to be utilized, such firm would qualify as an Independent Appraiser.

“Designated Non-cash Consideration”: the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock”: preferred stock of the Company (other than Disqualified Stock) issued and sold for cash in a bona-fide financing transaction that is designated as Designated Preferred Stock pursuant to an Officer’s Certificate on the issuance date thereof, the net cash proceeds of which are excluded from the calculation of Restricted Payments for purposes of Section 6.3(a)(3) and are not used for purposes of Section 6.3(a)(3)(B).

“Disposition”: with respect to any property (including Capital Stock of the Company or any Restricted Subsidiary), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer or other disposition thereof (including by merger or consolidation or amalgamation and excluding the granting of a Lien permitted hereunder) and any issuance of Capital Stock of any Restricted Subsidiary. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the maturity date of the Term Facility. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale prior to the stated maturity of the Notes shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement shall be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Dutch Auction”: one or more purchases (each, a “Purchase”) by a Permitted Auction Purchaser or an Affiliated Lender (either, a “Purchaser”) of Term Loans; provided that each such Purchase is made on the following basis:

(a) (i) the Purchaser will notify the Administrative Agent in writing (a “Purchase Notice”) (and the Administrative Agent will deliver such Purchase Notice to each relevant Lender) that such Purchaser wishes to make an offer to purchase from each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis Term Loans, in an aggregate principal amount as is specified by such Purchaser (the “Term Loan Purchase Amount”) with respect to each applicable tranche, subject to a range or minimum discount to par expressed as a price at which range or price such Purchaser would consummate the Purchase (the “Offer Price”) of such Term Loans to be purchased (it being understood that different Offer Prices and/or Term Loan Purchase Amounts, as applicable, may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this definition); provided that the Purchase Notice shall specify that each Return Bid (as defined below) must be submitted by a date and time to be specified in the Purchase Notice, which date shall be no earlier than the second Business Day following the date of the Purchase Notice and no later than the fifth Business Day following the date of the Purchase Notice and (ii) the Term Loan Purchase Amount specified in each Purchase Notice delivered by such Purchaser to the Administrative Agent shall not be less than $10,000,000 in the aggregate;

(b) such Purchaser will allow each Lender holding the Class of Term Loans subject to the Purchase Notice to submit a notice of participation (each, a “Return Bid”) which shall specify (i) one or more discounts to par of such Lender’s tranche or tranches of Term Loans subject to the Purchase Notice expressed as a price (each, an “Acceptable Price”) (but in no event will any such Acceptable Price be greater than the highest Offer Price for the Purchase subject to such Purchase Notice) and (ii) the principal amount of such Lender’s tranches of Term Loans which such Lender is willing to permit a purchase of all or a portion of its Term Loans to occur at each such Acceptable Price (the “Reply Amount”);

(c) based on the Acceptable Prices and Reply Amounts of the Term Loans as are specified by the Lenders, the Administrative Agent in consultation with such Purchaser, will determine the applicable discount (the “Applicable Discount”) which will be the lower of (i) the lowest Acceptable Price at which such Purchaser can complete the Purchase for the entire Term Loan Purchase Amount and (ii) in the event that the aggregate Reply Amounts relating to such Purchase Notice are insufficient to allow such Purchaser to complete a purchase of the entire Term Loan Purchase Amount or the highest Acceptable Price that is less than or equal to the Offer Price;

(d) such Purchaser shall purchase Term Loans from each Lender with one or more Acceptable Prices that are equal to or less than the Applicable Discount at the Applicable Discount (such Term Loans being referred to as “Qualifying Loans” and such Lenders being referred to as “Qualifying Lenders”), subject to clauses (e), (f), (g) and (h) below;

(e) such Purchaser shall purchase the Qualifying Loans offered by the Qualifying Lenders at the Applicable Discount; provided that if the aggregate principal amount required to purchase the Qualifying Loans would exceed the Term Loan Purchase Amount, such Purchaser shall purchase Qualifying Loans ratably based on the aggregate principal amounts of all such Qualifying Loans tendered by each such Qualifying Lender;

(f) the Purchase shall be consummated pursuant to and in accordance with Section 10.6(b) and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by such Purchaser) reasonably acceptable to the Administrative Agent (provided that, subject to the proviso of clause (g) of this definition, such Purchase shall be required to be consummated no later than five Business Days after the time that Return Bids are required to be submitted by Lenders pursuant to the applicable Purchase Notice);

(g) upon submission by a Lender of a Return Bid, subject to the foregoing clause (f), such Lender will be irrevocably obligated to sell the entirety or its pro rata portion (as applicable pursuant to clause (e) above) of the Reply Amount at the Applicable Discount plus accrued and unpaid interest through the date of purchase to such Purchaser pursuant to Section 10.6(b) and as otherwise provided herein; provided that as long as no Return Bids have been submitted each Purchaser may rescind its Purchase Notice by notice to the Administrative Agent; and

(h) purchases by a Permitted Auction Purchaser of Qualifying Loans shall result in the immediate Cancellation of such Qualifying Loans.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”: (a) any Lender, any Affiliate of a Lender and any Approved Fund (any two or more Approved Funds with respect to a particular Lender being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, financial institution, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys commercial loans in the ordinary course; provided that “Eligible Assignee” (x) shall include (i) Affiliated Lenders, subject to the provisions of Section 10.6(b)(iv) and (ii) Permitted Auction Purchasers, subject to the provisions of Section 10.6(b)(iii), and solely to the extent that such Permitted Auction Purchasers purchase or acquire Term Loans pursuant to a Dutch Auction and effect a Cancellation immediately upon such contribution, purchase or acquisition pursuant to documentation reasonably satisfactory to the Administrative Agent and (y) shall not include any natural person or the Company or any of its Affiliates (other than as set forth in this definition).

“Eligible Jurisdiction”: any of the Republic of the Marshall Islands, the United States of America, any State of the United States or the District of Columbia, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the Commonwealth of Bermuda, the British Virgin Islands, the Cayman Islands, the Isle of Man, Cyprus, Norway, Greece, Hong Kong, the United Kingdom, Malta, any Member State of the European Union and any other jurisdiction generally acceptable to institutional lenders in the shipping industry, as determined in good faith by the Company.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning Materials of Environmental Concern, human health and safety with respect to exposure to Materials of Environmental Concern, and protection or restoration of the environment as now or may at any time hereafter be in effect.

“Equal Priority Intercreditor Agreement”: the Equal Priority Intercreditor Agreement substantially in the form of Exhibit H-1 among the Administrative Agent and one or more authorized representatives for holders of one or more classes of applicable Permitted Incremental Indebtedness and/or Permitted First Priority Refinancing Debt, with such modifications thereto as the Administrative Agent and the Company may reasonably agree.

“Equity Interests”: Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:

(a) with respect to each day during each Interest Period, the rate per annum equal to (i) the offered rate administered by ICE Benchmark Administration (“LIBOR”) (or on any successor for such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in London or other applicable interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such offered rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same-day funds in the approximate amount of the Eurodollar Loans being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the

Administrative Agent to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculations with respect to an ABR Loan on any date, the rate per annum equal to LIBOR at approximately 11:00 a.m., London time, two (2) Business Days prior to the such date for Dollar deposits with a term of one month commencing on that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrowers.

“Eurodollar Borrowing”: a Borrowing of Eurodollar Loans.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan or an ABR Loan bearing interest by reference to clause (c) of the definition of “ABR,” a rate per annum determined for such day in accordance with the following formula (rounded up to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

; provided that, with respect to any Initial Term Loan that is a Eurodollar Loan, the Eurodollar Rate shall be deemed to be not less than 1.00% per annum.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Term Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: as defined in Section 8.1.

“Event of Loss”: any of the following events: (a) the actual or constructive total loss of a Vessel or the agreed or compromised total loss of a Vessel, (b) the destruction of a Vessel, (c) damage to a Vessel to an extent, determined in good faith by the Company within 120 days after the occurrence of such damage (and evidenced by an Officer’s Certificate to such effect delivered to the Administrative Agent, within such 120-day period), as shall make repair thereof uneconomical or shall render such Vessel permanently unfit for normal use (other than obsolescence) or (d) the condemnation, confiscation, requisition for title, seizure, forfeiture or other taking of title to or use of a Vessel that shall not be revoked within six months (or in the case of any of the foregoing events resulting from an act of piracy covered by insurance, 12 months). An Event of Loss shall be deemed to have occurred (i) in the event of the destruction or other actual total loss of a Vessel, on the date of such loss, or if such date is unknown, on the date such Vessel was last reported; (ii) in the event of a constructive, agreed or compromised total loss of a Vessel, on the date of determination of such total loss; (iii) in the case of any event referred to in clause (c) above, upon the delivery of the Company’s Officer’s Certificate to the Administrative Agent; or (iv) in the case of any event referred to in clause (d) above, on the date that is six months after the occurrence of such event.

“Event of Loss Proceeds”: all compensation, damages and other payments (including insurance proceeds) received by the Company or any Mortgaged Vessel Guarantor, jointly or severally, from any Person, including any Governmental Authority, with respect to or in connection with an Event of Loss.

“Excess Cash Flow”: for any Excess Cash Flow Period, the excess, if any, of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such Excess Cash Flow Period,

(ii) the amount of all non-cash charges (including depreciation and amortization and reserves for future expenses) deducted in arriving at such Consolidated Net Income,

(iii) the Consolidated Working Capital Adjustment for such Excess Cash Flow Period,

(iv) the aggregate net amount of non-cash loss on the Disposition of property by the Company and the Restricted Subsidiaries during such Excess Cash Flow Period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income,

(v) the amount of tax expense in excess of the amount of taxes paid in cash during such Excess Cash Flow Period to the extent such tax expense was deducted in determining Consolidated Net Income for such period, and

(vi) cash receipts in respect of Swap Agreements during such Excess Cash Flow Period to the extent not otherwise included in Consolidated Net Income, over

(b) the sum, without duplication, of:

(i) the amount of all non-cash credits included in arriving at such Consolidated Net Income,

(ii) the aggregate amount actually paid by the Company and the Restricted Subsidiaries in cash during such Excess Cash Flow Period on account of Capital Expenditures, excluding any such Capital Expenditures to the extent (A) financed with (i) the principal amount of Indebtedness incurred in connection with such expenditures or (ii) the proceeds of equity contributions to, or equity issuances by the Company or (B) the Company elects to exclude such Capital Expenditures on the good faith basis that the Company intends to refinance such Capital Expenditures with the incurrence of Indebtedness or from the proceeds of equity contributions in each case of the type described in clause (A) above within 180 days following the last day of the making of such Capital Expenditure (or in the case of an acquisition of a Vessel, within 180 days of the last installment payment for such Vessel), provided that to the extent not so refinanced within such 180th day (or in the case of an acquisition of a Vessel, within 180 days of the last installment payment for such Vessel) then such Capital Expenditures shall reduce “Excess Cash Flow” for the Excess Cash Flow Period in which such 180th day occurs,

(iii) without duplication of amounts deducted from Excess Cash Flow in other periods, the aggregate consideration required to be paid in cash by the Company or the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions, investments or Capital Expenditures to be consummated or made within 270 days following the end of such Excess Cash Flow Period; provided that to the extent that the aggregate amount of cash actually utilized to finance such acquisitions, investments or Capital Expenditures during such period of 270 days (A) is financed by the issuance or incurrence of Indebtedness by, or the issuance of Equity Interests by, or the making of capital contributions to, the Company or any of its Restricted Subsidiaries or using the proceeds of any disposition outside the ordinary course of business or other proceeds not included in Consolidated Net Income or (B) if not so financed, is less than the Contract Consideration, then the portion so financed in clause (A) or the amount of such shortfall in clause (B) shall be added to the calculation of Excess Cash Flow, at the end of the Excess Cash Flow Period in which such 270 day period occurs,

(iv) any reserve established by the Company or any of its Subsidiaries in respect of any minimum liquidity requirement that the Company or any such Subsidiary is required to maintain pursuant to any Credit Facility during such Excess Cash Flow Period,

(v) all mandatory prepayments of the Term Loans, Permitted First Priority Refinancing Debt or Permitted Incremental Indebtedness secured by a first priority Lien on the Collateral pursuant to Section 2.6 made during such Excess Cash Flow Period as a result of any Asset Sale or Event of Loss, but only to the extent that such Asset Sale or Event of Loss resulted in a corresponding increase in Consolidated Net Income,

(vi) the aggregate amount actually paid by the Borrowers and their Restricted Subsidiaries in cash during such Excess Cash Flow Period on account of any (a) Investment made pursuant to clauses (14), (15) or (16) of the definition of “Permitted Investment” or (b) Restricted Payment made pursuant to clauses (ix), (x), (xiii), (xiv), (xv) or (xvi) of Section 6.3(b), in each case, excluding any such Investments or Restricted Payment to the extent financed with (a) the principal amount of Indebtedness incurred in connection with such expenditures or (b) the proceeds of equity contributions to, or equity issuances by, the Company,

(vii) to the extent not funded with the proceeds of Indebtedness or the proceeds of equity contributions to, or equity issuances by, or contributed to, the Company to finance such amounts, (x) the aggregate amount of all regularly scheduled principal amortization payments of Funded Debt made on their due date during such Excess Cash Flow Period (including payments in respect of Capital Lease Obligations to the extent not deducted in the calculation of Consolidated Net Income) and (y) the aggregate amount of all mandatory prepayments of Funded Debt to the extent such prepayments are made from the operating cash flows of one or more Vessels securing such Funded Debt,

(viii) to the extent not funded with the proceeds of Indebtedness or the proceeds of equity contributions to, or equity issuances by, or contributed to, the Company to finance such amounts, the aggregate amount of all optional prepayments of Indebtedness (other than (x) the Term Loans and (y) in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) made during such Excess Cash Flow Period,

(ix) the aggregate net amount of non-cash gains on the Disposition of property by the Company and the Restricted Subsidiaries during such Excess Cash Flow Period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,

(x) [Reserved],

(xi) any cash payments that are made during such Excess Cash Flow Period and have the effect of reducing an accrued liability that was not accrued during such period,

(xii) the amount of taxes paid in cash during such Excess Cash Flow Period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(xiii) [Reserved],

(xiv) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Company and any Restricted Subsidiary during such Excess Cash Flow Period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness,

(xv) cash expenditures in respect of Swap Agreements during such Excess Cash Flow Period to the extent not deducted in arriving at such Consolidated Net Income,

(xvi) the amount of cash payments made in respect of pensions and other post-employment benefits during such Excess Cash Flow Period to the extent not deducted in arriving at such Consolidated Net Income,

(xvii) the amount of cash and Cash Equivalents subject to cash collateral or other deposit arrangements made with respect to Swap Agreements during such Excess Cash Flow Period; provided that if such cash and Cash Equivalents cease to be subject to those arrangements, such amount shall be added back to Excess Cash Flow for the subsequent Excess Cash Flow Period when such arrangements cease, and

(xviii) amounts added in determining Consolidated Net Income pursuant to clauses (1) and (9) of the definition of “Consolidated Net Income” to the extent representing a cash payment during such period.

“Excess Cash Flow Application Date”: as defined in Section 2.6(b).

“Excess Cash Flow Period”: each fiscal year of the Company beginning with the fiscal year ending December 31, 2018.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Contributions”: means the net cash proceeds received by the Company from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Stock or Designated Preferred Stock or sales of Equity Interest to or cash contribution from the Company or any Subsidiary of the Company or that were relied upon to incur Contribution Indebtedness), in each case, after the Closing Date; in each case, designated as Excluded Contributions pursuant to an Officer’s Certificate executed on the date such capital contributions are made or the date such Equity Interest is sold, the proceeds of which are excluded from the calculation set forth in Section 6.3(a)(3)(B).

“Excluded ECP Guarantor”: in respect of any Swap Obligation, any Loan Party that is not a Qualified ECP Guarantor at the time such Swap Obligation is incurred.

“Excluded Subsidiary”: any Subsidiary of the Borrowers that is (i) prohibited or restricted or limited by applicable law or regulation from granting a Guarantee (including financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations) whether on the Closing Date or thereafter, (ii) with respect to any Subsidiary acquired after the Closing Date, prohibited or restricted or limited by contract existing when such Subsidiary was acquired (so long as such prohibition is not created in contemplation of such acquisition), including any Subsidiary that would require a governmental (including regulatory) consent, approval, license or authorization in order to grant such Guarantee to obtain such consent, approval, license or authorization or (iii) an Unrestricted Subsidiary.

“Excluded Swap Obligation”: any obligation (a “Swap Obligation”) of any Excluded ECP Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act.

“Exercised Purchase Option Contract”: any Purchase Option Contract which has been exercised by the Company or a Restricted Subsidiary obligating the Company or such Restricted Subsidiary to purchase such Vessel and/or any Related Business Assets, subject only to customary conditions precedent.

“Existing Vessels”: the following Vessels owned by the Company or a Mortgaged Vessel Guarantor on the Closing Date: Estefania H, Malva H, Makenita H, Sara H, and He Man H.

“Extended Term Commitments”: one or more Classes of extended Commitments hereunder that result from a Permitted Amendment.

“Extended Term Loans”: one or more classes of extended Term Loans that result from a Permitted Amendment.

“Fair Market Value”: with respect to any asset or property, the value that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s length transaction not involving distress or necessity of either party. Fair Market Value shall be determined in good faith by (i) if the value of such property or asset is less than $25,000,000, an officer of the Company and evidenced by an Officer’s Certificate delivered to the Administrative Agent and (ii) if the value of such property or asset equals or exceeds $25,000,000, the Board of Directors of the Company; provided, that (a) if any such determination is with respect to one or more Mortgaged Vessels or any other Vessel, Fair Market Value shall be based on the “charter-free” Appraised Value of such Vessel; provided, further, that (x) in the case of any Vessel (other than a Mortgaged Vessel or proposed Mortgaged Vessel) with a value less than $10,000,000 (as determined by the Company in good faith), the determination of the “charter-free” Appraised Value may be made by the Company in good faith in lieu of a determination of an Independent Appraiser and (y) if such determination relates to the determination by the Company of compliance with clause (7) of the definition of “Permitted Liens,” such determination shall be based on the greater of the relevant Vessel’s “charter-free” and “charter-adjusted” value to the extent such determination relates to the Fair Market Value of one or more Vessels, and (b) in all other cases such determination shall be based on the written opinion of an independent investment banking firm of international standing qualified to perform the task for which such firm has been engaged (as determined by the Company in good faith). With respect to the determination of the Appraised Value of any Vessel, such Appraised Value for purposes of determining the Fair Market Value thereof may be determined as of such specified date or any prior date not more than 30 days prior to such specified date.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor provisions that are substantively comparable and not materially more onerous to comply with), and any current or future Treasury regulations thereunder or other official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements (and any related laws or official administrative guidance) implementing the foregoing.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers (or, if such day is not a Business Day, for the next preceding Business Day), as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Morgan Stanley from three federal funds brokers of recognized standing selected by it.

“First Priority Refinancing Term Facility”: as defined in the definition of “Permitted First Priority Refinancing Debt.”

“Fixed Charge Coverage Ratio”: with respect to any specified Person for any period, as at the last day of such period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period, calculated on a Pro Forma Basis for such period.

“Fixed Charges”: with respect to any specified Person for any period, the sum, without duplication, of:

(1) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period; plus

(2) all dividends accrued or paid on any series of Disqualified Stock or Designated Preferred Stock of the Company or any Disqualified Stock or preferred stock of any Restricted Subsidiary (other than any such Disqualified Stock, Designated Preferred Stock or preferred stock held by the Company or a Wholly Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests).

“Forms”: as defined in Section 2.14(d)(ii).

“Forward Freight Agreement”: with respect to any Person, any forward freight agreement or comparable swap, future or similar agreement or arrangement relating to derivative trading in freight or similar rates.

“Funded Debt”: as to any Person, all Indebtedness described in clauses (1), (2), (4) and (5) of the definition of “Indebtedness” of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Company, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Company and the Lenders.

“GAAP”: generally accepted accounting principles in the United States of America as in effect on the Closing Date, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, in each case, as in effect on the Closing Date, or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in each case, as in effect on the Closing Date.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: any nation or government, any state, province or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Member”: the collective reference to the Company and the Restricted Subsidiaries.

“guarantee”: as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness of another Person.

“Guarantee”: as defined in Section 7.1.

“Guarantor Joinder Agreement”: an agreement substantially in the form of Exhibit F.

“Guarantor Obligations”: as defined in Section 7.1.

“Guarantors”: each Subsidiary of the Company that Guarantees the obligations of the Borrowers in accordance with the provisions of this Agreement and its successors and assigns, until such Subsidiary is released from its Guarantee in accordance with the provisions of this Agreement (including, without limitation and for the avoidance of doubt, each Mortgaged Vessel Guarantor and each Vale Contract Guarantor).

“Hedging Obligations”: with respect to any Person, the obligations of such Person under swap, cap, collar, forward purchase, Forward Freight Agreements or agreements or arrangements similar to any of the foregoing and dealing with interest rates, currency exchange rates, commodity prices or freight rates, either generally or under specific contingencies.

“Heirs”: of any individual, such individual’s estate, spouse, lineal relatives (including adoptive descendants), administrator, committee or other personal representative or other estate planning vehicle and any custodian or trustee for the benefit of any spouse or lineal relatives (including adoptive descendants) of such individual.

“Incremental Amendment”: as defined in Section 2.19(c).

“Incremental Facility Closing Date”: as defined in Section 2.19(c).

“Incremental Proceeds Cash Collateral”: as defined in Section 10.20(a)(10).

“Incremental Term Commitments”: as defined in Section 2.19(a).

“Incremental Term Lender”: as defined in Section 2.19(a).

“Incremental Term Loans”: as defined in Section 2.19(a).

“Incremental Term Loan Maturity Date”: the date on which an Incremental Term Loan matures as set forth on the Incremental Amendment relating to such Incremental Term Loan.

“Incremental Term Percentage”: as to any Incremental Term Lender at any time, the percentage which such Lender’s Incremental Term Commitments then constitutes of the aggregate Incremental Term Commitments then outstanding.

“Incremental Yield Differential”: as defined in Section 2.19(a)(vii).

“incur”: as defined in Section 6.2(a).

“Indebtedness”: of any Person at any date, without duplication:

(1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(4) all obligations of such Person representing the balance of the deferred and unpaid purchase price of any property or services due more than six months after such property is acquired or such services are completed and which is treated as indebtedness under GAAP, except any such balance that constitutes an accrued expense or trade payable, or similar obligations to trade creditors incurred in the ordinary course of business;

(5) all Capital Lease Obligations of such Person;

(6) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(7) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Company or its Subsidiaries that is guaranteed by the Company or the Company’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Company and its Subsidiaries on a consolidated basis; provided further that Standard Securitization Undertakings in connection with a Qualified Securitization Transaction shall not be considered to be a guarantee of Indebtedness;

(8) all Attributable Indebtedness;

(9) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

(10) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.

Notwithstanding the foregoing, Indebtedness shall be deemed not to include any operating leases as such an instrument would be determined in accordance with GAAP on the Closing Date.

Notwithstanding clause (4) above, the obligation of the Company or any Restricted Subsidiary to pay the purchase price for an Exercised Purchase Option Contract entered into and exercised in the ordinary course of business and consistent with past practices of the Company and its Restricted Subsidiaries shall not constitute “Indebtedness” under clause (4) above even though the purchase price therefor may be due more than six months after exercise thereof.

“Indemnified Taxes”: with respect to any Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, all Taxes other than (i) any Taxes imposed on or measured by its net income, however denominated, and any franchise (and similar) Taxes (including, for the avoidance of doubt, any backup withholding in respect of such Taxes under Section 3406 of the Code), imposed on it, in each case by a jurisdiction as a result of such recipient being organized under the laws of, or having its principal office or applicable lending office in, such jurisdiction, or as a result of any other present or former connection between such recipient and such jurisdiction other than any connections arising solely from executing, delivering, being a party to, receiving or perfecting a security interest under, performing its obligations under, receiving payments under, engaging in any other transaction pursuant to, or enforcing, any Loan Documents, (ii) any branch profits Tax under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (i), (iii) any Taxes attributable to the failure of a Lender to comply with Section 2.14(d), and (iv) any Taxes imposed under FATCA.

“Independent Appraiser”: a Person:

(1) that is (a) engaged in the business of appraising Vessels and qualified to appraise the applicable Vessel, in each case, as determined in good faith by the Company or (b) if no Person described in clause (a) is at such time generally providing appraisals of vessels (as determined in good faith by the Company) then, an independent investment banking firm of international standing qualified to perform such valuation (as determined in good faith by the Company); and

(2) who (a) is independent of the parties to the transaction in question and their Affiliates and (b) is not connected with the Company, any of the Restricted Subsidiaries or any of such Affiliates as an officer, director, employee, partner or person performing similar functions.

“Indemnitee”: as defined in Section 10.5.

“Indemnified Liabilities”: as defined in Section 10.5.

“Initial Term Loan”: a Loan made pursuant to Section 2.1.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intercompany Debt”: Indebtedness of a Secured Guarantor to the extent issued to or held by the Company or any Subsidiary of the Company.

“Intercreditor Agreements”: the Equal Priority Intercreditor Agreement, the Second Lien Intercreditor Agreement and any Customary Intercreditor Agreement, collectively, in each case to the extent in effect.

“Interest Payment Date”: (a) as to any ABR Loan, the last Business Day of each March, June, September and December (commencing on the last Business Day of December 2017) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Term Facility) nine or twelve months thereafter, as selected by the Company in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter (or such other period that is twelve months or less, requested by the Company and available to all Lenders under the relevant Term Facility), as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Company (with respect to the Term Loans other than the Incremental Term Loans) and the Company (with respect to the Incremental Term Loans) may not select an Interest Period under the Term Facility beyond the date final payment is due on the Term Loans;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv) the Company shall select Interest Periods so as not to require a scheduled payment of any Eurodollar Loan during an Interest Period for such Loan; and

(v) if the Company shall fail to specify the Interest Period in any notice of borrowing of, conversion to, or continuation of, Eurodollar Loans, the Company shall be deemed to have selected an Interest Period of one month.

“Investments”: with respect to any Person, all investments by such Person in other Persons in the forms of loans (including guarantees or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP but excluding extensions of trade credit or advances, deposits and payments to or with suppliers, lessors or utilities or for workers’ compensation in the ordinary course of business or prepaid expenses or deposits on the balance sheet of such Person prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 6.3(c). The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 6.3(c). Except as otherwise provided in this Agreement, the amount of an Investment shall be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Junior Lien Indebtedness”: any Indebtedness of a Borrower or any Guarantor secured by a Lien on any Collateral on a junior basis.

“Latest Maturity Date”: at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loans, Other Term Loan or any Other Term Commitment.

“Lender Indemnitees”: as defined in Section 9.13.

“Lenders”: as defined in the preamble hereto.

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, each Intercreditor Agreement, the Notes, the Security Documents, a Refinancing Amendment, if any, an Incremental Amendment, if any, and a Loan Modification Agreement, if any.

“Loan Modification Agreement”: as defined in Section 2.22(b).

“Loan Modification Offer”: as defined in Section 2.22(a).

“Loan Parties”: the collective reference to the Borrowers and the Guarantors.

“Loss Proceeds Reinvestment Termination Date”: as defined in Section 5.14(c).

“Loss Repayment Amount”: as defined in Section 5.14(a).

“Lost Mortgaged Vessel”: as defined in Section 5.14(a).

“Majority Facility Lenders”: at any time with respect to any Term Facility, Term Lenders having Term Loans and unused and outstanding Commitments with respect to such Term Facility representing more than 50% of the sum of all Term Loans outstanding and unused and outstanding Commitments with respect to such Term Facility at such time.

“Manager”: the Manager listed on the cover page hereof.

“Mandatory Prepayment Date”: as defined in Section 2.6(e).

“Margin Stock”: as set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Marketable Securities” means publicly traded debt or equity securities that are listed for trading on the New York Stock Exchange, the Nasdaq Stock Market, the London Stock Exchange, the Hong Kong Stock Exchange or Euronext.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, liabilities, operations, financial condition or operating results of the Company and the other Group Members taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their obligations under the Loan Documents or (c) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent, any Lender or any Secured Party hereunder or thereunder.

“Materials of Environmental Concern”: any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, any petroleum or petroleum products, asbestos, polychlorinated biphenyls, lead or lead-based paints or materials, radon, urea-formaldehyde insulation, toxic molds fungi, mycotoxins, and radioactivity, or radiofrequency radiation that are regulated pursuant to Environmental Law.

“Maximum Amount”: as defined in Section 10.17(a).

“Minimum Extension Condition”: as defined in Section 2.22(c).

“Moody’s”: Moody’s Investors Service, Inc., or any successor thereto.

“Morgan Stanley”: Morgan Stanley Senior Funding, Inc.

“Mortgaged Vessel Collateral”: collectively, all of the property and assets (including, without limitation, Cash Collateral, Related Business Assets, Assignments of Insurances, Assignments of Freights and Hires, Pledged Equity Interests and all proceeds thereof) relating to the Mortgaged Vessels that are subject or purported to be subject to the applicable Security Documents in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Mortgaged Vessel Guarantor”: a Guarantor that is the owner of one or more Mortgaged Vessels.

“Mortgaged Vessels”: (i) the Existing Vessels and (ii) any other Vessels that constitute Mortgaged Vessel Collateral.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Navios Holdings” Navios Maritime Holdings Inc., a Marshall Islands corporation.

“Net Proceeds”: the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, Event of Loss or any other sale of assets (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, Event of Loss or other sale of assets), net of fees, commissions, expenses and other direct costs relating to such Asset Sale, Event of Loss or other sale of assets, including, without limitation, (a) fees and expenses related to such Asset Sale, Event of Loss or other sale of assets (including legal, accounting and investment banking fees, title and recording tax fees and sales and brokerage commissions, and any relocation expenses and severance or shutdown costs incurred as a result of such Asset Sale, Event of Loss or other sale of assets), (b) all federal, state, provincial, foreign and local taxes paid or payable as a result of the Asset Sale, Event of Loss or other sale of assets, (c) amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under this Agreement, Permitted Credit Agreement Refinancing Debt or Permitted Incremental Indebtedness) secured by a Lien incurred in compliance with the terms of this Agreement on the asset or assets that were the subject of such Asset Sale, Event of Loss or other sale of assets, (d) amounts required to be paid to any Person (other than the Company or any of its Restricted Subsidiaries) owning a beneficial interest in the assets which are subject to such Asset Sale, Event of Loss or other sale of assets, (e) in the case of any Asset Sale by a Restricted Subsidiary that is not a Guarantor, payments to holders of Equity Interests in such Restricted Subsidiary (other than Equity Interests held by the Company or any of its Restricted Subsidiaries) to the extent that such payment is required to permit the distribution of proceeds of such Asset Sale in respect of Equity Interests in such Restricted Subsidiary held by the Company or any of its Restricted Subsidiaries, (f) any escrow or reserve for adjustment in respect of the sale price of such assets established in accordance with GAAP and any reserve in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, Event of Loss or other sale of assets, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale except to the extent that such proceeds are released from any such escrow or to the extent such reserve is reduced or eliminated and (g) with respect to an Asset Sale, Event of Loss or other sale of assets involving assets other than Collateral, any customary escrow or reserve required by the holders or lenders under any Indebtedness secured by such assets consistent with the practice of such holders or lenders except to the extent that such escrow or reserve is reduced or eliminated.

“Non-Consenting Lender”: as defined in Section 2.17.

“Non-Recourse Debt”: Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness (other than, with respect to a Securitization Subsidiary, pursuant to Standard Securitization Undertakings in connection with a Qualified Securitization Transaction)), (b) is directly or indirectly liable as a guarantor or otherwise (other than, with respect to a Securitization Subsidiary, pursuant to Standard Securitization Undertaking in connection with a Qualified Securitization Transaction), or (c) constitutes the lender; and

(2) as to which the lenders have been notified in writing or have contractually agreed that they shall not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (other than, in the case of a Qualified Securitization Transaction, the equity interests in, any Purchase Money Notes of and the assets of the applicable Securitization Subsidiary).

“Note”: a Term Loan Note.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, and all other obligations and liabilities of the Company or any other Loan Party (including with respect to guarantees) to the Administrative Agent, any Lender or any other Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Company or any Guarantor pursuant to any Loan Document and all fees and other amounts accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor, whether or not a claim for such fees or other amounts is allowed in such proceeding), guarantee obligations or otherwise.

“OFAC”: as defined in Section 3.17(a).

“Offer Price”: as defined in the definition of “Dutch Auction.”

“Officer”: with respect to any Person, any of the following: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, the Chief Operating Officer, any Vice President, any Assistant Vice President, the Treasurer, any Assistant Treasurer, the Secretary, any Assistant Secretary, the Controller or any other officer designated by the relevant Board of Directors serving in a similar capacity.

“Officer’s Certificate”: a certificate signed on behalf of the Company by any one Officer of the Company, who must be the principal executive officer, the principal financial officer, the treasurer, the controller, the general counsel or the principal accounting officer of the Company that meets the requirements set forth in this Agreement.

“Opinion of Counsel”: a written opinion from legal counsel. The counsel may be an employee of, or counsel to, the Company or a Guarantor. Opinions of Counsel required to be delivered under this Agreement may have qualifications customary for opinions of the type required in the relevant jurisdiction or related to the items covered by the opinion and counsel delivering such Opinions of Counsel may rely on certificates of the Company or Governmental Authority or other officials customary for opinions of the type required, including certificates certifying as to matters of fact, including that various covenants have been complied with.

“Organizational Document”: (i) relative to each Person that is a corporation, its charter and its by-laws (or similar documents), (ii) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document) and (v) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.

“Other Applicable Indebtedness”: as defined in Section 2.6(c).

“Other Funds”: as defined in Section 2.23.

“Other Funds Cash Collateral”: as defined in Section 10.20(a)(10).

“Other Taxes”: as defined in Section 2.14(b).

“Other Term Commitments”: one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans”: one or more Classes of Term Loans that result from a Refinancing Amendment.

“Outstanding Amount”: with respect to the Term Loans, the amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, occurring on such date.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“Patriot Act”: the USA PATRIOT Act (Title III of Pub. L. 107-56) (signed into law October 26, 2001), as amended.

“Payment Default”: as defined in Section 8.1(f)(i).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Amendment”: an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.22, providing for an extension of the maturity date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a change to the Applicable Margin with respect to the Loans and/or Commitments of the Accepting Lenders and/or (b) a change to the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders.

“Permitted Asset Swap”: the exchange of property or assets of the Company or any Restricted Subsidiary for assets to be used by the Company or a Restricted Subsidiary in a Permitted Business.

“Permitted Auction Purchaser”: the Borrowers or any Subsidiary of the Borrowers.

“Permitted Business”: any business conducted by the Company or any of its Subsidiaries on the date of the Closing Date and the ownership or operation of Vessels and any activities within the ship owning and shipping and trading industries or any port or logistics business or any other business which, in the good faith judgment of the Board of Directors of the Company, is reasonably related, ancillary, supplementary or complementary thereto, or a reasonable extension, development or expansion of any business in which the Company and the Restricted Subsidiaries are engaged on the Closing Date, including without limitation owning and/or operating or other activities in connection with barges, floating vessels or crafts, floating storage production units, storage tanks and terminals, salvage, port facilities and services, pipelines and, loading and discharging facilities and drying and conditioning facilities and equipment related thereto (including any investment in real estate in respect of the foregoing). For purposes hereof, the acquisition of loans and other third party debt obligations in connection with the acquisition or potential acquisition of Vessels or ports or related activities is a Permitted Business.

“Permitted Credit Agreement Refinancing Debt”: (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or Refinance, in whole or part, existing Term Loans (including any successive Permitted Credit Agreement Refinancing Debt) (any such extended, renewed, replaced or Refinanced Term Loans, “Refinanced Credit Agreement Debt”); provided that (i) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Credit Agreement Debt plus an amount equal to unpaid and accrued interest and premium thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) and (ii) such Refinanced Credit Agreement Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Permitted Credit Agreement Refinancing Debt is issued, incurred or obtained.

“Permitted Debt”: as defined in Section 6.2(b).

“Permitted First Priority Refinancing Debt”: any secured Indebtedness incurred by the Company in the form of one or more series of senior secured notes or senior secured term loans (each, a “First Priority Refinancing Term Facility”); provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Debt in respect of Term Loans (including portions of Classes of Term Loans, Other Term Loans or Incremental Term Loans) and (iii) such Indebtedness complies with the Permitted Refinancing Requirements; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the requirement of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Company within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)). Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Flag Jurisdiction”: any of the Republic of the Marshall Islands, the Republic of Liberia, the Republic of Panama, Greece, Malta, the Republic of Cyprus, the Commonwealth of the Bahamas, the British Virgin Islands, the Hong Kong Special Administrative Region of the People’s Republic of China, and any other jurisdiction generally acceptable to institutional lenders in the shipping industry, as determined in good faith by the Board of Directors.

“Permitted Hedging Obligation”: at any time, Hedging Obligations designed to manage interest rates or interest rate risk or protect against fluctuations in currency exchange rates, commodity prices or freight rates and not for speculative purposes (all as determined by the Company on the date of entering into such Hedging Obligation). Forward Freight Agreements entered into by the Company in its good faith determination for the purpose of hedging available days against fluctuations in freight rates (as so determined by the Company on the date of entering into such Forward Freight Agreement) shall be deemed to have been entered into not for speculative purposes and shall qualify as “Permitted Hedging Obligations” for all purposes under this Agreement.

“Permitted Holders”: each of: (i) Navios Holdings and any of its Subsidiaries (but only for so long as such Subsidiary continues to be a Subsidiary of Navios Holdings); (ii) Angeliki Frangou; (iii) for the individual named in (ii) above, each of her spouse, siblings, ancestors, descendants (whether by blood, marriage or adoption, and including stepchildren) and the spouses, siblings, ancestors and descendants thereof (whether by blood, marriage or adoption, and including stepchildren) of such natural persons, the beneficiaries, estates and legal representatives of any of the foregoing, the trustee of any bona fide trust of which any of the foregoing, individually or in the aggregate, are the majority in interest beneficiaries or grantors, and any corporation, partnership, limited liability company or other Person in which any of the foregoing, individually or in the aggregate, own or control a majority in interest; and (iv) all Affiliates controlled by the Persons named in clauses (ii) and (iii) above.

“Permitted Incremental Indebtedness”: means Indebtedness consisting of first lien secured, junior secured or unsecured notes or loans that are issued or made in lieu of the Incremental Term Loans, provided that (a) with respect to any such Indebtedness that is in the form of syndicated first lien secured loans secured on a pari passu basis with the Liens securing the Term Loan Facility, if the All-In Yield applicable to such Indebtedness is greater than the All-In Yield with respect to the existing Term Loans by more than the Incremental Yield Differential, then, the Applicable Margin then in effect with respect to the Term Loans under this Agreement shall automatically be increased by the Incremental Yield Differential, (b) the aggregate principal amount of all Permitted Incremental Indebtedness shall not exceed an amount equal to the sum of (x) $25,000,000, less the aggregate amount of Indebtedness incurred in reliance on clause (a)(i)(x) of Section 2.19 (provided that, for the avoidance of doubt, the amount available to the Borrowers pursuant to this clause (x) shall be available at all times and shall not be subject to any ratio test) and (y) an unlimited amount at any time so long as, with respect to this clause (y) only, (i) in the case of Indebtedness secured on a pari passu basis with the Liens securing the Term Loan Facility, the Total First Lien Net Leverage Ratio (without netting the cash constituting proceeds of the applicable Permitted Incremental Indebtedness to be incurred and the proceeds of any Incremental Term Loans incurred substantially concurrently) would be no greater than 1.50 to 1.00, (ii) in the case of Indebtedness secured on a junior basis to the Liens securing the Term Loan Facility, the Total Secured Net Leverage Ratio (without netting the cash constituting proceeds of the applicable Permitted Incremental Indebtedness to be incurred and the proceeds of any Incremental Term Loans incurred substantially concurrently) would be no greater than 2.75 to 1.00, and (iii) in the case of unsecured Indebtedness, the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would be at least 2.00 to 1.00, in each case, calculated on a Pro Forma Basis after giving effect to the incurrence of the Permitted Incremental Indebtedness and any Incremental Term Loans incurred substantially concurrently, (c) no Event of Default shall exist or be continuing at the time of incurrence, (d) the terms of such Permitted Incremental Indebtedness do not provide for any mandatory repayment, mandatory redemption, mandatory offer to purchase or sinking fund obligation prior to the date that is 91 days after the Latest Maturity Date, other than customary scheduled amortization similar to that of the Initial Term Loans, customary prepayments, repurchases or redemptions of or offers to prepay, redeem or repurchase upon a change of control, asset sale event or casualty or condemnation event, customary prepayments, redemptions or repurchases or offers to prepay, redeem or repurchase based on excess cash flow (in the case of loans) and customary acceleration rights upon an event of default, (e) such Permitted Incremental Indebtedness shall not be guaranteed by any Restricted Subsidiary other than the Restricted Subsidiaries that are Loan Parties, (f) in the case of Permitted Incremental Indebtedness that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of the Company or any Restricted Subsidiary other than any asset constituting Collateral, (g) if such Permitted Incremental Indebtedness is secured by a Lien on any of the Collateral then the holders of such Permitted Incremental Indebtedness (or their duly authorized representative) shall have entered into a Customary Intercreditor Agreement with the Administrative Agent (or, if such Customary Intercreditor Agreement shall then exist, shall have become a party thereto and otherwise bound by the terms thereof), and (h) the covenants, events of default and guarantees of such Indebtedness, shall not be more restrictive to Company, when taken as a whole, than the terms of the Term Loans unless (1) the Term Lenders also receive the benefit of such more restrictive terms (without any consent being required) or (2) any such provisions apply after the Term Loan Maturity Date (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates, rate floors, fees, funding discounts and redemption or prepayment premiums); provided that a certificate of a Responsible Officer of the Company delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Permitted Incremental Indebtedness (or such shorter period of time as the Administrative Agent shall reasonably agree), together with a reasonably detailed description of the material terms and conditions of such Permitted Incremental Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (h) shall constitute sufficient evidence (absent any material error in such description) that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Company within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Permitted Investment”:

(1) any Investment in cash or Cash Equivalents;

(2) any Investment in the Company or in a Guarantor;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.5;

(5) any Investment made for consideration consisting of Qualified Equity Interests of the Company;

(6) any Investments received in compromise, settlement or resolution of (A) obligations of trade creditors or customers, including, without limitation, pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Permitted Hedging Obligations;

(8) Investments (a) in existence on the Closing Date or (b) committed to be made or made in connection with arrangements or agreements in existence on the Closing Date and set forth on Schedule 6.3(8);

(9) Investments in prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers’ compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(10) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business not to exceed $5,000,000 at any one time outstanding;

(11) payroll, travel and similar advances made in the ordinary course of business to cover matters that are expected at the time of such advances to be treated as expenses in accordance with GAAP;

(12) Investments held by a Person at the time such Person becomes a Restricted Subsidiary of the Company or is merged into the Company or a Restricted Subsidiary of the Company and not made in contemplation of such Person becoming a Restricted Subsidiary or merger;

(13) any Investment by the Company or any Restricted Subsidiary in a Securitization Subsidiary (including, without limitation, the payment of Securitization Fees in connection with a Qualified Securitization Transaction) or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Transaction (including Investments of funds held in accounts required by customary arrangements governing such Qualified Securitization Transaction in the manner required by such arrangements), so long as (a) any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, a contribution of additional Securitization Assets or an Equity Interest, and (b) when taken together with all other Investments made pursuant to this clause (13) since the Closing Date and that remain outstanding, does not exceed $50,000,000;

(14) Investments in any Person engaged in a Permitted Business the Fair Market Value of which, when taken together with all other Investments made pursuant to this clause (14) since the Closing Date and that remain outstanding, do not exceed the greater of (x) $25,000,000 and (y) 3.0% of Total Assets;

(15) Investments in Unrestricted Subsidiaries the Fair Market Value of which, when taken together with all other Investments made pursuant to this clause (15) since the Closing Date and that remain outstanding, do not exceed the greater of (x) $30,000,000 and (y) 3.5% of Total Assets;

(16) other Investments in any Person having an aggregate Fair Market Value, when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed the greater of (x) $30,000,000 and (y) 3.5% of Total Assets; and

(17) guarantees issued in accordance with Section 6.2; and

(18) Investments in non-Guarantor Restricted Subsidiaries the Fair Market Value of which, when taken together with all other Investments made pursuant to this clause (18) since the Closing Date and that remain outstanding, do not exceed the greater of (x) $55,000,000 and (y) 6.5% of Total Assets.

“Permitted Liens”: with respect to any Person:

(1) Liens on assets or property of the Company or any of its Subsidiaries securing Indebtedness and other related Obligations under Credit Facilities in an aggregate amount at any one time outstanding not to exceed the greater of (x) $50,000,000 and (y) 7.0% of Total Assets; provided that no such Liens shall extend to (A) any assets or property of the Company or any of its Subsidiaries existing on the Closing Date and (B) any assets or property constituting Collateral;

(2) Liens in favor of the Company or any of its Restricted Subsidiaries;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated or amalgamated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were not created in connection with such merger, consolidation or amalgamation and do not extend to any assets other than those of the Person merged into or consolidated or amalgamated with the Company or the Restricted Subsidiary; provided further that no such Liens shall extend to any assets or property constituting Collateral;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that such Liens were not incurred in connection with such acquisition; provided further that no such Liens shall extend to any assets or property constituting Collateral;

(5) Liens incurred or deposits in connection with workers’ compensation, employment insurance or other types of social security, including Liens securing letters of credit issued in the ordinary course of business or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations including those arising from regulatory, contractual or warranty requirements of the Company and its Subsidiaries, including rights of offset and setoff (in each case exclusive of obligations for the payment of borrowed money);

(6) Liens securing Indebtedness incurred pursuant to clause (iv) of Section 6.2(b) covering only the assets acquired with or financed by such Indebtedness; provided that no such Liens shall extend to any assets or property constituting Collateral;

(7) Liens securing Indebtedness incurred to finance (A) the construction, purchase or lease of, or repairs, improvements or additions to, one or more Vessels and/or any Related Business Assets or (B) the Capital Stock of a Person the assets of which include one or more Vessels and/or any Related Business Assets (and, in each case, Liens securing Indebtedness that refinances or replaces any such Indebtedness); provided, however, that, (i) except as provided in clauses (ii) and (iii) below and except to the extent that any portion of such Indebtedness is secured by a Lien incurred and outstanding pursuant to another clause of this definition of “Permitted Liens” or otherwise in compliance with Section 6.7, the principal amount of Indebtedness secured by such a Lien in respect of this clause (7) does not exceed (x) with respect to Indebtedness incurred to finance the construction of such Vessel(s) or Related Business Assets, 80%, without duplication, of the sum of (1) the greater of (x) the Fair Market Value of such Vessel(s) and (y) the contract price pursuant to the Construction Contract(s), in each case, for such Vessel(s) plus, without duplication, the Fair Market Value of any Related Business Assets and (2) any other ready for sea cost for such Vessel(s) or, if applicable, Related Business Assets (as determined in good faith by the Company), and (y) with respect to Indebtedness incurred to finance the acquisition of such Vessel(s), Related Business Assets or Person, 80% of the greater of (x) Fair Market Value and (y) the contract price pursuant to the Purchase Option Contract, in each case, of such Vessel(s), Related Business Assets and/or the Vessel and Related Business Assets of such Person at the time such Lien is incurred, (ii) in the case of Indebtedness that matures within nine months after the incurrence of such Indebtedness (other than any Permitted Refinancing Indebtedness of such Indebtedness or Indebtedness that matures within one year prior to the Stated Maturity of the Notes), the principal amount of Indebtedness secured by such a Lien shall not exceed the Fair Market Value of such, without duplication, Vessel(s), Related Business Assets or the Vessel and Related Business Assets of such Person at the time such Lien is incurred, and (iii) in the case of Indebtedness representing Capital Lease Obligations relating to a Vessel or Related Business Assets, the principal amount of Indebtedness secured by such a Lien shall not exceed 100% of the sum of (1), without duplication, the Fair Market Value of such Vessel or Related Business Assets at the time such Lien is incurred and (2) any ready for sea cost for such Vessel or, if applicable, Related Business Assets (as determined in good faith by the Company); provided, further that no such Liens shall extend to any assets or property constituting Collateral;

(8) Liens arising from Uniform Commercial Code financing statements filings or other applicable similar filings regarding operating leases and vessel charters entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(9) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary arising from Vessel chartering, drydocking, maintenance, repair, refurbishment or replacement, the furnishing of supplies and bunkers to Vessels and Related Business Assets in respect of Vessels, repairs and improvements to Vessels and Related Business Assets in respect of the Vessels, including ports, masters’, officers’ or crews’ wages and maritime Liens and any other Liens (other than Liens in respect of Indebtedness) incurred in the ordinary course of operations of a Vessel; provided that in the case of a Charter of a Mortgaged Vessel, such Lien is subject to the Lien of this Agreement and the applicable Security Documents;

(10) Liens for general average and salvage;

(11) Liens existing on the Closing Date and set forth on Schedule 6.7(11);

(12) Liens for taxes, assessments or governmental charges or claims that are not yet due or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(13) (x) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, suppliers’ and mechanics’ Liens, in each case, incurred in the ordinary course of business and (y) other Liens arising by operation of law covered by insurance including any deductibles thereon;

(14) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that do not materially adversely affect the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(15) Liens securing (i) the Obligations created pursuant to any Loan Document (including Liens on any property or assets that constitute Voluntary Collateral) and (ii) Obligations in respect of Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt and Permitted Incremental Indebtedness; provided, however, that the holders of such Indebtedness (or their duly authorized representative) shall have entered into a Customary Intercreditor Agreement with the Administrative Agent (or, if such Customary Intercreditor Agreement shall then exist, shall have become a party to and otherwise bound by the terms thereof) to the extent that any such Liens extend to any Collateral;

(16) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that such Liens (a) are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced, and (b) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced (other than (x) any improvements or accessions to such property or assets or any items which constitute Related Business Assets with respect to such underlying property or assets securing the Indebtedness so refinanced or (y) any Lien on additional property or assets which Lien would have been permitted under Section 6.7 in respect of the Indebtedness being refunded, refinanced, replaced, defeased or discharged by such Permitted Refinancing Indebtedness at the time such prior Indebtedness was initially incurred by the Company or such Restricted Subsidiary);

(17) Liens arising by reason of any judgment, decree or order of any court not giving rise to an Event of Default;

(18) Liens and rights of setoff in favor of a bank imposed by law and incurred in the ordinary course of business on deposit accounts maintained with such bank and cash and Cash Equivalents in such accounts;

(19) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(20) Liens securing Permitted Hedging Obligations which Permitted Hedging Obligations relate to Indebtedness that is otherwise permitted under this Agreement; provided, however, that if such Permitted Hedging Obligation is a Forward Freight Agreement such Lien shall not extend to any property or asset of the Company or any Restricted Subsidiary other than funds of the Company or such Restricted Subsidiary maintained in the ordinary course of business in deposit accounts with the clearinghouse clearing such Forward Freight Agreement; provided further that no such Liens shall extend to any assets or property constituting Collateral;

(21) Liens arising under a contract over goods, documents of title to goods and related documents and insurances and their proceeds, in each case in respect of documentary credit transactions entered into in the ordinary course of business;

(22) Liens arising under any retention of title, hire, purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Company or a Restricted Subsidiary in the ordinary course of business;

(23) Liens on Securitization Assets transferred to a Securitization Subsidiary or on assets of a Securitization Subsidiary or pledges of the equity interests in or Purchase Money Notes of a Securitization Subsidiary, in each case, in connection with a Qualified Securitization Transaction;

(24) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (23); provided that any such extension, renewal or replacement is no more restrictive in any material respect that the Lien so extended, renewed or replaced and does not extend to any additional property or assets;

(25) Liens incurred by the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed the greater of (x) $25,000,000 and (y) 3.0% of Total Assets at any one time outstanding; provided that not greater than $5,000,000 of such obligations may be secured by Liens on any assets or property constituting Collateral; and

(26) customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures and partnerships.

For purposes of determining what category of Permitted Lien that any Lien shall be included in, the Company in its sole discretion may classify such Lien on the date of its incurrence and later reclassify all or a portion of such Lien in any manner that complies with this definition (including in part in one category and in part in another category). Notwithstanding the foregoing, the Company shall not and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien on any Capital Stock, Intercompany Debt or other securities issued by any Secured Guarantor other than in favor of the Administrative Agent for the benefit of the Secured Parties.

“Permitted Refinancing Indebtedness”: any Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, other Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries; provided that, in the case of Indebtedness which is not being used to concurrently refinance or repay the Loan in full:

(1) the principal amount (or accreted value, if applicable) or mandatory redemption amount of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) or mandatory redemption amount, plus accrued interest or dividends in connection therewith, of the Indebtedness, Disqualified Stock or preferred stock extended, refinanced, renewed, replaced, defeased or refunded (plus all dividends and accrued interest on such Indebtedness, Disqualified Stock or preferred stock and the amount of all fees, expenses, premiums and other amounts incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity or final redemption date either (i) no earlier than the final maturity or final redemption date of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (ii) after the Term Loan Maturity Date;

(3) the portion, if any, of the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded is (i) subordinated in right of payment to the Term Loans or a Guarantee, as applicable, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to the Term Loans or Guarantee on terms at least as favorable to the Secured Parties as those contained in the documentation governing the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded, (ii) Unsecured Indebtedness, such Permitted Refinancing Indebtedness shall constitute Unsecured Indebtedness or (iii) Junior Lien Indebtedness, such Permitted Refinancing Indebtedness shall constitute Junior Lien Indebtedness or shall be Unsecured Indebtedness; and

(5) such Indebtedness is incurred either by (i) if a Restricted Subsidiary that is not a Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, any Restricted Subsidiary that is not a Guarantor or (ii) the Company (and the U.S. Borrower, to the extent it is serving as a co-obligor or guarantor of Indebtedness incurred by the Company or any Guarantor (or any Restricted Subsidiary that becomes a Guarantor in contemplation of or upon the incurrence of such Permitted Refinancing Indebtedness)) or a Guarantor (or any Restricted Subsidiary that becomes a Guarantor in contemplation of or upon the incurrence of such Permitted Refinancing Indebtedness).

For all purposes of this Agreement, Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries (collectively, the “Replacement Indebtedness”) may in the Company’s discretion be deemed to replace other Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries (collectively, the “Replaced Indebtedness”) if such Replacement Indebtedness satisfies the requirements of clauses (1) through (5) above and (x) is incurred no later than 180 days of the date on which the Replaced Indebtedness was repaid, redeemed, defeased or discharged and (y) if the proceeds of the Replaced Indebtedness were primarily utilized to finance or refinance the acquisition of one or more Vessels, then substantially all of the net proceeds from such Replacement Indebtedness must be used to finance or refinance the acquisition of assets used or useful in a Permitted Business (including, without limitation, Vessels and Related Business Assets, which need not be the same Vessel or Vessels or Related Business Assets which were financed or refinanced with the Replaced Indebtedness).

“Permitted Refinancing Requirements”: with respect to any Indebtedness incurred by the Company to Refinance, in whole or part, any other Indebtedness (such other Indebtedness, “Refinanced Debt”):

(a) with respect to all such Indebtedness:

(i) the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are not materially more favorable to, the providers of such Indebtedness than those applicable to the Refinanced Debt (except for financial covenants or other covenants or provisions applicable only to periods after the Latest Maturity Date at the time of such Refinancing, as may be agreed by the Company and the providers of such Indebtedness);

(ii) if such Indebtedness is guaranteed, it is not guaranteed by any Restricted Subsidiary other than the Guarantors; and

(iii) the net proceeds of such Indebtedness are applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of the outstanding amount of the Refinanced Debt;

(b) if such Indebtedness constitutes Refinancing Term Debt:

(i) such Indebtedness does not mature or have payments of principal (except for scheduled amortization in amounts similar to the Initial Term Loans) and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case prior to the date that is 91 days after the then Latest Maturity Date at the time such Indebtedness is incurred;

(ii) such Indebtedness does not have a shorter Weighted Average Life to Maturity than the Refinanced Debt; and

(iii) such Indebtedness shares not greater than ratably in (or, if such Indebtedness constitutes Permitted Unsecured Refinancing Debt or Permitted Second Priority Refinancing Debt, on a junior basis with respect to) any voluntary or mandatory prepayments of any Term Loans then outstanding; and

(c) if such Indebtedness is secured:

(i) such Indebtedness is not secured by any assets other than the Collateral (it being understood that such Indebtedness shall not be required to be secured by all of the Collateral); and

(ii) a Senior Representative acting on behalf of the providers of such Indebtedness shall have become party to a Customary Intercreditor Agreement (or any Customary Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Administrative Agent, which results in such Senior Representative having rights to share in the Collateral as provided in the definition of Permitted Refinancing Indebtedness, in the case of Refinancing Term Debt).

“Permitted Repairs”: with respect to any newly acquired second-hand Vessel, repairs which, in the reasonable judgment of the Company, are required to be made to such Vessel upon acquisition and which are made within 120 days of the acquisition thereof (or commenced within 120 days of the acquisition if not capable of being completed within 120 days of the acquisition).

“Permitted Second Priority Refinancing Debt”: any secured Indebtedness incurred by the Company in the form of one or more series of second lien secured notes or second lien secured term loans (each, a “Second Priority Refinancing Term Facility”); provided that (i) such Indebtedness is secured by the Collateral on a second lien, subordinated basis (with respect to liens only) to the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Debt in respect of Term Loans (including portions of Classes of

Term Loans, Other Term Loans or Incremental Term Loans) and (iii) such Indebtedness complies with the Permitted Refinancing Requirements; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the requirement of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Company within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)). Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Refinancing Debt”: any unsecured Indebtedness incurred by the Company in the form of one or more series of senior unsecured notes or term loans (each, an “Unsecured Refinancing Term Facility”); provided that (i) such Indebtedness constitutes Permitted Credit Agreement Refinancing Debt in respect of Term Loans (including portions of Classes of Term Loans, Other Term Loans or Incremental Term Loans) and (ii) such Indebtedness complies with the Permitted Refinancing Requirements; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the requirement of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Company within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)). Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person”: any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint venture, association, joint stock company, trust, bank trust company, land trust, business trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity whether legal or not.

“Plan”: at a particular time, any employee benefit plan that is covered by Title IV of ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 5.2(a).

“Pledge Agreements”: each Pledge Agreement to be executed by the Company and each Loan Party on or prior to the Closing Date, as it may be amended, restated supplemented or otherwise modified from time to time, relating to the Pledged Equity Interests.

“Pledged Equity Interests”: as defined in the Pledge Agreement.

“PTE”: prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Primary Lien”: as defined in Section 6.7(a)(2).

“Prime Rate”: the rate of interest per annum announced from time to time by Morgan Stanley as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Morgan Stanley in connection with extensions of credit to debtors).

“Private Lender Information”: any information and documentation that is not Public Lender Information.

“Pro Forma Balance Sheet”: as defined in Section 3.1(a).

“Pro Forma Basis”: for the purposes of calculating Consolidated EBITDA (except as provided below) for any period of four consecutive fiscal quarters and the Fixed Charge Coverage Ratio, the Total First Lien Net Leverage Ratio, or the Total Secured Net Leverage Ratio (each, a “Reference Period”):

(i) in the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio, the Total First Lien Net Leverage Ratio, or the Total Secured Net Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of Consolidated EBITDA, the Fixed Charge Coverage Ratio, the Total First Lien Net Leverage Ratio, or the Total Secured Net Leverage Ratio is made occurred (the “Calculation Date”), then Consolidated EBITDA, the Fixed Charge Coverage Ratio, the Total First Lien Net Leverage Ratio, or the Total Secured Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period; provided, however that the pro forma calculation shall not give effect to any Indebtedness, Disqualified Stock or preferred stock incurred on such Calculation Date pursuant to Section 6.2(b) (other than Indebtedness, Disqualified Stock or preferred stock incurred pursuant to Section 6.2(b)(xiv)); and

(ii) in addition:

(1) acquisitions (including of Vessels and Related Business Assets including, without limitation, chartered-in Vessels) that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, of any other Person or any of its Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and any prior acquisitions by such other Person to the extent not fully reflected in the historical results of operations of such other Person, and including increases in ownership of Restricted Subsidiaries, during the Reference Period or subsequent to such Reference Period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the Reference Period;

(2) the Consolidated EBITDA attributable to operations (including Vessels and Related Business Assets) or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded;

(3) for purposes of the Fixed Charge Coverage Ratio, the Fixed Charges attributable to operations (including Vessels and Related Business Assets) or businesses (and ownership interests therein) disposed of prior to the Calculation Date shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges shall not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date (or would become a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated EBITDA) shall be deemed to have been a Restricted Subsidiary at all times during the Reference Period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date (or would cease to be a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated EBITDA) shall be deemed not to have been a Restricted Subsidiary at any time during the Reference Period;

(6) for purposes of the Fixed Charge Coverage Ratio, if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness shall be calculated at the actual rate that was in effect from time to time (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months);

(7) if the Company or any Restricted Subsidiary shall have entered into an agreement to acquire a Vessel which at the time of calculation of Consolidated EBITDA, the Fixed Charge Coverage Ratio, the Total First Lien Net Leverage Ratio, or the Total Secured Net Leverage Ratio is in the process of being constructed, refurbished for use by the Company or a Restricted Subsidiary or redelivered from its existing owner to the Company or any Restricted Subsidiary (each such Vessel, a “Pending Vessel”) and if such Pending Vessel is scheduled to be delivered no later than 24 months (or 48 months in the case of a Vessel that is to be utilized in the Company’s cabotage business) from the date of such calculation of Consolidated EBITDA, the Fixed Charge Coverage Ratio, the Total First Lien Net Leverage Ratio, or the Total Secured Net Leverage Ratio, then pro forma effect will be given to the extent provided in the next paragraph below; and

(8) if the Company or any Restricted Subsidiary shall have entered into an agreement to acquire a Related Business Asset in connection with the expansion of its port business which at the time of calculation of Consolidated EBITDA, the Fixed Charge Coverage Ratio, the Total First Lien Net Leverage Ratio, or the Total Secured Net Leverage Ratio is being constructed on behalf of the Company or such Restricted Subsidiary and is scheduled to be completed no later than 36 months from the date of such calculation of Consolidated EBITDA, the Fixed Charge Coverage Ratio, the Total First Lien Net Leverage Ratio, or the Total Secured Net Leverage Ratio and is the subject of an agreement with a third party that is not an Affiliate of the Company entered on customary terms for such agreements (as determined in good faith by the Company), which is binding on such third party and which has a fixed duration of not less than three years (each such Related Business Asset that meets the requirements of this clause (8), a “Qualified Related Business Asset”), pro forma effect will be given to the extent provided for in the next paragraph.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition (including without limitation, the charter-in of a Vessel), construction, refurbishment or redelivery of a Vessel or an acquisition of the Capital Stock of a Person that owns, or charters in, one or more Vessels or the financing thereof, such Person may (i) subject in the case of a Pending Vessel to clause (iv) below, if a relevant Vessel is or is to be subject to a time charter-out or a contract of affreightment with a remaining term of twelve months or longer, apply for the period for which Consolidated EBITDA, the Fixed Charge Coverage Ratio, the Total First Lien Net Leverage Ratio, or the Total Secured Net Leverage Ratio is being calculated pro forma earnings (losses) for such Vessel based upon such charter-out or a contract of affreightment, (ii) subject in the case of a Pending Vessel to clause (iv) below, if a relevant Vessel is or is to be subject to a time charter-out or a contract of affreightment with a remaining term of between six and twelve months, apply for the period for which Consolidated EBITDA, the Fixed Charge Coverage Ratio, the Total First Lien Net Leverage Ratio, or the Total Secured Net Leverage Ratio is being calculated, the annualized amount of pro forma earnings (losses) for such Vessel based upon such charter-out or contract of affreightment, (iii) subject in the case of a Pending Vessel to clause (iv) below, if a relevant Vessel is not to be subject to a time charter-out or a contract of affreightment or is under time charter-out or is subject to a contract of affreightment that is due to expire in six months or less, or is to be subject to charter on a voyage charter basis (whether or not any such charter is in place for such Vessel), or is to be operated by the Company or any Restricted Subsidiary, then in each case, apply for the period for which Consolidated EBITDA, the Fixed Charge Coverage Ratio, the Total First Lien Net Leverage Ratio, or the Total Secured Net Leverage Ratio is being calculated earnings (losses) for such Vessel based upon the average of the historical earnings of comparable Vessels in such Person’s fleet in the most recent four-quarter period (as determined in good faith by the chief financial officer of the Company) or if there is no such comparable Vessel, then based upon industry average earnings for comparable Vessels (as determined in good faith by the chief financial officer of the Company) or (iv) if such Vessel is a Pending Vessel described in clause (7) of this definition then, include, to the extent that such Pending Vessel has not been delivered to the Company or a Restricted Subsidiary or if so delivered has not been deployed for the entire period for which Consolidated EBITDA, the Fixed Charge Coverage Ratio, the Total First Lien Net Leverage Ratio, or the Total Secured Net Leverage Ratio is being calculated, for such period (or the portion of such period during which such Pending Vessel was not deployed if such Pending Vessel has been deployed but not for the entire period) the Proportionate Amount of the pro forma earnings (losses) for such Pending Vessel with such earnings determined based upon the applicable provisions of clauses (i) through (iii) above (or the ratable amount of such Proportionate Amount of earnings (losses) to the extent the Pending Vessel has been deployed but for less than the entire period (with the actual earnings of such Pending Vessel being given effect to for the period deployed to the extent otherwise included in the calculation of Consolidated EBITDA)). For purposes of this definition, whenever pro forma effect is to be given to the acquisition of a Qualified Related Business Asset described in clause (8) of the immediately preceding paragraph include, to the extent that such Qualified Related Business Asset has not been delivered to the Company or a Restricted Subsidiary or if so delivered has not been employed for the entire period for which Consolidated EBITDA, the Fixed Charge Coverage Ratio, the Total First Lien Net Leverage Ratio, or the Total Secured Net Leverage Ratio is being calculated, for such period (or the portion of such period during which such Qualified Related Business Asset was not employed if such Qualified Related Business Asset has been employed but not for the entire period) the Proportionate Amount of the pro forma earnings (losses) for such Qualified Business Related Asset based upon the contractual terms of such Qualified Related Business Asset’s related third party agreement applicable to the first twelve months following scheduled acquisition of such Qualified Related Business Asset (or the ratable amount of such Proportionate Amount of earnings (losses) to the extent the Qualified Related Business Asset has been employed but for less than the entire period (with the actual earnings of such Qualified Related Business Asset being given effect to for the period deployed to the extent otherwise included in the calculation of Consolidated EBITDA)). As used herein, “Proportionate Amount of earnings (losses)” means the product of the earnings (losses) referred to above and the percentage of the aggregate purchase price for such Vessel or Qualified Related Business Assets, as the case may be, that has been paid as of the relevant date of the determination of Consolidated EBITDA, the Fixed Charge Coverage Ratio, the Total First Lien Net Leverage Ratio, or the Total Secured Net Leverage Ratio.

Additionally, any pro forma calculations may include the reduction or increase in costs for the applicable period resulting from, or in connection with, the acquisition of assets, an asset sale or other transaction or event which is being given pro forma effect that (a) would be permitted to be reflected on pro forma financial statements pursuant to Regulation S-X under the Securities Act or (b) has been realized at the time such pro forma calculation is made or is reasonably expected to be realized within twelve months following the consummation of the transaction to which such pro forma calculations relate, which actions shall be made in good faith by a responsible accounting officer of the Company; provided that, in the case of adjustments pursuant to this clause (b), such adjustments shall be set forth in a certificate signed by the Company’s chief financial officer which states in detail (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Company at the time of such execution. Any such certificate shall be provided to the Administrative Agent if the Company or any Restricted Subsidiary incurs Indebtedness, issues Disqualified Stock or preferred stock, makes any Restricted Payment or consummates any transaction described under Section 6.8 necessitating the calculation of the Fixed Charge Coverage Ratio, the Total First Lien Net Leverage Ratio, or the Total Secured Net Leverage Ratio.

Notwithstanding anything to the contrary above, when calculating the Total First Lien Net Leverage Ratio, or the Total Secured Net Leverage Ratio, the events described above that occurred subsequent to the end of the applicable Reference Period shall not be given pro forma effect as described above.

“Pro Rata Share”: with respect to any Term Facility, and each Term Lender and such Term Lender’s share of all Commitments or Term Loans under such Term Facility, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Term Lender under such Term Facility at such time and the denominator of which is the amount of the aggregate Commitments under such Term Facility at such time; provided that if any Term Loans are outstanding under such Term Facility, then the Pro Rata Share of each Term Lender shall be a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Term Loans of such Term Lender under such Term Facility at such time and the denominator of which is the amount of the aggregate Term Loans at such time; provided, further, that if all Term Loans under such Term Facility have been repaid, then the Pro Rata Share of each Term Lender under such Term Facility shall be determined based on the Pro Rata Share of such Term Lender under such Term Facility immediately prior to such repayment and (iii) with respect to each Lender and all Loans and Outstanding Amounts at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the Outstanding Amount with respect to Loans and Commitments of such Lender at such time and the denominator of which is the Outstanding Amount (in aggregate); provided that if all Outstanding Amounts have been repaid or terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Projections”: as defined in Section 5.2(d).

“Properties”: as defined in Section 3.13(a).

“Proportionate Amount of earnings (losses)”: as defined in the definition of “Pro Forma Basis.”

“Public Lender Information”: information and documentation that is either exclusively (i) of a type that would be publicly available if the Company and its Subsidiaries were public reporting companies or (ii) not material with respect to the Company and its Subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws.

“Purchase”: as defined in the definition of “Dutch Auction.”

“Purchase Money Note”: a promissory note of a Securitization Subsidiary to the Company or any Restricted Subsidiary of the Company, which note (a) must be repaid from cash available to the Securitization Subsidiary, other than amounts required to be established as reserves, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated or newly acquired Securitization Assets and (b) may be subordinated to the payments described in clause (a).

“Purchase Notice”: as defined in the definition of “Dutch Auction.”

“Purchase Option Contract” means any contract granting the Company or any Restricted Subsidiary the option to purchase one or more Vessels and/or any Related Business Assets or any asset to be used or useful in a Permitted Business, including any amendments, supplements or modifications thereto.

“Purchaser”: as defined in the definition of “Dutch Auction.”

“Qualified Collateral”: one or more Qualified Vessels and/or cash and Cash Equivalents, the aggregate Fair Market Value of which is at least equal to the Fair Market Value of the Mortgaged Vessel or Mortgaged Vessels for which such Qualified Collateral is being substituted.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, any Loan Party that has total assets exceeding $10,000,000 (or total assets exceeding such other amount so that such Loan Party is an “eligible contract participant” as defined in the Commodity Exchange Act) at the time such Swap Obligation is incurred.

“Qualified Equity Interests”: Equity Interests of the Company other than Disqualified Stock.

“Qualified Securitization Transaction”: any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or such Restricted Subsidiary sells, contributes, conveys or otherwise transfers to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or transfers an undivided interest in or grants a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and all other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with a securitization transaction of such type; provided such transaction is on market terms at the time the Company or such Restricted Subsidiary enters into such transaction.

“Qualified Vessel”: as of any date, a Vessel which (i) is not a Mortgaged Vessel as of such date and (ii) is to be owned directly by the Company or a Mortgaged Vessel Guarantor.

“Rating Agencies” means a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Reference Period”: as defined in the definition of “Pro Forma Basis.”

“Refinance”: in respect of any Indebtedness, to refinance, discharge, redeem, defease, refund, extend, renew or repay any Indebtedness with the proceeds of other Indebtedness, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part; “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinanced Credit Agreement Debt”: as defined in the definition of “Permitted Credit Agreement Refinancing Debt.”

“Refinanced Debt”: as defined in the definition of “Permitted Refinancing Requirements.”

“Refinancing Amendment”: an amendment to this Agreement executed by each of (a) the Borrowers, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Permitted Credit Agreement Refinancing Debt being incurred pursuant thereto, in accordance with Section 2.20.

“Refinancing Term Debt”: Indebtedness under any First Priority Refinancing Term Facility, Second Priority Refinancing Term Facility or Unsecured Refinancing Term Facility.

“Register”: as defined in Section 10.6(b)(vi).

“Registered Equivalent Notes”: with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Reinvestment Termination Date”: as defined in Section 6.5(a)(iv).

“Rejection Notice”: as defined in Section 2.6(e).

“Related Agreements”: as defined in Section 6.5(b)(ii).

“Related Business Asset”: any assets used, established or maintained or useful in a Permitted Business, including without limitation (i) any insurance policies and contracts from time to time in force with respect to a Vessel, (ii) the Capital Stock of any Restricted Subsidiary of the Company owning a Vessel and related assets, (iii) any requisition compensation payable in respect of any compulsory acquisition of a Vessel, (iv) any earnings derived from the use or operation of a Vessel and/or any earnings account with respect to such earnings, (v) any charters, operating leases, contracts of affreightment, purchase options and related agreements entered and any security or guarantee in respect of the charterer’s or lessee’s obligations under such charter, lease, purchase option or agreement, (vi) any cash collateral account established with respect to a Vessel pursuant to the financing arrangement with respect thereto, (vii) any building, conversion or repair contracts relating to a Vessel and any security or guarantee in respect of the builder’s obligations under such contract, (viii) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of a Vessel and any asset reasonably related, ancillary or complementary thereto, and (ix) storage tanks and terminals, salvage, port facilities and services, pipelines and loading and discharging facilities and drying and conditioning facilities and equipment related thereto (including any investment in real estate in respect of the foregoing).

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Released Monies”: as defined in Section 10.20.

“Relevant Jurisdiction”: as defined in Section 3.20.

“Removal Effective Date”: as defined in Section 9.6(b).

“Reply Amount”: as defined in the definition of “Dutch Auction.”

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Repriced Term Loans”: as defined in Section 10.1(b)(ii).

“Required Lenders”: at any time, non-Defaulting Lenders holding more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Incremental Term Commitments then in effect.

“Required Percentage”: with respect to an Excess Cash Flow Period, 50%; provided, that (a) if the Total First Lien Net Leverage Ratio at the end of such Excess Cash Flow Period is less than or equal to 1.00 to 1.00 but greater than 0.50 to 1.00, such percentage shall be 25% and (b) if the Total First Lien Net Leverage Ratio at the end of such Excess Cash Flow Period is less than or equal to 0.50 to 1.00, such percentage shall be 0%.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date”: as defined in Section 9.6(a).

“Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer, controller, comptroller or vice president of any Group Member, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or comptroller of the Company.

“Restricted”: when referring to cash or Cash Equivalents of the Company and the Restricted Subsidiaries, means that such cash or Cash Equivalents (i) appear (or would be required to appear) as “restricted” on the consolidated balance sheet of the Company or (ii) are not otherwise generally available for use by such Person.

“Restricted Investment”: an Investment other than a Permitted Investment.

“Restricted Payments”: as defined in Section 6.3(a).

“Restricted Subsidiary”: any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Retained Percentage”: with respect to any Excess Cash Flow Period, (a) 100% minus (b) the Required Percentage with respect to such Excess Cash Flow Period.

“Return Bid”: as defined in the definition of “Dutch Auction.”

“S&P”: S&P Global Ratings, a division of S&P Global, or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction”: any arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Subsidiary of the Company of any property, whether owned by the Company or any of its Subsidiaries at the Closing Date or later acquired, which has been or is to be sold or transferred by the Company or any of its Subsidiaries to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Second Lien Intercreditor Agreement”: an intercreditor agreement in substantially the form of Exhibit H-2 among the Administrative Agent and one or more authorized representatives for holders of one or more classes of applicable Indebtedness, with such modifications thereto as the Administrative Agent and the Company may reasonably agree.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Priority Refinancing Term Facility”: as defined in the definition of “Permitted Second Priority Refinancing Debt.”

“Secured Guarantors”: collectively, each Mortgaged Vessel Guarantor and each Vale Contract Guarantor.

“Secured Indebtedness”: any Indebtedness (other than Subordinated Indebtedness) of the Company or a Restricted Subsidiary of the Company secured by a Lien on any of its assets.

“Secured Parties”: the collective reference to the Administrative Agent and the Lenders.

“Securities Act”: the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securitization Assets”: any accounts receivable, instruments, chattel paper, contract rights, general intangibles or revenue streams subject to a Qualified Securitization Transaction and any assets related thereto (other than Vessels or Collateral), including, without limitation, all collateral securing such assets, all contracts and all guarantees or other supporting obligations in respect of such assets and all proceeds of the foregoing.

“Securitization Fees”: all yield, interest or other payments made directly or by means of discounts with respect to any interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Transaction.

“Securitization Repurchase Obligation”: any obligation of a seller of Securitization Assets in a Qualified Securitization Transaction to repurchase Securitization Assets arising as a result of a breach of Standard Securitization Undertakings, including as a result of a Securitization Asset or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to, the seller.

“Securitization Subsidiary”: a Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Transaction in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Securitization Assets and related assets):

(1) that is formed solely for the purpose of, and that engages in no activities other than activities in connection with, financing Securitization Assets of the Company and/or its Restricted Subsidiaries, and any activities incidental thereto;

(2) that is designated by the Board of Directors of the Company or such other Person as a Securitization Subsidiary pursuant to a resolution of the Board of Directors set forth in an Officer’s Certificate and delivered to the Administrative Agent;

(3) that has total assets, other than Securitization Assets, at the time of such creation and designation with a book value of $10,000 or less;

(4) has no Indebtedness other than Non-Recourse Debt;

(5) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than contracts, agreements, arrangements and understandings on terms not materially less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company in connection with a Qualified Securitization Transaction (as determined in good faith by the Company) and Securitization Fees payable in the ordinary course of business in connection with such a Qualified Securitization Transaction; and

(6) with respect to which neither the Company nor any Restricted Subsidiary of the Company has any obligation (a) to make any additional capital contribution (other than Securitization Assets) or similar payment or transfer thereto or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.

“Security Agreements”: (i) each Assignment of Freights and Hires and (ii) each Assignment of Insurance.

“Security Documents”: the Ship Mortgages, the Pledge Agreements, the Security Agreements, the Assignment of the Vale Port Contract and each Assignment of the Vale Time Charter and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Segregated Cash Collateral”: as defined in Section 2.23.

“Senior Notes Indenture”: that certain Indenture, dated as of April 22, 2014, by and among the Borrowers, as the co-issuers, the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee, relating to the issuance of the 7.250% Senior Notes due 2022.

“Senior Representative”: with respect to any series of Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, Permitted Incremental Indebtedness or any series of Indebtedness permitted under Section 6.2(b)(vii), the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Ship Mortgage”: either the first preferred ship mortgage or first priority statutory mortgage and related deed of covenants, in each case, on each of the Mortgaged Vessels granted by a Mortgaged Vessel Guarantor to the Administrative Agent and dated on or before the Closing Date or a Vessel Tender Date, as the case may be, as amended from time to time in accordance with this Agreement and such Ship Mortgages, which in the case of (i) Panamanian Ship Mortgages shall be substantially in the form of Exhibit J hereto and (ii) any other Ship Mortgage from time to time established under the terms of any other jurisdiction, including any Ship Mortgage in connection with the transfer or change of flag to a Permitted Flag Jurisdiction, shall be substantially in a form reasonably acceptable to the Administrative Agent (it being understood and agreed that ship mortgages in customary form for a jurisdiction shall be deemed to be reasonably acceptable to the Administrative Agent).

“Significant Subsidiary”: any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w) of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Agreement.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Sold Mortgaged Vessel”: as defined in Section 6.5(b)(ii).

“Solvency Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit I.

“Solvent”: with respect to any Person and its Subsidiaries on a consolidated basis, means that as of any date of determination, (a) the sum of the “fair value” of the assets of such Person will, as of such date, exceed the sum of all debts of such Person as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability on existing debts of such Person as such debts become absolute and matured, as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct any business in which it is or is about to become engaged and (d) such Person does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay as they mature. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such liabilities meet the criteria for accrual under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 5).

“Specified Class”: as defined in Section 2.22(a).

“Standard Securitization Undertakings”: representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company which have been determined by the Company in good faith to be reasonably customary in Qualified Securitization Transactions, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity”: with respect to any installment of principal on any series of Indebtedness, the date on which the payment of principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Agreement (or, if incurred after the date of this Agreement, as of the date of the initial incurrence thereof) and shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness”: Indebtedness of a Borrower or any Guarantor that is contractually subordinated in right of payment to the Term Loan or the Guarantee of such Guarantor, as the case may be.

“Subsidiary”: with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of such Person (or a combination thereof); and

(2) any other Person of which at least a majority of the voting interest (without regard to the occurrence of any contingency) is at the time directly or indirectly owned by such Person or one or more Subsidiaries of such Person (or a combination thereof).

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or any of the Subsidiaries shall be a Swap Agreement.

“Swap Obligation”: as defined in the definition of “Excluded Swap Obligation.”

“Tax Indemnitee”: as defined in Section 2.14(c).

“Tendered Vessel Owner”: as defined in Section 5.9(b).

“Taxes”: all present or future taxes, duties, levies, imposts, deductions, assessments or withholdings imposed by any Governmental Authority, including interest, penalties and additions to tax applicable thereto.

“Term Borrowing”: a borrowing consisting of simultaneous Term Loans of the same Type.

“Term Facility”: any Class of Term Loans, as the context may require.

“Term Lenders”: each Lender that has a Commitment or that holds a Term Loan.

“Term Loan”: an Initial Term Loan, an Other Term Loan or an Incremental Term Loan, as the context requires.

“Term Loan Maturity Date”: November 1, 2021.

“Term Loan Note”: a promissory note substantially in the form of Exhibit E, as it may be amended, supplemented or otherwise modified from time to time.

“Term Loan Purchase Amount”: as defined in the definition of “Dutch Auction.”

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Total Assets”: the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company prepared in accordance with GAAP.

“Total First Lien Net Leverage Ratio”: as of any date of determination, the ratio of (a) the excess of (i) Consolidated Total Debt on such date consisting of the sum of (x) the Term Loans, Incremental Term Loans, Permitted First Priority Refinancing Debt, Permitted Incremental Indebtedness and any other Indebtedness that is secured or to be secured by a Lien on any Collateral on a pari passu basis with the Obligations, (y) Indebtedness that was incurred pursuant to Section 6.2(b)(iv) and (z) Indebtedness secured by a first priority Lien on any other property or assets (in each case other than Collateral) owned by the Company or any other Restricted Subsidiary over (ii) an amount equal to the sum of (without duplication) (x) Unrestricted cash and Cash Equivalents, (y) Cash Collateral and Segregated Cash Collateral of the Company and the Restricted Subsidiaries on such date and (z) without duplication, other cash and Cash Equivalents pledged to the holders or lenders with respect to such Consolidated Total Debt pursuant to clause (a)(i)(x), (y) and (z) above, to (b) Consolidated EBITDA, calculated on a Pro Forma Basis for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such determination is made; provided, however, that for the purposes of calculating the Required Percentage for any Excess Cash Flow Period, calculated on a Pro Forma Basis for the Company’s financial statements that are required to be delivered to the Lenders pursuant to Section 5.1(a) for the most recently ended fiscal year with respect to which such prepayment is made.

“Total Incremental Term Commitments”: at any time, the aggregate amount of the Incremental Term Commitments then in effect.

“Total Loss”: as defined in Section 6.2(b)(v).

“Total Secured Net Leverage Ratio”: as of any date of determination, the ratio of (a) the excess of (i) Consolidated Total Debt on such date consisting of the sum of (x) the Term Loans, Incremental Term Loans, Permitted First Priority Refinancing Debt, Permitted Incremental Indebtedness and any other Indebtedness that is secured or to be secured by a Lien on any Collateral, (y) Indebtedness that was incurred pursuant to Section 6.2(b)(iv) and (z) Indebtedness secured by a Lien on any other property or assets (in each case other than Collateral) owned by the Company or any other Restricted Subsidiary over (ii) an amount equal to the sum of (without duplication) (x) Unrestricted cash and Cash Equivalents, (y) Cash Collateral and Segregated Cash Collateral of the Company and the Restricted Subsidiaries on such date and (z) without duplication, other cash and Cash Equivalents pledged to the holders or lenders with respect to such Consolidated Total Debt pursuant to clause (a)(i)(x), (y) and (z) above, to (b) Consolidated EBITDA, calculated on a Pro Forma Basis for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such determination is made.

“Transactions”: (a) the execution and delivery of the Loan Documents to be entered into on the Closing Date and the funding of the Loans on the Closing Date, (b) the payment of the Closing Date Dividend, and (c) the payment of fees and expenses incurred in connection with the foregoing.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Underlying Time and Bareboat Charter Agreements”: collectively, (a) each of the three (3) intercompany time charters entered into by and among Petrolera San Antonio S.A. and Ponte Rio S.A. dated May 20, 2014 and the one (1) intercompany time charter entered into by and among Petrolera San Antonio S.A. and Ponte Rio S.A. dated January 01, 2015; (b) the intercompany leasing agreement entered into by and among Varena Maritime Services S.A. and Petrolera San Antonio S.A. dated February 19, 2014; and (c) the intercompany leasing agreement entered into by and among Stability Oceanways S.A. and Petrolera San Antonio S.A. (as surviving company following the merge with Navegacion Guarani S.A.) dated June 06, 2008 as amended as supplemented from time to time.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“United States”: the United States of America.

“Unrestricted”: when referring to cash or Cash Equivalents, means that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary”: any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 6.6 is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; and

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to make any additional capital contributions (other than, with respect to a Securitization Subsidiary, Securitization Assets transferred in connection with a Qualified Securitization Transaction) or similar payment or transfer thereto or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 6.3. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.2, the Company shall be in default of such Section. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under Section 6.2, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence immediately following such designation. Any Subsidiary of an Unrestricted Subsidiary will automatically be designated as an Unrestricted Subsidiary.

“Unsecured Indebtedness”: any Indebtedness of a Borrower or any Guarantor that is not secured by a Lien on any assets of such Borrower or such Guarantor, as the case may be.

“Unsecured Refinancing Term Facility”: as defined in the definition of “Permitted Unsecured Refinancing Debt.”

“U.S. Borrower”: as defined in the preamble hereto.

“U.S. Dollar Equivalent”: with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by Reuters at approximately 10:00 A.M. (New York time) on the date not more than two Business Days prior to such determination.

“Vale Contract Collateral”: collectively, the right, title and interest, in, to and under (i) the Vale Port Contract and (ii) the Vale Time Charters, in each case, subject or purported to be subject to the security interests created, or purported to be created, by the applicable Vale Contract Guarantor pursuant to the Assignment of the Vale Port Contract or (as applicable) each Assignment of the Vale Time Charter, as applicable, in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Vale Contract Guarantor”: a Guarantor that is (i) a counterparty to any Vale Port Contract and/or any Vale Time Charter and/or (ii) an owner of any Vale Contract Collateral.

“Vale Extraordinary Receipts”: as defined in Section 5.14(e).

“Vale Port Contract”: that certain unloading, storing, weighing and loading services contract, dated as of September 27, 2013, by and among Corporacion Navios Sociedad Anonima and Vale International S.A.

“Vale Time Charters”: four certain Time Charters, each dated as of April 2, 2014, as amended from time to time prior to the date hereof, by and among Ponte Rio S.A. and Vale International S.A.

“Vessel”: a tanker, bulk carrier, barge, liquid petroleum gas/liquid natural gas tanker, chemical carrier, bulk carrier, container vessel, reefer vessel, tug boat, push boat, off shore supply vessel, floating storage production unit, barge and in general any floating craft whose purpose may be partially or wholly to deploy, procure, process, transport, load, discharge, transfer or store lawful commodities or to transport crew, personnel or passengers, and all related spares, stores, equipment, additions and improvement equipment related to such work whether it is attached to such vessel or not which is owned by and registered (or to be owned by and registered) in the name of the Company or any of its Restricted Subsidiaries or operated or to be operated by the Company or any of its Restricted Subsidiaries pursuant to a lease or other operating agreement constituting a Capital Lease Obligation.

“Vessel Tender Date”: as defined in Section 5.9(b).

“Voluntary Collateral”: as defined in Section 5.9(d).

“Voluntary Collateral Tender”: as defined in Section 5.9(d).

“Voluntary Mortgaged Vessel”: as defined in Section 5.9(d).

“Voting Stock”: of any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity”: when applied to any Indebtedness, Disqualified Stock or preferred stock at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness or redemption or similar payment in respect of such Disqualified Stock or preferred stock, by (b) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness or the maximum amount payable upon maturity of, or pursuant to any mandatory redemption provisions of, amount of such Disqualified Stock or preferred stock.

“Wholly Owned Restricted Subsidiary”: a Restricted Subsidiary of such Person, all of the outstanding Equity Interests of which (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or any of its Subsidiaries) are at the time owned by such Person or another Wholly Owned Restricted Subsidiary of such Person.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Other Interpretive Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP; (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, real property, leasehold interests and contract rights, (v) the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person and (vi) references to agreements or other Contractual Obligations (including any of the Loan Documents) shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time. For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation shall be based on the rate of exchange between the applicable currency and Dollars (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) in effect on the Business Day immediately preceding the date of such transaction (except for such other time periods as provided for in Section 6.2) or determination and shall not be affected by subsequent fluctuations in exchange rates.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and clause, paragraph, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Accounting. For purposes of all financial definitions and calculations in this Agreement, including the determination of Excess Cash Flow, there shall be excluded for any period the effects of purchase accounting (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, post-employment benefits, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of any acquisition consummated prior to the Closing Date or the amortization or write-off of any amounts thereof.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a single Term Loan to the Borrowers on the Closing Date in Dollars and in an amount not to exceed the amount of the Commitment of such Lender on the Closing Date. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.2 and 2.18. The Commitments (excluding any Incremental Term Commitments or Other Term Commitments) shall automatically terminate at 5:00 P.M., New York City time, on the Closing Date.

2.2 Procedure for Borrowing of Term Loans. The Borrowers shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (A) 12:00 noon, New York City time, on the anticipated Closing Date, in the case of ABR Loans, and (B) 2:00 P.M., New York City time, three Business Days prior to the Closing Date (or such shorter period as may be agreed by the Administrative Agent), in the case of Eurodollar Loans) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying (x) the amount to be borrowed and (y) instructions for remittance of the Term Loans to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 1:00 P.M., New York City time, on the Closing Date, each such Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. Such borrowing will then be made available to the Company by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the Company, with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders and in like funds as received by the Administrative Agent.

2.3 Repayment of Term Loans.

(a) The principal amount of the Term Loans (excluding Other Term Loans, Incremental Term Loans and, solely in the case of clause (ii), Extended Term Loans) of each Term Lender shall be repaid (i) on the last Business Day of each March, June, September and December, commencing with the last Business Day of March 2018, in an amount equal to 0.25% of the aggregate principal amount of the Term Loans outstanding on the Closing Date and (ii) on the Term Loan Maturity Date, in an amount equal to the aggregate principal amount outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) To the extent not previously paid, (i) each Incremental Term Loan shall be due and payable on the Incremental Term Loan Maturity Date applicable to such Incremental Term Loan, (ii) each Other Term Loan shall be due and payable on the maturity date thereof as set forth in the Refinancing Amendment applicable thereto together and (iii) each Extended Term Loan shall be due and payable on the maturity date thereof as set forth in the Permitted Amendment applicable thereto together, in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

2.4 Fees, Etc.

(a) [Reserved].

(b) Each Borrower jointly and severally agree to pay to the Administrative Agent, the Arranger (and its affiliates) and the Manager (and its affiliates) the fees in the amounts and on the dates as set forth in any fee agreements with such Persons and to perform any other obligations contained therein.

2.5 Optional Prepayments.

(a) The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, upon irrevocable notice delivered to the Administrative Agent no later than 2:00 P.M., New York City time, three Business Days prior to the prepayment date, in the case of Eurodollar Loans, and no later than 12:00 Noon, New York City time, on the prepayment date, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.15; and provided, further, that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a Refinancing of the Term Facility, such notice of prepayment may be revoked if such Refinancing is not consummated and any Eurodollar Loan that was the subject of such notice shall be continued as an ABR Loan. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans shall be in an aggregate principal amount of (x) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 in excess thereof and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof.

(b) Each optional prepayment of any Loan pursuant to Section 2.5(a) shall be made without premium or penalty, except if such prepayment occurs on or prior to the first anniversary of the Closing Date, the Borrowers jointly and severally agree to pay to the Administrative Agent, for the ratable account of each Lender with Initial Term Loans that are subject to such prepayment, a prepayment premium in an amount equal to 1.00% of the aggregate principal amount of the Initial Term Loans subject to such prepayment.

2.6 Mandatory Prepayments and Commitment Reductions.

(a) If any Indebtedness shall be incurred by the Company or any Restricted Subsidiary (other than any Indebtedness permitted to be incurred by any such Person in accordance with Section 6.2) (other than Permitted Credit Agreement Refinancing Debt), concurrently with, and as a condition to closing of such transaction, an amount equal to 100% of the Net Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Loans as set forth in clause (f) of this Section 2.6. Each prepayment of any Loan pursuant to this Section 2.6(a) shall be made without premium or penalty, except if such prepayment occurs on or prior to the first anniversary of the Closing Date, the Borrowers jointly and severally agree to pay to the Administrative Agent, for the ratable account of each Lender with Initial Term Loans that are subject to such prepayment, a prepayment premium in an amount equal to 1.00% of the aggregate principal amount of the Initial Term Loans subject to such prepayment.

(b) If, for any Excess Cash Flow Period, there shall be Excess Cash Flow, an amount equal to the excess of (i) Required Percentage of such Excess Cash Flow over (ii) to the extent not funded with the proceeds of Indebtedness constituting “long term indebtedness” under GAAP (other than Indebtedness in respect of any revolving credit facility), the aggregate amount of (1) all Purchases by any Permitted Auction Purchaser (determined by the actual cash purchase price paid by such Permitted Auction Purchaser for such Purchase and not the par value of the Loans purchased by such Permitted Auction Purchaser) pursuant to a Dutch Auction permitted hereunder, (2) voluntary prepayments of Term Loans made by the Company and (3) any amount of excess cash flow payments paid to lenders under Indebtedness of the Company or its Subsidiaries secured by assets other than Collateral, in each case during such Excess Cash Flow Period, shall, on the relevant Excess Cash Flow Application Date, be applied toward the prepayment of the Loans as set forth in clause (f) of this Section 2.6; provided that no payment shall be required pursuant to this Section 2.6(b)(i) in respect of any Excess Cash Flow Period if the amount of Excess Cash Flow pursuant to the above is less than $5,000,000. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than (i) 10 Business Days after the date on which the financial statements of the Company referred to in Section 5.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders or (ii) if such financial statements are actually delivered prior to the date on which they are required to be delivered pursuant to Section 5.1(a), the last Business Day of the calendar month in which such financial statements are actually delivered (but in no event later than the date set forth in clause (i) of this sentence).

(c) If, on any date, the Company or any Restricted Subsidiary shall receive Net Proceeds from any Asset Sale or any Event of Loss in excess of $2,000,000 in any fiscal year or shall receive any Vale Extraordinary Receipts, in each case, to the extent required by Section 5.14, 6.5(a)(vi) or 6.5(e), such Net Proceeds (to the extent in excess of $2,000,000 and only to the extent not including any Net

Proceeds received from any Asset Sale that occurred prior to the Closing Date) or such Vale Extraordinary Receipts shall be applied within five Business Days of such date to prepay (A) outstanding Term Loans in accordance with this Section 2.6 and (B) at the Company’s option, outstanding Indebtedness that is secured by the Collateral on a pari passu basis incurred as Permitted First Priority Refinancing Debt or Permitted Incremental Indebtedness (collectively, “Other Applicable Indebtedness”). Any such Net Proceeds from any Asset Sale or any Event of Loss or any such Vale Extraordinary Receipts may be applied to Other Applicable Indebtedness only to (and not in excess of) the extent to which a mandatory prepayment is required under the terms of such Other Applicable Indebtedness (with any remaining Net Proceeds or any Vale Extraordinary Receipts applied to prepay outstanding Term Loans in accordance with the terms hereof), unless such application would result in the holders of Other Applicable Indebtedness receiving in excess of their pro rata share (determined on the basis of the aggregate outstanding principal amount of Term Loans and Other Applicable Indebtedness at such time) of such Net Proceeds or such Vale Extraordinary Receipts relative to Term Lenders, in which case such Net Proceeds or such Vale Extraordinary Receipts may only be applied to Other Applicable Indebtedness on a pro rata basis with outstanding Term Loans. To the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased, repaid or prepaid with any such Net Proceeds or any such Vale Extraordinary Receipts, the declined amount of such Net Proceeds or such Vale Extraordinary Receipts shall promptly (and, in any event, within 10 Business Days after the date of such rejection) be applied to prepay Term Loans in accordance with the terms hereof (to the extent such Net Proceeds or such Vale Extraordinary Receipts would otherwise have been required to be applied if such Other Applicable Indebtedness was not then outstanding).

(d) If, on any date, the Borrowers shall be required to prepay Incremental Term Loans with Segregated Cash Collateral pursuant to the terms of such Incremental Term Loans and/or the agreements entered into in connection therewith, then the Borrowers shall be entitled to apply such Segregated Cash Collateral to prepay such Incremental Term Loans without any obligation to prepay any other then outstanding Term Loans.

(e) Each of the Borrowers shall deliver to the Administrative Agent notice of each prepayment required under this Section 2.6 not less than three Business Days prior to the date such prepayment shall be made (each such date, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date and (ii) the principal amount of each Loan (or portion thereof) to be prepaid. The Administrative Agent will promptly notify each applicable Lender of such notice and of each such Lender’s Pro Rata Share of the prepayment. Each such Lender may reject all of its Pro Rata Share of the prepayment (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Company no later than 5:00 P.M., New York City time, one (1) Business Day after the date of such Lender’s receipt of such notice from the Administrative Agent. Each Rejection Notice from a given Lender shall specify the principal amount of the prepayment to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the prepayment to be rejected, any such failure will be deemed an acceptance of the total amount of such prepayment. Subject to any requirements of any other Indebtedness, any Declined Proceeds may be retained by the Company. The Company shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.6, a certificate signed by a Responsible Officer of the Company setting forth in reasonable detail the calculation of the amount of such prepayment.

(f) Amounts to be applied in connection with prepayments made pursuant to this Section 2.6 shall be applied to the prepayment of the Term Loans in accordance with Section 2.12(b).

(g) Notwithstanding the foregoing, if the Company reasonably determines in good faith that any amounts attributable to Subsidiaries (other than Subsidiaries organized under the laws of the Marshall Islands) that are required to be prepaid pursuant to Sections 2.6(b) or (c) would result in material adverse tax consequences or violate local law in respect of upstreaming proceeds (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors), in each case as set forth in a certificate delivered by a Responsible Officer of the Company to the Administrative Agent, then the Borrowers and the Restricted Subsidiaries shall not be required to prepay such amounts as required under Sections 2.6(b) and (c) until such material tax consequences or local law violation no longer exists; provided that the Borrowers and the Restricted Subsidiaries shall take commercially reasonable actions to permit repatriation of the proceeds subject to such prepayments in order to effect such prepayments without violating local law or incurring material adverse tax consequences.

2.7 Conversion and Continuation Options.

(a) The Borrowers may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrowers may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); and provided, further, that, no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrowers giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that, to the extent the Required Lenders provide written notice thereof to the Borrowers, no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing; and provided, further, that if the Borrowers shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.8 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $500,000 or a whole multiple of $100,000 in excess thereof and (b) no more than five Eurodollar Tranches shall be outstanding at any one time.

2.9 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.9 plus 2.00% and (ii) if all or a portion of (x) any interest payable on any Loan, or (y) any other amount payable hereunder or under any other Loan Document shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Term Facility plus 2.00%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.9(c) shall be payable from time to time on demand.

2.10 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted from a Eurodollar Loan, the date of conversion of such Eurodollar Loan to such ABR Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted to a Eurodollar Loan, the date of conversion of such ABR Loan to such Eurodollar Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).

2.11 Inability to Determine Interest Rate; Illegality.

(a) If prior to the first day of any Interest Period (i) the Administrative Agent or the Majority Facility Lenders in respect of the relevant Term Facility shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (ii) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Term Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Term Facility requested to be made on the first day of such Interest Period shall be made as ABR

Loans, (y) any Loans under the relevant Term Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Term Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent (which the Administrative Agent agrees to do promptly once such condition no longer exists), no further Eurodollar Loans under the relevant Term Facility shall be made or continued as such, nor shall the Borrowers have the right to convert Loans under the relevant Term Facility to Eurodollar Loans.

(b) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrowers and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans (the interest rate on which shall, if necessary to avoid illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the ABR), in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in clause (a) above.

In the event any Lender shall exercise its rights under paragraphs (i) or (ii) of this clause (b), all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

For purposes of this clause (b) a notice to the Borrowers by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrowers.

(c) If any Secured Party determines, acting reasonably, that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Secured Party to hold or benefit from a Lien over real property of the Loan Parties pursuant to any law of the United States or any State thereof, such Secured Party may notify the Administrative Agent and disclaim any benefit of such security interest to the extent of such illegality; provided that such determination or disclaimer shall not invalidate, render unenforceable or otherwise affect in any manner such Lien for the benefit of any other Secured Party.

2.12 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrowers from the Lenders hereunder and, each payment by, the Borrowers on account of any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Incremental Term Percentages of the relevant Lenders.

(b) Except as provided in Section 2.6(d) and Section 2.23 with respect to Incremental Term Loans to be prepaid with Segregated Cash Collateral, each payment (including each prepayment) on account of principal of and interest on the Term Loans shall be made pro rata to the Term Lenders according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each optional prepayment of the Term Loans made pursuant to Section 2.5 shall be applied as directed by the Borrowers in the notice described in Section 2.5 and, if no direction is given by the Borrowers, in the direct order of maturity. The amount of each mandatory prepayment of the Term Loans pursuant to Section 2.6 shall be applied as directed by the Borrowers in the notice described in Section 2.6 and, if no direction is given by the Borrowers, in the direct order of maturity.

(c) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. Any payments received after such time shall be deemed to be received on the next Business Day at the Administrative Agent’s sole discretion. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Except as otherwise provided hereunder, if any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be required on the immediately preceding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to the time of any Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Term Facility, on demand, from the Borrowers. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrowers prior to the date of any payment due to be made by the Borrowers hereunder that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrowers are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrowers within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

2.13 Requirements of Law.

(a) Subject to clause (c) of this Section 2.13, if any Change in Law shall (i) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for (x) Indemnified Taxes or Other Taxes indemnified pursuant to Section 2.14, or (y) any Taxes described in clause (i), (ii), (iii) or (iv) of the definition of Indemnified Taxes), (ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate or (iii) impose on such Lender any other condition, and the result of any of the foregoing is to increase the cost to such Lender by an amount that such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) Subject to clause (c) of this Section 2.13, if any Lender shall have determined that compliance by such Lender (or any corporation controlling such Lender) with any Change in Law regarding capital adequacy or liquidity requirement shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Loans to a level below that which such Lender or such corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity requirement) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrowers (with a copy to the Administrative Agent) of a written request therefor (setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.13(b)), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Notwithstanding anything to the contrary in this Agreement (including clauses (a) and (b) above), reimbursement pursuant to this Section 2.13 for increased costs arising from any market disruption (i) shall be limited to circumstances generally affecting the banking market and (ii) may only be requested by Lenders representing the Majority Facility Lenders with respect to the applicable Term Facility. A certificate as to any additional amounts payable pursuant to this Section 2.13 submitted by any Lender to the Borrowers (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrowers shall pay such Lender the additional amount shown as due on any such certificate promptly after, and in any event within, 10 Business Days of, receipt thereof. Notwithstanding anything to the contrary in this Section 2.13, the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.13 for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrowers of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section 2.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.14 Taxes.

(a) Any and all payments made by or on account of any Loan Party under any Loan Document shall be made free and clear of, and without any deduction or withholding on account of, any Taxes, except to the extent required by applicable Requirement of Law as determined in the good faith discretion of the person required by such Requirement of Law to withhold or deduct such Taxes (such Person, the “Applicable Withholding Agent”). If any Loan Party or any other Applicable Withholding Agent shall be required by any applicable Requirement of Law (as determined in the good faith discretion of the Applicable Withholding Agent) to deduct or withhold any Taxes from or in respect of any such payment to the Administrative Agent or any Lender, (i) if the Tax in question is an Indemnified Tax or Other Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings of Indemnified Taxes or Other Taxes have been made (including deductions or withholdings of such Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 2.14), each Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Applicable Withholding Agent shall make such deductions or withholdings, (iii) the Applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirement of Law, and (iv) as soon as reasonably practicable after the date of such payment to such Governmental Authority by the applicable Loan Party or other Applicable Withholding Agent, such Loan Party or other Applicable Withholding Agent (as the case may be) shall deliver to the Administrative Agent or such applicable Loan Party, respectively, the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to the Administrative Agent or such applicable Loan Party, respectively.

(b) In addition, the Borrowers jointly and severally agree to pay to the relevant Governmental Authority in accordance with applicable Requirement of Law any and all present or future stamp, court or documentary Taxes and any other excise, intangible or mortgage recording Taxes, imposed by any Governmental Authority, which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (all such non-excluded taxes described in this Section 2.14(b) being hereinafter referred to as “Other Taxes”).

(c) The Borrowers agree jointly and severally and each Guarantor agrees jointly and severally to indemnify the Administrative Agent and each Lender (each a “Tax Indemnitee”), within ten (10) days after written demand therefor, for (i) the full amount of Indemnified Taxes and Other Taxes payable by such Tax Indemnitee and (ii) any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by a Tax Indemnitee (or by the Administrative Agent on behalf of a Tax Indemnitee), accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error. If the Company reasonably believes that such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Tax Indemnitee will use reasonable efforts to cooperate with the Borrowers to file for and obtain a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole determination of the Tax Indemnitee, result in any unreimbursed costs or expenses or be otherwise disadvantageous to it. Any resulting refund shall be governed by Section 2.14(e).

(d) (i) Each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrowers and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent) two properly completed and duly signed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding and each Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrowers and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent) two properly completed and duly signed original copies of any applicable IRS Form W-8 (including any required attachments or exhibits).

(ii) In addition to the foregoing, each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation (such documentation, together with the IRS forms referred to in Section 2.14(d)(i), “Forms”) reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding, unless in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(iii) Each Lender hereby authorizes the Administrative Agent to deliver to the Borrowers and to any successor Administrative Agent any Forms provided to the Administrative Agent pursuant to this Section 2.14(d).

(iv) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v) The Administrative Agent shall deliver to the Borrowers on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers) two properly completed and duly signed original copies of whichever of the following is applicable: (i) if the Administrative Agent is a “United States person” as defined in Section 7701(a)(30) of the Code, IRS Form W-9 certifying that the Administrative Agent is exempt from U.S. federal backup withholding or (ii) if the Administrative Agent is not a “United States person” as defined in Section 7701(a)(30) of the Code, an applicable IRS Form W-8 establishing the Administrative Agent’s non-U.S. status.

(vi) Notwithstanding anything to the contrary in this Section 2.14(d), no Lender or Administrative Agent shall be required to deliver any documentation that such Lender or Administrative Agent is not legally eligible to deliver.

(a) If any Tax Indemnitee determines, in its sole discretion exercised in good faith, that it has received a refund (in cash or applied as a payment of Taxes otherwise payable in cash) in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by a Loan Party pursuant to Section 2.14(a), (b) or (c), it shall promptly remit such refund to such Loan Party (but only to the extent of indemnification or additional amounts paid by the Loan Party under this Section 2.14 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred in obtaining such refund, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by any Tax Indemnitee on such interest); provided that the Loan Parties, upon the request of the Tax Indemnitee, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such Tax Indemnitee in the event such Tax Indemnitee is required to repay such refund to the relevant Governmental Authority. This Section 2.14(e) shall not be construed to require any Tax Indemnitee to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrowers or any other person.

(b) The agreements in this Section 2.14 shall survive the termination of this Agreement, the payment of the Loans and all other amounts payable hereunder, resignation of the Administrative Agent and any assignment of rights by, or replacement of, any Lender.

2.15 Indemnity. The Borrowers agree to jointly and severally indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrowers in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrowers have given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrowers in making any prepayment of or conversion from Eurodollar Loans after the Borrowers have given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.15 submitted to the Borrowers by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13, 2.14(a) or 2.14(c) with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts to designate another lending office for any Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates with the object of avoiding the consequences of such event; provided that such designation (i)

is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s), branch or affiliate to suffer no legal or regulatory disadvantage or unreimbursed cost or expense and (ii) reduces or eliminates amounts payable pursuant to Section 2.13, 2.14(a) or 2.14(c); and provided, further, that nothing in this Section 2.16 shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.13.

2.17 Replacement of Lenders. Either Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Sections 2.11, 2.12, 2.13, 2.14(a) or 2.14(c), (b) becomes a Defaulting Lender or otherwise defaults in its obligation to make Loans hereunder or (c) has not consented to a proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.1 that requires the consent of all Lenders or all Lenders under a particular Term Facility or each Lender affected thereby and which has been approved by the Required Lenders as provided in Section 10.1, with a Lender or Eligible Assignee; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) in the case of clause (a), prior to any such replacement, such Lender shall have taken no action under Section 2.16 so as to eliminate the continued need for payment of amounts owing pursuant to Sections 2.11, 2.13, 2.14(a) or 2.14(c), (iii) the replacement financial institution or other Eligible Assignee shall purchase, at par, all Loans and other amounts (or, in the case of clause (c) as it relates to provisions affecting a particular Term Facility, Loans or other amounts owing under such Term Facility) owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrowers shall be liable to such replaced Lender under Section 2.15 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution or other Eligible Assignee, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be deemed to have made such replacement in accordance with the provisions of Section 10.6, (vii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Sections 2.11, 2.13, 2.14(a), 2.14(c) or 2.15(b) as the case may be, and (viii) in the case of any such replacement resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Sections 2.14(a) or 2.14(c), such replacement will result in a reduction in such compensation and payments and (ix)any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender. Upon any such assignment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof (or, in the case of clause (c) as it relates to provisions affecting a particular Term Facility, a Lender under such Term Facility); provided that any rights of such replaced Lender to indemnification hereunder shall survive as to such replaced Lender. Each Lender, the Administrative Agent and each Borrower agrees that in connection with the replacement of a Lender and upon payment to such replaced Lender of all amounts required to be paid under this Section 2.17, the Administrative Agent and the Borrowers shall be authorized, without the need for additional consent from such replaced Lender, to execute an Assignment and Assumption on behalf of such replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent or the Borrowers and, to the extent required under Section 10.6, the Borrowers, shall be effective for purposes of this Section 2.17 and Section 10.6. Notwithstanding anything to the contrary in this Section 2.17, in the event that a Lender which holds Loans or Commitments under more than one Term Facility does not agree to a proposed amendment, supplement, modification, consent or waiver which requires the consent of all Lenders under a particular Term Facility (a “Non-Consenting Lender”), the Borrowers shall be permitted to replace the Non-Consenting Lender with respect to the affected Term Facility and may, but shall not be required to, replace such Lender with respect to any unaffected Term Facilities.

2.18 Notes. If so requested by any Lender by written notice to the Borrowers (with a copy to the Administrative Agent), the Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) (promptly after the Borrowers’ receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

2.19 Incremental Credit Extensions.

(a) The Borrowers may, at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of term loans (the commitments thereof, the “Incremental Term Commitments,” the loans thereunder, the “Incremental Term Loans,” and a Lender making such loans, an “Incremental Term Lender”); provided that:

(i) after giving effect to the incurrence of such Incremental Term Loans, the aggregate amount of Incremental Term Loans shall not exceed an amount equal to the sum of (x) $25,000,000, less the aggregate amount of Indebtedness incurred in reliance on clause (a)(x) of the definition of “Permitted Incremental Indebtedness” (provided that, for the avoidance of doubt, the amount available to the Borrowers pursuant to this clause (x) shall be available at all times and shall not be subject to any ratio test), plus (y) an unlimited amount at any time so long as, with respect to this clause (y) only, the Total First Lien Net Leverage Ratio (without netting the cash constituting proceeds of the applicable Incremental Term Loan to be incurred and any Permitted Incremental Indebtedness incurred substantially concurrently) would be no greater than 1.50 to 1.00, calculated on a Pro Forma Basis after giving effect to the incurrence of the Incremental Term Loans and any Permitted Incremental Indebtedness incurred substantially concurrently;

(ii) the Incremental Term Loans shall rank pari passu in right of payment and of security with the other Loans and Commitments hereunder; provided, however, that (i) any Incremental Term Commitments or Incremental Term Loans may provide for the prepayment of such Incremental Term Loans from Segregated Cash Collateral pursuant to the provisions of Section 2.23 without the requirement that the Borrowers prepay any other then outstanding Term Loans and (ii) any Incremental Term Loans entitled to the benefit of Segregated Cash Collateral shall be subject to Section 2.23;

(iii) the Incremental Term Loans shall not mature earlier than the Term Loan Maturity Date;

(iv) the Incremental Term Loans shall have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the Term Loans;

(v) the interest rates (including floors), yields, premiums, fees and discounts, and, subject to clauses (iii) and (iv) above, the amortization schedule applicable to any such Incremental Term Loans shall be determined by the Borrowers and the applicable Incremental Term Lenders;

(vi) no Default or Event of Default shall exist on the Incremental Facility Closing Date with respect to any Incremental Amendment entered into in connection therewith (and after giving effect to any Incremental Term Loans made thereunder); and

(vii) with respect to any Incremental Amendment, if the all-in-yield (whether in the form of interest rate margins, original issue discount, upfront fees or a Eurodollar Base Rate or ABR floor greater than 1.00% or 2.00%, respectively, in the case of any Incremental Term Loan, with such increased amount being equated to interest margin for purposes of determining any increase to the Applicable Margin under the Term Facility) with respect to the Incremental Term Loans made thereunder (as determined by the Borrowers and the applicable Incremental Term Lenders) exceeds the all-in yield (after giving effect to interest rate margins (including the Eurodollar Base Rate and ABR floors), original issue discount (equated to interest based on an assumed four-year life to maturity) and upfront fees (which shall be deemed to constitute like amount of original issue discount), but excluding any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders providing such Incremental Term Loan, which shall not be included and equated to the interest rate (collectively, the “All-In Yield”)) with respect to the existing Term Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Incremental Yield Differential”), then, upon the effectiveness of such Incremental Amendment, the Applicable Margin then in effect for Term Loans shall automatically be increased by the Incremental Yield Differential.

(b) Except as set forth in Section 2.19(a), the Incremental Term Loans shall be treated substantially the same as the Term Loans, including with respect to mandatory and voluntary prepayments (unless the applicable Incremental Term Lenders agree to a less than pro rata share of such prepayments) and Guarantees. Each notice from the Borrowers to the Administrative Agent pursuant to Section 2.19(a) shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans.

(c) Incremental Term Loans may be made by any existing Lender or any Additional Lender (provided that no Lender shall be obligated to make a portion of any Incremental Term Loan), in each case on terms permitted in this Section 2.19, and, to the extent not permitted in this Section 2.19, all terms and documentation with respect to any Incremental Term Loan which (i) are materially more restrictive on the Borrowers and the Restricted Subsidiaries, taken as a whole, than those with respect to the Term Loans made on the Closing Date (but excluding any terms applicable after the Term Loan Maturity Date) or (ii) relate to provisions of a mechanical (including with respect to the Collateral and currency mechanics) or administrative nature, shall in each case be reasonably satisfactory to the Administrative Agent; provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to such Lender’s making such Incremental Term Loans if such consent would be required under Section 10.6(b) for an assignment of Loans to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be (unless waived by the Additional Lender) subject to the satisfaction of each of the conditions set forth in Section 4.2 (it being understood that all references to the date of such extension of credit or similar language in Section 4.2 shall be deemed to refer to the Incremental Facility Closing Date) and such other conditions as the parties thereto shall agree (the effective date of any such Incremental Amendment, an “Incremental Facility Closing Date”). The Borrowers will use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans, unless it so agrees.

(d) Notwithstanding anything to the contrary herein, this Section 2.19 shall supersede any provisions in Sections 2.12 or 10.1 to the contrary and the Borrowers and the Administrative Agent may amend Section 2.12 to implement any Incremental Amendment.

2.20 Refinancing Amendments.

(a) At any time after the Closing Date, the Borrowers may obtain, from any Lender or any Additional Lender, Permitted Credit Agreement Refinancing Debt in respect of all or any portion of the Term Loans then outstanding under this Agreement (which will be deemed to include any then outstanding Other Term Loans) in the form of Other Term Loans or Other Term Commitments pursuant to a Refinancing Amendment; provided that such Permitted Credit Agreement Refinancing Debt:

(i) will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder;

(ii) will have such pricing, premiums, optional prepayment terms and financial covenants as may be agreed by the Borrowers and the Lenders thereof;

(iii) will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Term Loans being Refinanced;

(iv) subject to clause (ii) above, will have terms and conditions that are either substantially identical to, or, taken as a whole, less favorable to the Lenders or Additional Lenders providing such Permitted Credit Agreement Refinancing Debt than, the Refinanced Debt; and

(v) the proceeds of such Permitted Credit Agreement Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans being so Refinanced;

provided, further, that the terms and conditions applicable to such Permitted Credit Agreement Refinancing Debt may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrowers and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Permitted Credit Agreement Refinancing Debt is issued, incurred or obtained. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.2 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1.

(b) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Credit Agreement Refinancing Debt incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and/or Other Term Commitments).

(c) Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement, any Intercreditor Agreement (or to effect a replacement of any Intercreditor Agreement) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.20.

(d) Notwithstanding anything to the contrary in this Agreement, this Section 2.20 shall supersede any provisions in Sections 2.12 or 10.1 to the contrary and the Borrowers and the Administrative Agent may amend Section 2.12 to implement any Refinancing Amendment.

2.21 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted in the definitions of “Required Lenders” and “Majority Facility Lenders” and otherwise as set forth in Section 10.1.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to Section 2.12(b). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) [Reserved].

(b) Defaulting Lender Cure. If the Company and the Administrative Agent agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) No Release. The provisions hereof attributable to Defaulting Lenders shall not release or excuse any Defaulting Lender from failure to perform its obligations hereunder.

2.22 Loan Modification Offers.

(a) The Borrowers may, on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes on the same terms to each such Lender (each Class subject to such a Loan Modification Offer, a “Specified Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrowers; provided that (i) any such offer shall be made by the Borrowers to all Lenders with Loans with a like maturity date (whether under one or more tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Loans), (ii) no Default or Event of Default shall have occurred and be continuing at the time of any such offer and (iii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrowers; provided that, notwithstanding anything to the contrary, (x) assignments and participations of Specified Classes shall be governed by the same or, at the Borrowers’ discretion, more restrictive assignment and participation provisions than those set forth in Section 10.6, and (y) no repayment of Specified Classes shall be permitted unless such repayment is accompanied by an at least pro rata repayment of all earlier maturing Loans (including previously extended Loans) (or all earlier maturing Loans (including previously extended Loans) shall otherwise be or have been terminated and repaid in full). Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Specified Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Specified Class as to which such Lender’s acceptance has been made. No Lender shall have any obligation to accept any Loan Modification Offer.

(b) A Permitted Amendment shall be effected pursuant to an amendment to this Agreement (a “Loan Modification Agreement”) executed and delivered by the Borrowers, each applicable Accepting Lender and the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. No Loan Modification Agreement shall provide for any extension of any Specified Class in an aggregate principal amount that is less than 25% of such Specified Class then outstanding or committed, as the case may be. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrowers, to give effect to the provisions of this Section 2.22, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder; provided that no Loan Modification Agreement may provide for (i) any Specified Class to be secured by any Collateral or other assets of any Group Member that does not also secure the Loans and (ii) so long as any Loans are outstanding, any mandatory or voluntary prepayment provisions that do not also apply to the Loans on a pro rata basis; and (y) the terms and conditions of the applicable Loans and/or Commitments of the Accepting Lenders (excluding pricing, fees, rate floors and optional prepayment or redemption terms) shall be substantially identical to, or (taken as a whole) shall be no more favorable to, the Accepting Lenders than those applicable to the Specified Class (except for financial covenants or other covenants or provisions applicable only to periods after the Latest Maturity Date at the time of such Loan Modification Offer, as may be agreed by the Borrowers and the Accepting Lenders).

(c) Subject to Section 2.22(b), the Borrowers may at their election specify as a condition (a “Minimum Extension Condition”) to consummating any such Loan Modification Agreement that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Borrowers’ discretion and may be waived by the Borrowers) of Loans of any or all applicable Classes be extended.

(d) Notwithstanding anything to the contrary in this Agreement, this Section 2.22 shall supersede any provisions in Section 2.12 or 10.1 to the contrary and the Borrowers and the Administrative Agent may amend Section 2.12 to implement any Loan Modification Agreement.

2.23 Segregated Cash Collateral. (i) All or any portion of the proceeds from Incremental Term Loans (together with Other Funds (as defined below)) may at the Borrowers’ sole election be deposited in an account acceptable to the Administrative Agent on terms and conditions acceptable to the Administrative Agent as “Segregated Cash Collateral” and in connection therewith held by the Administrative Agent as part of the collateral securing only such Incremental Term Loans, without any requirement that the Lenders of other outstanding Term Loans be granted a security interest until such time as such Segregated Cash Collateral (or any portion thereof) shall have become Cash Collateral securing all outstanding Term Loans or is released to the Borrowers for the purpose of acquiring Collateral that will secure the Obligations under all outstanding Term Loans, (ii) the Borrowers shall be permitted to apply such Segregated Cash Collateral (or any portion thereof) to prepay (or offer to prepay) all or a portion of such Incremental Term Loans in accordance with the terms of this Agreement without any obligations to prepay (or offer to prepay) any other then outstanding Term Loans, (iii) the Borrowers shall, to the extent of any portion of such Segregated Cash Collateral provided by the Borrowers which did not constitute proceeds from Incremental Term Loans (the “Other Funds”), be entitled to obtain a release of such Other Funds, deposited as Segregated Cash Collateral in connection with the borrowing of such Incremental Term Loans, in an amount not to exceed the percentage of the principal amount of such Incremental Term Loans that have been repaid by the Borrowers and (iv) to the extent the Borrowers’ obligations to repay such Incremental Term Loans pursuant to the terms of the arrangement regarding such Segregated Cash Collateral shall have terminated or expired, then such remaining Segregated Cash Collateral (and/or Collateral acquired therewith) shall be delivered to the Administrative Agent as Collateral to secure all outstanding Term Loans. Incremental Term Loans borrowed in accordance with the terms of the preceding sentence shall not be entitled to the benefit of any of the Collateral securing the Obligations under the then outstanding Term Loans except to the extent (which may be on more than one occasion with respect to one or more borrowings of Incremental Term Loans) that Segregated Cash Collateral shall have become Cash Collateral securing the Obligations under all outstanding Term Loans or shall have been applied to the acquisition of Collateral securing the Obligations under all outstanding Term Loans.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, each Loan Party hereby jointly and severally represents and warrants to the Administrative Agent and each Lender that:

3.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Company and its consolidated Subsidiaries and related pro forma consolidated statements of income of the Company as at June 30, 2017 (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to the consummation of the Transactions. The Pro Forma Balance Sheet has been prepared based on the best information available to the Company as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of the Company and its consolidated Subsidiaries as at June 30, 2017 assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The financial statements delivered pursuant to Section 4.1(c) present fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at such applicable date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Since June 30, 2017, there have been no transactions entered into by Company or any of its consolidated Subsidiaries, other than those in the ordinary course of business or that have been publicly disclosed, which are material with respect to the Company and its consolidated Subsidiaries considered as one enterprise, and there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its Capital Stock.

3.2 No Change. Since December 31, 2016, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

3.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and (where applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and (where applicable in the relevant jurisdiction) in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except in the case of clauses (a) (as it relates to good standing), (c) and (d) above, to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4 Power; Authorization; Enforceable Obligations.

(a) Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement and to authorize the other Transactions.

(b) No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.15(a). No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the consummation of the Transactions, except (x) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (y) the filings referred to in Section 3.15(a) and (iii) those, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

(c) Each Loan Document has been duly executed and delivered on behalf of each applicable Loan Party. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each applicable Loan Party, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law), and subject to an implied covenant of good faith and fair dealing.

3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings and guarantees hereunder and the use of the proceeds thereof and the consummation of the Transactions (a) will not violate (x) any material Requirement of Law or any Contractual Obligation of any Group Member, except as would not reasonably be expected to have a Material Adverse Effect or (y) the Organizational Documents of any Loan Party and (b) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any such Organizational Documents or any such Contractual Obligation (other than the Liens created by the Security Documents).

3.6 Litigation. No litigation, suit or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened by or against any Group Member or against any of their respective properties, assets or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have a Material Adverse Effect.

3.7 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 6.7 and except where the failure to have such title or other interest could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.8 Intellectual Property. Except as could not, individually or in an aggregate, reasonably be expected to have a Material Adverse Effect, the Group Members own, or are licensed to use, all intellectual property necessary for the conduct in all material respects of the business of the Group Members, taken as a whole, as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning any Group Member’s use of any intellectual property or the validity or effectiveness of any Group Member’s intellectual property or alleging that the conduct of any Group Member’s business infringes or violates the rights of any Person, nor does any Group Member know of any valid basis for any such claim except for such claims that could not reasonably be expected to impair or interfere in any material respect with the operations of the business conducted by the Group Members, taken as a whole, or result in a Material Adverse Effect.

3.9 Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Group Member has filed all Tax returns required to be filed, and have paid all Taxes levied or imposed upon them or their properties, that are due and payable (including in their capacity as a withholding agent) taking into account valid and applicable extensions and (ii) there is no current, pending or, to the knowledge of any Group Member, proposed Tax audit, deficiency, assessment or other claim against any Group Member.

3.10 Federal Regulations. No Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for the purpose of buying or carrying Margin Stock or for any purpose that violates the provisions of the Regulations of the Board.

3.11 ERISA. Neither a Reportable Event nor a failure to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived has occurred during the five-year period prior to the date on which this representation is made or is reasonably expected to occur or deemed made with respect to any Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Plan has been operated and maintained in compliance in all respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred or is reasonably expected to occur, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Company nor any Commonly Controlled Entity has had or is reasonably expected to have a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA. No such Multiemployer Plan is Insolvent.

3.12 Investment Company Act; Other Regulations. None of the Group Members is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.13 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and real properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and (to the knowledge of the Group Members) have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of any Environmental Law;

(b) no Group Member has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Loan Party have knowledge that any such notice is being threatened;

(c) Materials of Environmental Concern have not been released, transported, generated, treated, stored or disposed of from the Properties in violation of, or in a manner or to a location that is reasonably expected to give rise to liability under, any Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Group Member, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) the Properties and all operations at the Properties are in compliance, and (to the knowledge of the Group Members) have in the past been in compliance, with all applicable Environmental Laws;

(f) to the knowledge of the Group Members, there are no past or present conditions, events, circumstances, facts, or activities that would reasonably be expected to give rise to any liability or other obligation for any Group Member under any Environmental Laws;

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

3.14 Accuracy of Information, Etc. No statement or information concerning any Group Member or the business operated by any Group Member contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained, as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading. The projections and pro forma financial information, taken as a whole, contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made and as of the Closing Date (with respect to such projections and pro forma financial information delivered prior to the Closing Date), it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, forecasts and projections are subject to uncertainties and contingencies, actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no assurance can be given that any forecast or projections will be realized.

3.15 Security Documents.

(a) Each of the Security Documents is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. Upon execution and delivery and upon the filing of financing statements under the UCC and/or the giving of notice of the assignment contained therein in the case of the Assignments of Freights and Hires, the Assignment of the Vale Port Contract, each Assignments of the Vale Time Charter and the Assignments of Insurances and the recording of the respective Ship Mortgages with the Ship Mortgage Registry of Panama through the Panamanian Consulate at the Port of Piraeus, Greece with respect to the vessels registered in Panama, at or about the Closing Date (but in no event later than three (3) Business Days after the Closing Date, each of the Security Documents will create in favor of the Administrative Agent for the benefit of the Secured Parties (i) in the case of Security Documents (other than the Ship Mortgages, the Assignment of the Vale Port Contract and the Assignments of the Vale Time Charters), a duly perfected first priority security interest in and liens on the Collateral subject thereto enforceable against each Borrower a party thereto as security for the performance of the obligations secured thereby and the security interests created by each of the Security Documents (other than the Ship Mortgages, the Assignment of the Vale Port Contract and the Assignments of the Vale Time Charters) do not require any further action to be taken in order to create or perfect such security interests or to permit the Administrative Agent to enforce its rights under each Security Document (other than the Ship Mortgages, the Assignment of the Vale Port Contract and the Assignments of the Vale Time Charters) creating the same, in each case, to the extent possible to create and perfect such security interest under the laws the State of New York and the District of Columbia, including the Uniform Commercial Code, as in effect on the date hereof, (ii) in the case of the Ship Mortgages, a valid, binding and duly perfected first priority mortgage lien covering the respective Mortgaged Vessel on which it purports to create such mortgage lien enforceable against each Mortgaged Vessel Guarantor a party thereto as security for the performance of the obligations secured thereby, in each case, pursuant to the applicable law pertaining to such Ship Mortgages, and (iii) in the case of the Assignment of the Vale Port Contract and each Assignment of the Vale Time Charter, a valid, binding and duly perfected first priority security interest in favor of the Administrative Agent covering the respective Vale Contract Collateral on which it purports to create such security interest as security for the performance of the obligations secured thereby.

(b) (i) Each Vale Contract Guarantor is, and will be as of the Closing Date, the sole legal and beneficial owner of the Vale Contract Collateral over which such Vale Contract Guarantor purports to create a security interests in accordance with the terms of the Assignment of the Vale Port Contract or (as the case may be) the applicable Assignment of the Vale Time Charter, (ii) no Vale Contract Guarantor has assigned, charged or otherwise encumbered the applicable Vale Contract Collateral or any moneys payable thereunder, otherwise than pursuant to the Loan Documents, and (iii) there are no restrictions on the ability of a Vale Contract Guarantor to create the security interests which it purports to create in accordance with the terms of the Vale Port Contract or (as the case may be) the applicable Assignment of the Vale Time Charter.

3.16 Solvency. As of the Closing Date, the Company and the Restricted Subsidiaries, on a consolidated basis, after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith and the other transactions contemplated hereby and thereby, will be and will continue to be, Solvent.

3.17 Patriot Act; FCPA; OFAC.

(a) To the extent applicable, each Loan Party and each Group Member is in compliance, in all material respects, with (i) the Patriot Act and (ii) each of the foreign assets control regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (31 CFR Subtitle B, Chapter V, as amended).

(b) To the extent applicable, each Loan Party and each Group Member is in compliance, in all material respects, with the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time (the “FCPA”) and any other applicable anti-bribery or anti-corruption law. No part of the proceeds of the Loans will knowingly be used, directly or indirectly, for any payments to any “foreign official” (as such term is defined in the FCPA), any foreign political party or official thereof, any candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or any other applicable anti-bribery or anti-corruption law.

(c) No Loan Party or Group Member nor, to the knowledge of the Borrowers, any director, officer, agent, employee or Affiliate of the Borrowers, is (i) a Person that is listed on, or is owned or controlled by any Persons that are listed on, OFAC’s list of Specially Designated Nationals and Blocked Persons or any other restricted parties list administered by any Governmental Authority or is otherwise the subject of any U.S. or other applicable economic sanctions law, regulation or executive order or (ii) located, organized or resident in a country or territory that is the subject of any U.S. or other applicable economic sanctions law, regulation or executive order.

(d) The Borrowers will not directly or knowingly indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person, or in any country or territory, that, at the time of such financing, is the subject of any U.S. or other applicable economic sanctions to the extent in violation of any applicable economic sanctions.

3.18 Completeness of Vale Port Contract, Vale Time Charters and Underlying Time and Bareboat Charter Agreements. The copies of the Vale Port Contract, each Vale Time Charter and each Underlying Time and Bareboat Charter Agreement delivered to the Administrative Agent are true and complete copies of each such document constituting valid and binding obligations of the parties thereto enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or by law), and subject to an implied covenant of good faith and fair dealing, and no amendments thereto or variations thereof have been agreed nor has any action been taken by the parties thereto which, in each case, would in any way render the Vale Port Contract, any Vale Time Charter and/or any Underlying Time and Bareboat Charter Agreement inoperative or unenforceable.

3.19 Registration of Vessels. On the Closing Date, each Existing Vessel owned by the Company or the Mortgaged Vessel Guarantors has been duly registered in the name of the Company or the relevant Mortgaged Vessel Guarantor (as applicable) under the laws and regulations and flag of the nation of its registration and no other action is necessary to establish and perfect such entity’s title to and interest in any of the Existing Vessels as against any charterer or third party; and all such Existing Vessels are owned directly by the Company or such Mortgaged Vessel Guarantors free and clear of all material liens, claims, security interests or other encumbrances, other than Permitted Liens.

3.20 Choice of Law; Consent to Jurisdiction; Appointment of Agent to Accept Service of Process. The choice of the laws of (i) the State of New York, as the governing law of each of the Loan Documents (other than the Assignment of the Vale Port Contract and the Assignments of the Vale Time Charters) and (ii) England, as the governing law of the Assignment of the Vale Port Contract and each Assignment of the Vale Time Charter is, in each case, a valid choice of law under the laws of the jurisdiction of formation of the Borrowers and the Guarantors (each a “Relevant Jurisdiction”) and any political subdivision thereof and courts of each Relevant Jurisdiction should honor this choice of law. Each of the Borrowers and the Guarantors has the power to submit and pursuant to Section 10.12 of this Agreement has legally, validly, effectively and irrevocably submitted to the non-exclusive personal jurisdiction of the United States District Court for the Southern District of New York and the Supreme Court of New York, New York County (including, in each case, any appellate courts thereof) in any suit, action or proceeding against it arising out of or related to any of the Loan Documents (other than the Assignment of the Vale Port Contract and the Assignments of the Vale Time Charters, in respect of which the courts of England shall have jurisdiction) or with respect to its obligations, liabilities or any other matter arising out of or in connection with this Agreement and has validly and irrevocably waived any objection to the venue of a proceeding in any such court; and the Borrowers have the power to designate, appoint and empower and pursuant to Section 10.12 of this Agreement has legally, validly, effectively and irrevocably consented to service of process in the manners set forth therein.

3.21 Waiver of Immunities. The Borrowers and the Guarantors, and their obligations under the Loan Documents, are subject to civil and commercial law and to suit and none of the Borrowers, the Guarantors or any of their respective properties, assets or revenues have any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any Panamanian, New York State or U.S. federal court, as the case may be, from service of process, attachment upon or prior to judgment, or attachment in aid of execution of judgment, or from execution or enforcement of a judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of a judgment, in any such court, with respect to its obligations or liabilities or any other matter under or arising out of or in connection with this Agreement or any other Loan Document; and, to the extent that the Borrowers, any Guarantor or any of their respective properties, assets or revenues may have or may hereafter become entitled to any such right of immunity in any such court in which proceedings may at any time be commenced, each of the Borrowers and the Guarantors waived or will waive such right to the extent permitted by law and has consented to such relief and enforcement as provided in the Loan Documents.

3.22 Enforceability of New York Judgment. Subject to the relevant exequatur procedure, any final judgment for a fixed or readily calculable sum of money rendered by any court of the State of New York or of the United States located in the State of New York having jurisdiction under its own domestic laws in respect of any suit, action or proceeding against the Borrowers or any Guarantor based upon any of the relevant Loan Documents would be declared enforceable against the Borrowers or a Guarantor as applicable, by the courts of any Relevant Jurisdiction without reexamination, review of the merits of the cause of action in respect of which the original judgment was given or re-litigation of the matters adjudicated upon or payment of any stamp, registration or similar tax or duty.

3.23 Validity Under the Laws of Each Relevant Jurisdiction. It is not necessary under the laws of any Relevant Jurisdiction or any political subdivision thereof or authority or agency therein (i) in order to enable an Assignee therein to enforce its rights under this Agreement or to enable any Lender to enforce its rights under any of the Loan Documents or (ii) as a result solely of any such Assignee, for such Assignee, to be licensed, qualified, or otherwise entitled to carry on business in such Relevant Jurisdiction or any political subdivision thereof or authority or agency therein; each of the Loan Documents are in proper legal form under the laws of each Relevant Jurisdiction and any political subdivision thereof or authority or agency therein for the enforcement thereof against the Borrowers or a Guarantor, as applicable and it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Loan Documents in any Relevant Jurisdiction or any political subdivision thereof or agency therein that any of them be filed or recorded with any court, authority or agency in, or that any stamp, registration or similar taxes or duties be paid to any court, authority or agency of such Relevant Jurisdiction or any political subdivision thereof.

3.24 Stamp Duty. No stamp duty or similar tax or duty is payable under the laws or regulations of the Republic of the Marshall Islands in connection with the execution and delivery of and performance by the respective parties under the Loan Documents.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Closing Date. The agreement of each Lender to make the extension of credit requested to be made by it under this Agreement on the Closing Date is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received:

(i) this Agreement, executed and delivered by the Borrowers, each Guarantor and each Person listed on Schedule 1.1A;

(ii) each Security Agreement, executed and delivered by the Borrowers and each Secured Guarantor, as applicable;

(iii) [Reserved];

(iv) each other Security Document executed and delivered by each applicable Loan Party; and

(v) each Note duly executed by the Borrowers in favor of each Lender requesting the same.

(b) [Reserved].

(c) Financial Statements; Pro Forma Balance Sheet. The Lenders shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows related to the Company for the fiscal years ended on or about December 31, 2016, December 31, 2015 and December 31, 2014, (b) [reserved], and (c) a pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Company as of and for the twelve month period ending on the last day of the most recently completed four fiscal quarter period ended at least 45 days before the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statements of income); provided that all of the financial statements referred to in this paragraph shall meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the Securities and Exchange Commission promulgated thereunder to the same extent as the financial statements of the Company with respect to periods prior to the Closing Date met such requirements.

(d) [Reserved].

(e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid on or prior to the Closing Date, and all expenses required to be paid on the Closing Date for which reasonably detailed invoices have been presented (including the reasonable, fees and expenses of legal counsel to the Administrative Agent) to the Company at least three Business Days prior to the Closing Date.

(f) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, in form and substance reasonably acceptable to the Administrative Agent, with appropriate insertions and attachments, including certified organizational authorizations, incumbency certifications, the certificate of incorporation or other similar Organizational Document of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and bylaws or other similar Organizational Document of each Loan Party certified by a Responsible Officer as being in full force and effect on the Closing Date and (ii) a good standing certificate (long form, to the extent available) for each Loan Party from its jurisdiction of organization.

(g) Legal Opinions. The Administrative Agent shall have received the executed legal opinion of (i) Fried, Frank, Harris, Shriver & Jacobson, LLP, special counsel to the Loan Parties, (ii) Reeder & Simpson, P.C., Marshall Islands counsel for the Loan Parties, (iii) Pérez Alati, Grondona, Benites, Arntsen & Martínez de Hoz (h), Argentinean counsel for the Loan Parties, (iv) Vives y Asociados, Panamanian counsel for the Loan Parties, (v) Peroni Sosa Tellechea Burt & Narvaja, Paraguayan counsel for the Loan Parties, (vi) Ferrere Abogados, Uruguayan counsel for the Loan Parties, (vii) Demarest Advogados, Brazilian counsel for the Loan Parties, and (viii) Cozen O’Connor, special maritime counsel for the Loan Parties, and (ix) Clifford Chance LLP, English and Wales counsel for the Administrative Agent and the Arranger, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(h) Pledged Equity Interests. The Administrative Agent shall have received the certificates representing the shares of Pledged Equity Interests (to the extent certificated) pledged pursuant to each Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(i) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person, shall have been executed and delivered to the Administrative Agent in proper form for filing, registration or recordation.

(j) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate, which demonstrates that the Company and the Restricted Subsidiaries, on a consolidated basis, are and, after giving effect to the Transactions and the other transactions contemplated hereby, will be and will continue to be, Solvent.

(k) Officer’s Certificate. On the Closing Date, the Administrative Agent shall have received an Officer’s Certificate, dated the Closing Date and signed on behalf of the Company (and not in any individual capacity), certifying on behalf of the Company that the conditions in Sections 4.2(a) and 4.2(b) have been satisfied on such date.

(l) Governmental and Third Party Consents. The Borrowers and each Guarantor shall have received all governmental and third party consents set forth on Schedule 4.1 as required to be obtained in connection with the consummation of the Transactions.

(m) Lien Search Reports. The Administrative Agent shall have received copies of personal property Lien, tax and judgment Lien searches received by the Company prior to the Closing Date, which shall not reveal the existence of any Liens on or security interest in Collateral of the Loan Parties other than (i) Permitted Liens or (ii) Liens as to which the Administrative Agent has received evidence satisfactory to it that the obligations secured by such Liens have been fully and finally discharged on or prior to the Closing Date.

(n) Evidence of Insurance. The Administrative Agent shall have received from the relevant insurance provider confirmation that, upon receipt of notice of assignment of insurance, the Administrative Agent will be named as a loss payee/mortgagee (as its interests may appear) (but without any liability for any premiums) under each insurance policy required to be maintained pursuant to Section 5.5 and the terms of each Ship Mortgage, in each case to the extent the Administrative Agent may be named as such under the terms of the relevant insurance policy.

(o) Patriot Act. The Administrative Agent and the Lenders shall have received all documentation and other information that the Administrative Agent reasonably determines to be required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.

(p) Vale Port Contract, Vale Time Charters and Underlying Time and Bareboat Charter Agreements. The Administrative Agent shall have received a true, correct and complete copy of the Vale Port Contract, each Vale Time Charter and each Underlying Time and Bareboat Charter Agreement, each of which shall be in full force and effect as of the Closing Date.

4.2 Conditions to Each Borrowing Date. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including the Closing Date) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except where such representations and warranties are already qualified by materiality, in which case such representation and warranty shall be accurate in all respects) on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except where such representations and warranties are already qualified by materiality, in which case such representation and warranty shall be accurate in all respects) as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Notice. The Administrative Agent shall have received notice from the applicable Borrower, which, if in writing, may be in the form of a Borrowing Request.

Each borrowing by the Borrowers hereunder shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrowers jointly and severally hereby agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made), the Borrowers shall, and shall cause each Restricted Subsidiary to:

5.1 Financial Statements. Furnish to the Administrative Agent (who shall promptly furnish to each Lender):

(a) as soon as available, but in any event within 120 days after the last day of each fiscal year of the Company ending thereafter, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year and accompanied by an opinion of Price Waterhouse & Co. S.R.I. or other independent certified public accountants of recognized national standing, which opinion shall not be subject to qualification as to scope or contain any “going concern” qualification or exception other than with respect to or resulting from the maturity of any Loans under this Agreement occurring within one year from the time such opinion is delivered (provided that delivery within the time periods specified above of copies of the Annual Report on Form 20-F of the Company filed with the SEC shall be deemed to satisfy the requirements of this Section 5.1(a)); and

(b) as soon as available, but in any event within 75 days after the last day of the first three fiscal quarters of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as fairly stating in all material respects the financial position of the Company and its consolidated Subsidiaries in accordance with GAAP for the period covered thereby (subject to normal year-end audit adjustments and the absence of footnotes) (provided that delivery within the time periods specified above of copies of the Quarterly Report on Form 6-K of the Company filed with the SEC shall be deemed to satisfy the requirements of this Section 5.1(b)).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and (except as otherwise provided below) in accordance with GAAP applied consistently (except to the extent any such inconsistent application of GAAP has been approved by such accountants (in the case of clause (a) above) or officer (in the case of clause (b) above), as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

5.2 Certificates; Other Information. Furnish to the Administrative Agent (who shall promptly furnish to each Lender) or, in the case of clause (g), to the relevant Lender:

(a) promptly upon the request of the Administrative Agent, in connection with the delivery of any financial statements or other information pursuant to Section 5.1 or this Section 5.2, confirmation of whether such statements or information contains any Private Lender Information. The Borrowers and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Company, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to Section 5.1 or this Section 5.2 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Company has indicated contains Private Lender Information shall not be posted on that portion of the Platform designated for such public-side Lenders, provided that if Company has not indicated whether a document or notice delivered pursuant to Section 5.1 or this Section 5.2 contains Private Lender Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Company, its Subsidiaries or their securities;

(b) [Reserved];

(c) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) (x) in the case of financial statements delivered pursuant to Section 5.1(a) only, a certificate of a Responsible Officer of the Company setting forth the calculation of the Total First Lien Net Leverage Ratio and Excess Cash Flow for the Excess Cash Flow Period then ended and the Required Percentage of such Excess Cash Flow and any changes in the Cumulative Credit since the last delivery of a certificate under this paragraph (c) or since the Closing Date in the case of the first such certificate; and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date) and (iii) a certificate of a Responsible Officer certifying a list of names of all Unrestricted Subsidiaries and that each Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary;

(d) commencing with the fiscal year ending on or about December 31, 2017, simultaneously with the delivery of the consolidated financial statements referred to in Section 5.1(a) above, a detailed consolidated budget for the following fiscal year (including (i) projected consolidated quarterly income statements and (ii) projected consolidated annual balance sheets of the Company and its consolidated Subsidiaries, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall be based on reasonable estimates, information and assumptions that are reasonable at the time in light of the circumstances then existing, it being understood that projections are subject to uncertainties and there is no assurance that any projections will be realized;

(e) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 5.1(a) and (b) above, a narrative discussion and analysis of the financial condition and results of operations of the Company and the Restricted Subsidiaries for such fiscal quarter or fiscal year, as applicable, and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter (or for the entire such fiscal year most recently ended in the case of such discussion and analysis given after the end of such fiscal year), as compared to the comparable periods of the previous year;

(f) promptly, copies of all financial statements and reports that the Company sends generally to the holders of any class of its debt securities or public equity securities, acting in such capacity, and, within five days after the same are filed, copies of all financial statements and reports that the Company may make to, or file with, the SEC;

(g) promptly following any Lender’s request therefor, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering or terrorist financing rules and regulations, including the Patriot Act; and

(h) as promptly as reasonably practicable from time to time following the Administrative Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of any Group Member, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request.

5.3 Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all lawful claims that have become due and payable and have become or would reasonably be expected to become a lien upon its property and all Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings that stay the enforcement of such claim and the Company or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to pay such liabilities could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.4 Maintenance of Existence; Compliance with Laws; Compliance with the Vale Port Contract and Vale Time Charters; Compliance with the Underlying Time and Bareboat Charter Agreements.

(a) (1) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other all rights, privileges and franchises, in each case necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.8 or by the Security Agreement and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a

Material Adverse Effect; (2) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; (3) comply with all Governmental Approvals except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (4) comply in all respects with its respective obligations and enforce all of its respective rights under the Vale Port Contract and all Vale Time Charters, except to the extent that any such failure to so comply or enforce its rights under the Vale Port Contract and/or any Vale Time Charter could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) In the case of the Vale Charter Contracts, to at all times, cause all Underlying Time and Bareboat Charter Agreements to remain in full force and effect on the same economic terms and other material terms as are in effect on the Closing Date or on such other terms not adverse in any material respect to the interests of any Lender or the Administrative Agent under any Loan Document.

5.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) maintain all the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, (c) maintain with insurance companies that the Company believes (in the good faith judgment of the management of the Company) are financially sound and responsible at the time the relevant coverage is placed or renewed insurance in at least such amounts (after giving effect to any self-insurance which the Company believes (in the good faith judgment of management of the Company) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Company believes (in the good faith judgment of management of the Company) is reasonable and prudent in light of the size and nature of its business and (d) maintain at all times mortgagee’ s interest and pollution risk insurance policies (including additional perils (pollution) cover) with respect to each Mortgaged Vessel for the benefit of the Administrative Agent with such insurance companies and on such terms as shall be reasonably satisfactory to the Administrative Agent.

5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which entries full, true and correct in all material respects in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities and (b) permit, at the Borrowers’ sole expense, representatives of the Administrative Agent to visit and inspect any of its properties (including without limitation the Mortgaged Vessels) and examine and make abstracts from any of its books and records at any reasonable time during normal business hours, upon reasonable prior written notice, and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that (i) in no event shall there be more than one such visit for the Administrative Agent and its representatives as a group per calendar year except during the continuance of an Event of Default and (ii) the Borrowers shall have the right to be present during any discussions with accountants and/or any employees of the Company.

5.7 Notices. Promptly give notice to the Administrative Agent (who shall promptly furnish to each Lender) of:

(a) the occurrence of any Default or Event of Default;

(b) the following events, promptly and in any event within 30 days after the Borrowers know or have reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan in a material amount, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan that would result in the imposition of a material withdrawal liability, or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination (in other than a “standard termination” as defined in ERISA) or Insolvency of, any Plan; and

(c) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

5.8 Environmental Laws.

(a) Comply with, and take commercially reasonably action to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonably action to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and in the event that any Group Member shall fail timely to commence or cause to be commenced or fail diligently to prosecute to completion such actions, or contest such requirement in good faith as provided herein, allow the Administrative Agent (at its election) to cause such actions to be performed, and promptly pay all reasonable costs and expenses (including attorneys’ and consultants’ fees, charges and disbursements) thereof or incurred by the Administrative Agent in connection therewith.

5.9 Additional Guarantors, Collateral, Etc.

(a) If the Company or any of its Restricted Subsidiaries acquires or creates a Wholly Owned Restricted Subsidiary (or redesignates an Unrestricted Subsidiary as a Restricted Subsidiary and such Restricted Subsidiary is a Wholly Owned Restricted Subsidiary) other than any Excluded Subsidiary and such Wholly Owned Restricted Subsidiary shall at any time have total assets with a book value in excess of $1,000,000, then such Wholly Owned Restricted Subsidiary (unless such Subsidiary is a Securitization Subsidiary or is the U.S. Borrower or any other Subsidiary that at such time is a co-borrower under this Agreement) must become a Guarantor and shall, within 45 Business Days of the date on which it was so acquired, created or redesignated or so capitalized:

(i) execute and deliver to the Administrative Agent a Guarantor Joinder Agreement pursuant to which such Wholly Owned Restricted Subsidiary shall unconditionally guarantee all of the Borrowers’ Obligations under the Loans and the Loan Documents and, if such Wholly Owned Restricted Subsidiary (x) owns a Vessel required to become a Mortgaged Vessel, execute one or more Ship Mortgages and the other applicable Security Documents in favor of the Administrative Agent pursuant to which each such Vessel shall become a Mortgaged Vessel and such Guarantor shall be a Mortgaged Vessel Guarantor, in each case, for all purposes under this Agreement, and/or (y) is a counterparty to the Vale Port Contract and/or any Vale Time Charter, execute an Assignment of the Vale Port Contract or an Assignment of the Vale Time Charter, as applicable, in favor of the Administrative Agent pursuant to which such Guarantor shall become a Vale Contract Guarantor for all purposes under this Agreement;

(ii) in the case of a Mortgaged Vessel Guarantor that owns any Mortgaged Vessel Collateral, cause the parent of each such Mortgaged Vessel Guarantor that is a Borrower or a Restricted Subsidiary to enter into a Pledge Agreement in form and substance reasonably satisfactory to the Administrative Agent and deliver any and all certificates representing Equity Interests (to the extent certificated) accompanied by undated stock powers or other appropriate instruments of transfer executed in blank; and

(iii) deliver to the Administrative Agent one or more Opinions of Counsel that such Guarantor Joinder Agreement (only if such Wholly Owned Restricted Subsidiary is a Secured Guarantor) and Security Documents, if any, have been duly authorized, executed and delivered by such Wholly Owned Restricted Subsidiary and constitutes a valid and legally binding and enforceable obligation of such Wholly Owned Restricted Subsidiary, subject to customary exceptions.

(b) In the event the Company is required under this Agreement or otherwise elects in accordance with the terms of this Agreement to subject a Vessel to the Liens granted under the relevant Security Documents, on the date on which any Qualified Vessel is acquired (whether through the direct purchase of such Qualified Vessel or the Capital Stock of any Person owning such Qualified Vessel) by the Company or a Restricted Subsidiary (including pursuant to Section 6.5(b)) or any other Vessel which is required to be designated as a “Mortgaged Vessel” is acquired (whether through the direct purchase of such Vessel or the Capital Stock of any Person owning such Vessel) by the Company or a Restricted Subsidiary (any such date, a “Vessel Tender Date”) or in the case of a voluntary election by the Company on the effective date of such election, if a Restricted Subsidiary of the Company is the owner of such Vessel (the “Tendered Vessel Owner”), it shall execute a Guarantor Joinder Agreement and become a Mortgaged Vessel Guarantor under this Agreement and it (or the Company if the Company is the owner of such Vessel) shall deliver to the Administrative Agent the documents and certificates required by this Agreement and the applicable Security Documents (with the time periods required for such deliveries to be set and extended by the Administrative Agent in its reasonable discretion), including among other things: (i) a Ship Mortgage with respect to such Vessel dated the Vessel Tender Date; (ii) (x) with respect to any Mortgaged Vessel, an Assignment of Freights and Hires and Assignment of Insurance (if such exist) with respect to such Vessel dated the Vessel Tender Date and substantially in the form of Exhibits K-1 and K-2 respectively, to this Agreement, between either the Company or the Mortgaged Vessel Guarantor and the Administrative Agent, and (y) with respect to any Mortgaged Vessel that is subject to a bareboat charter, an Assignment of Insurance with respect to such Vessel dated the Vessel Tender Date and substantially in the form of Exhibit K-3 to this Agreement, between the applicable bareboat charterer and the Administrative Agent; (iii) the certificates of an Independent Appraiser setting forth its determination of the Appraised Value of such Vessel as of such Vessel Tender Date or any date not more than 30 days prior to such Vessel Tender Date; (iv) a report of an insurance broker with respect to insurance policies maintained by the Tendered Vessel Owner with respect to such Vessel; (v) a current certificate from the American Bureau of Shipping, Det Norske Veritas or Lloyds Register of Shipping or other classification society of recognized international standing reasonably acceptable to the Administrative Agent for such Vessel, which shall be free from any material recommendations; (vi) a certificate of ownership and encumbrances from the official registry of such Vessel; (vii) evidence satisfactory to the Administrative Agent that all Indebtedness outstanding with respect to such Vessel has been repaid and that all security granted by, or covering assets or property of, the Company or any of the Restricted Subsidiaries with respect to such Indebtedness shall have been released; (viii) an Officer’s Certificate reasonably satisfactory to the Administrative Agent certifying as to ownership of such Vessel or Qualified Collateral and such other matters as Administrative Agent may reasonably request; and (ix) an Opinion of Counsel as to the perfection of the security interests of the Administrative Agent for the benefit of the Secured Parties in such Vessel or Qualified Collateral and such general customary corporate matters as the Administrative Agent may reasonably request.

(c) The Company or any Mortgaged Vessel Guarantor may at its option, at any time and from time to time, substitute Qualified Collateral for a Mortgaged Vessel, Mortgaged Vessels or other Mortgaged Vessel Collateral (including without limitation in connection with any refinancing transaction); provided that (i) at the time of such substitution no Default shall have occurred and be continuing and (ii) such substitution shall comply with the provisions of Section 5.9(b);

(d) The Company or any Mortgaged Vessel Guarantor may at its option, at any time and from time to time, elect in its sole discretion to subject a Vessel (a “Voluntary Mortgaged Vessel”) or other property or assets (including cash or Cash Equivalents) (any such Voluntary Mortgaged Vessel and other property and assets, collectively, “Voluntary Collateral”) to the Liens granted under the relevant Security Documents (a “Voluntary Collateral Tender”). In the event that the Company or a Mortgaged Vessel Guarantor shall elect to make a Voluntary Collateral Tender, then it shall comply with the provisions of Section 5.9(b), as applicable. The Company or any Mortgaged Vessel Guarantor may at its option, at any time and from time to time, elect in its sole discretion to substitute any Voluntary Collateral with Qualified Collateral in compliance with the provisions of Section 5.9(c). If at any time the Obligations under the Term Loans shall be secured by Voluntary Collateral (including any Qualified Collateral substituted therefor), then the Company or any Mortgaged Vessel Guarantor may, at any time and from time to time, at its option, and in its sole discretion, by notice to the Administrative Agent, elect to cause the release of Voluntary Collateral (including any Qualified Collateral substituted therefor, and in the case of cash or Cash Equivalents provided as Voluntary Collateral (whether provided as initial Voluntary Collateral or as Qualified Collateral substituted therefor), any interest earned thereon) or any other Collateral from the Liens to which it is subject under this Agreement and the applicable Security Documents with a Fair Market Value not to exceed the Fair Market Value of the Voluntary Collateral (including any Qualified Collateral substituted therefor) at the time of the release; provided that after giving pro forma effect to the release of such Voluntary Collateral (including any Qualified Collateral substituted therefor) or other Collateral, no Default or Event of Default shall have occurred and be continuing; provided further, that a release of Voluntary Collateral (including any Qualified Collateral substituted therefor) or other Collateral as set forth in this paragraph may be effected by substitution of such Voluntary Collateral (including any Qualified Collateral substituted therefor) for Collateral, the aggregate Fair Market Value of which is less than the Fair Market Value of such Voluntary Collateral (including any Qualified Collateral substituted therefor) for which such Collateral is being substituted.

5.10 Credit Ratings. Use commercially reasonable efforts to maintain at all times a credit rating by each of S&P and Moody’s in respect of the Term Facility provided for under this Agreement and a public corporate rating by S&P and a public corporate family rating by Moody’s for the Company (it being understood that there shall be no requirement to maintain any specific credit rating).

5.11 Further Assurances. At any time or from time to time upon the reasonable request of the Administrative Agent, at the expense of the Company, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the Loan Parties shall take such actions as the Administrative Agent may reasonably request from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates with respect to which perfection is obtained by possession, in each case to the extent required by the applicable Security Documents) to ensure that the Obligations are guaranteed by the Guarantors, and are secured by the Collateral on a first priority basis (subject to Permitted Liens).

5.12 Limitations on Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Company may designate any Subsidiary (other than the U.S. Borrower or any other Subsidiary that is at such time a co-borrower under this Agreement) to be an Unrestricted Subsidiary if that designation would not cause a Default or cause a Default to be continuing after such designation. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary shall be deemed to be an Investment made as of the time of the designation and shall reduce the amount available for Restricted Payments under Section 6.4 or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation shall only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default or cause a Default to be continuing after such redesignation.

5.13 ERISA. Cause each Commonly Controlled Entity to maintain all Plans that are presently in existence or may, from time to time, come into existence, in compliance with the terms of any such Plan, ERISA, the Code and all other applicable laws, except to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.14 Loss of a Mortgaged Vessel; Loss, Extraordinary Receipts of any Vale Time Charter or the Vale Port Contract.

(a) If an Event of Loss occurs at any time with respect to a Mortgaged Vessel (the Mortgaged Vessel suffering such Event of Loss being the “Lost Mortgaged Vessel”), the Company or the relevant Restricted Subsidiary shall deposit all Event of Loss Proceeds with respect to such Event of Loss with the Administrative Agent as Cash Collateral subject to disposition as provided in this Section 5.14 or as provided in Sections 10.20 and 10.22. Such amount is hereinafter referred to as the “Loss Repayment Amount.”

(b) Within 365 days (subject to extension as provided in clause (c) below) after the receipt of any Event of Loss Proceeds, the Company or the applicable Restricted Subsidiary shall apply such Event of Loss Proceeds to:

(i) substitute one or more Qualified Vessels (and to make any Permitted Repairs with respect thereto) for such Lost Mortgaged Vessel and make such Qualified Vessel(s) subject to the Lien of this Agreement and the applicable Security Documents in accordance with the provisions thereof described under Section 10.22 and Section 5.9(b);

(ii) prepay Loans in accordance with Section 2.5; and/or

(iii) any combination of the transactions permitted by the foregoing clauses (i) and (ii).

(c) A (A) binding contract to apply Event of Loss Proceeds in accordance with clause (b)(1) above shall toll the 365-day period in respect of such Event of Loss Proceeds or (B) determination by the Company to potentially apply all or a portion of such Event of Loss Proceeds towards the exercise an outstanding Purchase Option Contract shall toll the 365-day period in respect of such Event of Loss Proceeds, in each case, for a period not to exceed 365 days from the expiration of the aforementioned 365-day period, provided that such binding contract and such determination, in each case, shall be treated as a permitted application of Event of Loss Proceeds from the date of such binding contract until and only until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) (i) in the case of any Construction Contract or any Exercised Purchase Option Contract (including any outstanding Purchase Option Contract exercised during the 365 day period referenced in clause (B) above), the date of expiration or termination of such Construction Contract or Exercised Purchase Option Contract and (ii) otherwise, the 365th day following the expiration of the aforementioned 365-day period (clause (i) or clause (ii) as applicable, the “Loss Proceeds Reinvestment Termination Date”). If such acquisition or expenditure is not consummated on or before the Loss Proceeds Reinvestment Termination Date and the Company (or the applicable Mortgaged Vessel Guarantor, as the case may be) shall not have applied such Event of Loss Proceeds pursuant to clause (b)(i) above on or before the Loss Proceeds Reinvestment Termination Date, such binding contract shall be deemed not to have been a permitted application of the Event of Loss Proceeds.

(d) Any Event of Loss Proceeds that are not applied or invested as provided in Section 5.14(c) shall be applied to prepay the Loans in accordance with Section 2.6(c).

(e) In the event the Company or any Restricted Subsidiary receives any amounts in connection with any termination (whether or not in accordance with terms of the agreement) or breach by any party of the terms of any Vale Time Charter or the Vale Port Contract or in connection with any modification, amendment or waiver in connection with any Vale Time Charter or the Vale Port Contract, or which represents an acceleration of payments due under such agreement, in each case, whether as the result of a judgment, settlement, agreement, arbitration or otherwise, and whether in the nature of a breach of contract claim, tort claim or otherwise, including without limitation any amounts received under any insurances covering any such agreements or matters, but in each case excluding any regular periodic payments in the ordinary course of business pursuant to the terms of any Vale Time Charter or the Vale Port Contract (the “Vale Extraordinary Receipts”), then, on the date that the Company or such Restricted Subsidiary receives any of the foregoing amounts, the Borrowers shall use such amounts in full to prepay the Term Loans in accordance with Section 2.6.

5.15 Use of Proceeds. The proceeds of the Term Loans made on the Closing Date shall be used solely to pay the Closing Date Dividend, for general corporate purposes and to pay costs and expenses related to the Transactions. The proceeds of the Incremental Term Loans shall be used by the Company and its Subsidiaries for any purpose not prohibited by this Agreement. The proceeds of the Other Term Loans shall be used as provided in Section 2.20.

5.16 EEA Financial Institution. No Loan Party is an EEA Financial Institution.

SECTION 6. NEGATIVE COVENANTS

The Borrowers jointly and severally hereby agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made), the Company shall, and shall cause its Restricted Subsidiaries to, comply with this Section 6.

6.1 [Reserved].

6.2 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company shall not issue any shares of Disqualified Stock and the Company shall not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt), issue shares of Disqualified Stock or issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.00 to 1.00, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; provided, further, that (i) the amount of Indebtedness (including Acquired Debt), Disqualified Stock or preferred stock that may be incurred or issued pursuant to this Section 6.2(a) by Restricted Subsidiaries that are not Guarantors at any time outstanding pursuant to this paragraph shall not exceed the greater of $30.0 million and 3.5% of Total Assets, and (ii) the U.S. Borrower may incur Indebtedness in connection with serving as a co-obligor or guarantor of Indebtedness incurred by the Company or any Restricted Subsidiary that is otherwise permitted by this covenant.

(b) The limitations set forth in Section 6.2(a) shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence of the Indebtedness under this Agreement and any other Loan Document;

(ii) the incurrence by the Company or any Guarantor of Indebtedness and letters of credit under one or more Credit Facilities in an aggregate amount at any time outstanding under this clause (ii) not to exceed the greater of (x) $50,000,000 and (y) 6.0% Total Assets, less the amount of Non-Recourse Debt outstanding under clause (xvii) below; provided, however, that, notwithstanding the foregoing, the aggregate amount of Indebtedness under this clause (ii) which is not Subordinated Indebtedness shall not exceed $40,000,000 at any time outstanding;

(iii) the incurrence by the Company and its Restricted Subsidiaries of the Indebtedness existing on the Closing Date and set forth on Schedule 6.2(b)(iii);

(iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of acquiring assets or a business that is a Permitted Business or financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment (including, without limitation, Vessels and Related Business Assets) used in the business of the Company or any of its Restricted Subsidiaries (whether through the direct purchase of such property, plant or equipment or the Capital Stock of any Person owning such property, plant or equipment), and Permitted Refinancing Indebtedness in respect thereof, in an aggregate amount not to exceed at any time outstanding the greater of (A) $35,000,000 and (B) 4.0% of Total Assets;

(v) Indebtedness of the Company or any of its Restricted Subsidiaries incurred to finance the replacement (through construction, acquisition, lease or otherwise) of one or more Vessels or Related Business Assets in respect of such Vessel, upon a total loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of such Vessel (collectively, a “Total Loss”) in an aggregate amount no greater than the ready for sea cost (as determined in good faith by the Company) for such replacement Vessel, in each case, less all compensation, damages and other payments (including insurance proceeds other than in respect of business interruption insurance) actually received by the Company or any of its Restricted Subsidiaries from any Person in connection with the Total Loss in excess of amounts actually used to repay Indebtedness secured by the Vessel subject to the Total Loss;

(vi) Indebtedness of the Company or any Restricted Subsidiary incurred in relation to: (i) maintenance, repairs, refurbishments and replacements required to maintain the classification of any of the Vessels owned, leased, time chartered or bareboat chartered to or by the Company or any Restricted Subsidiary; (ii) drydocking of any of the Vessels owned or leased by the Company or any Restricted Subsidiary for maintenance, repair, refurbishment or replacement purposes in the ordinary course of business; and (iii) any expenditures which will or may reasonably expected to be recoverable from insurance on such Vessels;

(vii) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in respect of Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under Section 6.2(a) or clause (iii), (iv), (v), (vi), (vii), (xiv) or (xx) of this Section 6.2(b);

(viii) the incurrence of Indebtedness by the Company owed to a Restricted Subsidiary and Indebtedness by any Restricted Subsidiary owed to the Company or any other Restricted Subsidiary; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Company or a Restricted Subsidiary, the Company or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (viii);

(ix) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of Disqualified Stock or preferred stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such Disqualified Stock or preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(B) any sale or other transfer of any such Disqualified Stock or preferred stock to a Person that is neither the Company nor a Restricted Subsidiary of the Company;

will be deemed, in each case, to constitute an issuance of such Disqualified Stock or preferred stock by such Restricted Subsidiary that is not permitted by this clause (ix);

(x) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Hedging Obligations;

(xi) the guarantee by the Company or any Guarantor of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 6.2; provided that if the Indebtedness being guaranteed is contractually subordinated to the Loans or a Guarantee, then the guarantee shall be contractually subordinated to the same extent as the Indebtedness guaranteed;

(xii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, self-insurance obligations, bankers’ acceptances, or performance, completion, bid, appeal and surety bonds, in each case, in the ordinary course of business;

(xiii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(xiv) Indebtedness, Disqualified Stock or preferred stock of (x) the Company or a Restricted Subsidiary incurred or issued to finance an acquisition or (y) a Person acquired by the Company or a Restricted Subsidiary or merged, consolidated, amalgamated or liquidated with or into a Restricted Subsidiary or the Company; provided, however, that after giving effect to such incurrence or issuance (and the related acquisition, merger, consolidation, amalgamation or liquidation), the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, determined on a Pro Forma Basis would have been (i) at least 1.75to 1.00 or (ii) not less than immediately prior to such transactions;

(xv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness consisting of guarantees, earn-outs, indemnities or obligations in respect of purchase price adjustments in connection with the disposition or acquisition of assets, including, without limitation, shares of Capital Stock;

(xvi) Non-Recourse Debt incurred by a Securitization Subsidiary in a Qualified Securitization Transaction;

(xvii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit so long each such obligation is satisfied within 30 days of the incurrence thereof;

(xviii) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred pursuant to this clause (xviii) not to exceed the greater of (A) $40,000,000 and (B) 4.75% of Total Assets; provided, however, that, notwithstanding the foregoing, the aggregate amount of Indebtedness under this clause (xviii) which is not Subordinated Indebtedness shall not exceed $30,000,000 at any time outstanding;

(xix) Permitted Credit Agreement Refinancing Debt;

(xx) Permitted Incremental Indebtedness; and

(xxi) Contribution Indebtedness.

(c) For purposes of determining compliance with this Section 6.2, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xxi) of Section 6.2(b), or is entitled to be incurred pursuant to Section 6.2(a), the Company, in its sole discretion, may divide, classify and/or reclassify such item of Indebtedness, Disqualified Stock and preferred stock (or any portion thereof) on the date of its incurrence, or later re-divide and/or reclassify, all or a portion of such item of Indebtedness, Disqualified Stock and preferred stock, in any manner that complies with this Section 6.2.

(d) The accrual of interest, the accrual of dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock, as the case may be, shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this Section 6.2; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

(e) The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value of such Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness;

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person that is secured by such assets; and

(4) in respect of the Indebtedness incurred by a Securitization Subsidiary, the amount of Obligations outstanding under the legal documents entered into as part of a Qualified Securitization Transaction on any date of determination characterized as principal or that would be characterized as principal if such securitization were structured as a secured lending transaction rather than as a purchase.

(f) For purposes of determining compliance with this Section 6.2, (i) Acquired Debt shall be deemed to have been incurred by the Company or its Restricted Subsidiaries, as the case may be, at the time an acquired Person becomes such a Restricted Subsidiary of the Company (or is merged into the Company or such a Restricted Subsidiary) or at the time of the acquisition of assets, as the case may be, (ii) the maximum amount of Indebtedness, Disqualified Stock or preferred stock that the Company and its Restricted Subsidiaries may incur pursuant to this Section 6.2 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, Disqualified Stock or preferred stock due solely to the result of fluctuations in the exchange rates of currencies and (iii) the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness permitted to be incurred under this covenant shall not be double counted.

(g) For purposes of determining compliance of any non-U.S. dollar-denominated Indebtedness with this Section 6.2, the amount outstanding under any U.S. Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall at all times be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness (in each case determined, if available, by the rate of exchange quoted by Reuters at 10:00 a.m. (New York time) on the date of determination for spot purchases of the non-U.S. dollar currency with U.S. dollars and otherwise in accordance with customary practice); provided, however, that if such Indebtedness is incurred to refinance other Indebtedness denominated in the same or different currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(h) For purposes of the calculation of the Fixed Charge Coverage Ratio, in connection with the incurrence of any Indebtedness pursuant to Section 6.2(a), (i) the Company may elect, pursuant to an Officer’s Certificate delivered to the Administrative Agent, to treat all or any portion of the commitment under any Indebtedness which is to be incurred, as being incurred as of the applicable date of determination and any subsequent incurrence of Indebtedness under such commitment that was so treated shall not be deemed, for purposes of this calculation, to be an incurrence of additional Indebtedness; provided that if the Company have made such an election, in connection with the calculation of any ratio or basket for any purpose under this Agreement on or following such date until terminated, such calculation shall include the portion of the Indebtedness which has been deemed incurred, or secured by such Lien, as the case may be, as of the applicable date of determination and (ii) such calculation shall not give effect to any Indebtedness incurred on such date of determination pursuant to the provisions described in Section 6.2(b) (other than clause (b)(xiv) thereof).

6.3 Limitation on Restricted Payments.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger, amalgamation or consolidation involving the Company or any of its Restricted Subsidiaries) or to the holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (A) dividends or distributions payable in Qualified Equity Interests or (B) dividends or other payments or distributions payable to the Company or a Restricted Subsidiary of the Company);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation) any Equity Interests of any direct or indirect parent of the Company;

(iii) make any voluntary or optional principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of a Borrower or any Guarantor that is Subordinated Indebtedness, Junior Lien Indebtedness or Unsecured Indebtedness (excluding any Indebtedness owed to and held by the Company or any of its Restricted Subsidiaries), in each case, with the net proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness or in exchange for Qualified Equity Interests, other than (x) payments of principal at the Stated Maturity thereof and (y) payments, purchases, redemptions, defeasances or other acquisitions or retirements for value in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation or mandatory redemption, in each case, due within one year of the Stated Maturity thereof; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above, other than any of the exceptions thereto, being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test pursuant to Section 6.2(a) (determined on a Pro Forma Basis); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xiv), (xv) and (xvi) of Section 6.3(b)), is not greater than the sum, without duplication, of (the sum of (A) through (E) below being referred to as the “Cumulative Credit”):

(A) 100% of the Cumulative Retained Excess Cash Flow Amount; plus

(B) (i) 100% of the aggregate net cash proceeds and (ii) 100% of the Fair Market Value of the property and assets other than cash, in each case, received by the Company after the Closing Date as a contribution to its equity capital or from the issue or sale (other than to a Restricted Subsidiary of the Company) of Qualified Equity Interests, including upon the exercise of options or warrants, or from the issue or sale (other than to a Restricted Subsidiary of the Company) of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for Qualified Equity Interests, together with the aggregate cash and Cash Equivalents received by the Company or any of its Restricted Subsidiaries at the time of such conversion or exchange; provided, however, that this Section 6.3(a)(3)(B) shall not include (y) the proceeds from any such contribution or issuance or sale to the extent used to incur Contribution Indebtedness or (z) Excluded Contributions; plus

(C) to the extent that any Restricted Investment that was made after the Closing Date is sold or otherwise liquidated or repaid for cash or Cash Equivalents, the return of capital in cash or Cash Equivalents with respect to such Restricted Investment (less the cost of disposition, if any); plus

(D) to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the Closing Date or is merged into the Company or a Restricted Subsidiary or transfers all or substantially all its assets to the Company or a Restricted Subsidiary, the Fair Market Value of the Investment of the Company and its Restricted Subsidiaries in such Subsidiary (or the assets so transferred, if applicable) as of the date of such redesignation (other than to the extent of such Investment in such Unrestricted Subsidiary that was made as a Permitted Investment); plus

(E) any amount which was previously treated as a Restricted Payment on account of any guarantee entered into by the Company or a Restricted Subsidiary upon the unconditional release of such guarantee.

(b) The provisions of Section 6.3(a) will not prohibit:

(i) the payment of any dividend or other distribution within 60 days after the date of declaration of the dividend or other distribution, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(ii) the making of any Restricted Payment in exchange for, or out of the net proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of the Company), including upon exercise of an option or warrant, of, Qualified Equity Interests or from the substantially concurrent contribution of equity capital with respect to Qualified Equity Interests to the Company; provided that the amount of any such net proceeds that are utilized for any such Restricted Payment will be excluded from Section 6.3(a)(3)(B);

(iii) the payment, defeasance, redemption, repurchase or other acquisition or retirement for value of Indebtedness of the Company or any of its Restricted Subsidiaries that is Subordinated Indebtedness, Junior Lien Indebtedness or Unsecured Indebtedness, in each case, with the net proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness or in exchange for Qualified Equity Interests;

(iv) the payment of any dividend or other distribution (or, in the case of any partnership, limited liability company or similar entity, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis taking into account the relative preferences, if any, of the various classes of Equity Interests in such Restricted Subsidiary;

(v) the repurchase, redemption or other acquisition or retirement for value of any Qualified Equity Interests of the Company or any of its Restricted Subsidiaries held by any current or former officer, director, consultant or employee of the Company or any of its Restricted Subsidiaries (or Heirs or other permitted transferees thereof); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3,000,000 in any calendar year; provided further, that such amount may be increased by an amount not to exceed (A) the cash proceeds from the sale of Qualified Equity Interests of the Company to directors, officers, employees or consultants of the Company or any of its Restricted Subsidiaries that occurs after the Closing Date (provided that the amount of such cash proceeds utilized for any such repurchase, redemption, acquisition or other retirement will not increase the amount available for Restricted Payments under Section 6.3(a)(3) of the immediately preceding paragraph), plus (B) the cash proceeds of key-man life insurance policies received by the Company or any Restricted Subsidiary after the Closing Date; provided that to the extent that any portion of the $3,000,000 annual limit on such redemptions or repurchases is not utilized in any year, such unused portion may be carried forward and be utilized in one or more subsequent years;

(vi) cancellation of Indebtedness owing to the Company from members of management of the Company in connection with a repurchase of Qualified Equity Interests of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement approved by the Board of Directors to the extent such Indebtedness was issued to such member of management as consideration for the purchase of the Qualified Equity Interests so repurchased;

(vii) so long as no Default or Event of Default has occurred and is continuing or would result thereby, any dividend or distribution consisting of Equity Interests of an Unrestricted Subsidiary or the proceeds of the sale of Equity Interests of an Unrestricted Subsidiary to the extent any Investment in such Unrestricted Subsidiary was made pursuant to and in reliance on Section 6.3(a)(3);

(viii) the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or other convertible securities to the extent such Equity Interests represent a portion of the exercise price of those options, warrants or other convertible securities and cash payments in lieu of the issuance of fractional shares in connection with the exercise of options, warrants or other convertible securities;

(ix) so long as no Default or Event of Default has occurred and is continuing or would result thereby, the declaration and payment of cash dividends on Designated Preferred Stock in accordance with the certificate of designations therefor; provided that at the time of issuance of such Designated Preferred Stock, the Company would, after giving pro forma effect thereto as if such issuance had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in with Section 6.2(a) (determined on a Pro Forma Basis).

(x) so long as no Default or Event of Default has occurred and is continuing or would result thereby, the declaration and payment of cash dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with Section 6.2.

(xi) Restricted Payments in an amount not to exceed the unused amount of Excluded Contributions;

(xii) payments pursuant to Section 6.6(b)(vi);

(xiii) payments made to purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any of its Restricted Subsidiaries that is Subordinated Indebtedness, Junior Lien Indebtedness or Unsecured Indebtedness, in each case, with the Net Proceeds subject to prepayment from any Asset Sale not involving Collateral or any Vale Extraordinary Receipts that are required to prepay Loans pursuant to Section 2.6(c), after the Company and its Restricted Subsidiaries have satisfied their obligations with respect to such Net Proceeds or such Vale Extraordinary Receipts pursuant to Section 2.6(c) to the extent that such Subordinated Indebtedness, Junior Lien Indebtedness or Unsecured Indebtedness is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale;

(xiv) so long as no payment Default or Event of Default has occurred and is continuing or would result thereby, the payment of cash dividends on the Company’s shares of common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the consummation of the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the Closing Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect to the Company’s common stock registered on Form S/F-4 or Form S-8, or any successor Form;

(xv) other Restricted Payments in an aggregate amount not to exceed $25,000,000 since Closing Date; and

(xvi) Restricted Payments in order for the Company to pay the Closing Date Dividend.

(c) The amount of all Restricted Payments (other than cash and Cash Equivalents) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

(d) For purposes of determining compliance with this covenant, in the event that a Restricted Payment permitted pursuant to this Section 6.3 or a Permitted Investment meets the criteria of more than one of the categories of Restricted Payment described in clauses (i) through (xv) above or one or more clauses of the definition of Permitted Investment, the Company shall be permitted to classify such Restricted Payment or Permitted Investment (or any portion thereof) on the date it is made, or later reclassify, all or a portion of such Restricted Payment or Permitted Investment, in any manner that complies with this covenant, and such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only one of such clauses of this Section 6.3 or of the definition of “Permitted Investments.”

6.4 Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly create or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(i) agreements, including, without limitation, those governing Indebtedness and Credit Facilities, as in effect on the Closing Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date;

(ii) this Agreement or the other Loan Documents;

(iii) applicable law, rule, regulation or order or governmental or other license, permit or concession;

(iv) any instrument governing Indebtedness or Equity Interests of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interests were incurred or issued in connection with such acquisition to provide funds to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(v) customary provisions restricting assignments, subletting or other similar transfers in contracts, licenses and other agreements (including, without limitation, leases and agreements relating to intellectual property) entered into in the ordinary course of business;

(vi) purchase money obligations and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (iii) of Section 6.4(a);

(vii) any agreement for the sale or other disposition of a Restricted Subsidiary or an asset that restricts distributions by that Restricted Subsidiary or transfers of such asset pending the sale or other disposition;

(viii) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix) Liens and agreements related thereto that were permitted to be incurred under the provisions of this Agreement described above under Section 6.7 that limit the right of the debtor to dispose of the assets subject to such Liens;

(x) provisions limiting the disposition or distribution of assets or property (including Capital Stock of any Person in which the Company has an Investment) in joint venture agreements, stockholder agreements, partnership agreements, limited liability company operating agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable in all material respects only to the assets or property that are the subject of such agreements;

(xi) restrictions on cash or other deposits or net worth imposed under contracts entered into in the ordinary course of business;

(xii) customary provisions restricting the disposition of real property interests set forth in any easements or other similar agreements or arrangements of the Company or any Restricted Subsidiary;

(xiii) provisions restricting the transfer of any Capital Stock of an Unrestricted Subsidiary;

(xiv) Indebtedness of the Company or any Restricted Subsidiary incurred subsequent to the Closing Date pursuant to the provisions of Section 6.2, (i) in respect of the subordination provisions, if any, of such Indebtedness, (ii) if the encumbrances and restrictions contained in any such Indebtedness taken as a whole are not materially less favorable to the holders of the Loans than the encumbrances and restrictions contained in this Agreement or that may be contained in any of the Credit Facilities in accordance with this Section 6.4(b)(xiv) or (iii) if such encumbrance or restriction is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not adversely affect in any material respect the Company’s ability to make principal or interest payments on the Loans as and when due or (y) such encumbrance or restriction applies only in the event of and during the continuance of a default under such Indebtedness; and

(xv) Non-Recourse Debt or other encumbrances, restrictions or contractual requirements of a Securitization Subsidiary in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Subsidiary or the Securitization Assets that are subject to the Qualified Securitization Transaction.

6.5 Asset Sales.

(a) With respect to all Asset Sales not involving Collateral:

(i) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale involving assets or Equity Interests other than Collateral unless:

(A) the Company or any of its Restricted Subsidiaries receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (for the avoidance of doubt, the Fair Market Value may be determined at the time a contract is entered into for an Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(B) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

(ii) For purposes of Section 6.5(a)(i), each of the following shall be deemed to be cash:

(A) any Indebtedness or other liabilities, as shown on the Company’s most recent consolidated balance sheet or the notes thereto, of the Company or any of its Restricted Subsidiaries (other than liabilities that are expressly subordinated to the Loans or any Guarantee) that are assumed, repaid or retired by the transferee (or a third party on behalf of the transferee) of any such assets;

(B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee or any other Person on account of such Asset Sale that are, within 180 days of the Asset Sale, converted, sold or exchanged by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion, sale or exchange;

(C) the Fair Market Value of (I) any assets (other than securities and other than assets that are classified as current assets under GAAP) received by the Company or any Restricted Subsidiary to be used by it in a Permitted Business (including, without limitation, Vessels and Related Business Assets), (ii) Capital Stock in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Company or (III) a combination of (I) and (II);

(D) any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this Section 6.5(a)(ii) that is at that time outstanding, not to exceed the greater of (x) $35,000,000 and (y) 4.0% of Total Assets of the Company at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(E) Any Marketable Securities received by the Company or any Restricted Subsidiary in such Asset Sale having a Fair Market Value not to exceed 25% of the aggregate consideration received by them in such Asset Sale.

(iii) Within 365 days (subject to extensions as provided in clause (iv) below) after the receipt of any Net Proceeds from an Asset Sale involving assets other than Collateral, the Company or any of its Restricted Subsidiaries shall apply such Net Proceeds to:

(A) repay or prepay any and all obligations under any Secured Indebtedness and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(B) acquire all or substantially all of the assets of, or any Capital Stock of, a Person engaged in a Permitted Business; provided that in the case of acquisition of Capital Stock of any Person, such Person is or becomes a Restricted Subsidiary of the Company;

(C) make a capital expenditure;

(D) acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business (including, without limitation, Vessels and Related Business Assets);

(E) prepay Loans in accordance with Section 2.5; and/or

(F) any combination of the transactions permitted by the foregoing clauses (A) through (E).

(iv) A (A) binding contract to apply Net Proceeds in accordance with clauses (iii)(B) through (D) above shall toll the 365-day period in respect of such Net Proceeds or (B) determination by the Company to potentially apply all or a portion of such Net Proceeds towards the exercise of an outstanding Purchase Option Contract shall toll the 365-day period in respect of such Net Proceeds, in each case, for a period not to exceed 365 days (or, in the case of a binding contract to acquire assets used or useful in a Permitted Business other than one or more Vessels, until the end of the construction or delivery period specified in such binding contract, as the same may be extended) from the expiration of the aforementioned 365-day period, provided that such binding contract and such determination, in each case, shall be treated as a permitted application of Net Proceeds from the date of such binding contract until and only until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) (i) in the case of any Construction Contract or any Exercised Purchase Option Contract (including any outstanding Purchase Option Contract exercised during the 365 day period referenced in clause (B) above), the date of expiration or termination of such Construction Contract or Exercised Purchase Option Contract and (ii) otherwise, the 365th day following the expiration of the aforementioned 365-day period (except in the case of a binding contract to acquire assets used or useful in a Permitted Business other than one or more Vessels, which shall not end until the end of the construction or delivery period specified in such binding contract, as the same may be extended) (clause (i) or clause (ii) as applicable, the “Reinvestment Termination Date”). If such acquisition or expenditure is not consummated on or before the Reinvestment Termination Date and the Company (or the applicable Restricted Subsidiary, as the case may be) shall not have applied such Net Proceeds pursuant to clauses (iii)(B) through (D) above on or before the Reinvestment Termination Date, such binding contract shall be deemed not to have been a permitted application of the Net Proceeds. In addition to the foregoing, the Company shall have the right to elect to designate any acquisition of the type described in clauses (iii)(B) or (iii)(D) and/or any capital expenditure of the type described in clause (iii)(C) above, in each case, made within 180 days prior to an the consummation of an Asset Sale as satisfying the obligations of the Company or a Restricted Subsidiary with respect to the application of the Net Proceeds from such Asset Sale to the extent such acquisition or capital expenditure would have so satisfied such obligations hereunder had it been consummated after the date of receipt of such Net Proceeds, provided that such right to designate shall not apply to the extent that such acquisition and/or capital expenditure was consummated with the proceeds of a prior Asset Sale.

(v) Pending the final application of any Net Proceeds, the Company or any of its Restricted Subsidiaries may temporarily reduce outstanding Indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by this Agreement.

(vi) Any Net Proceeds from Asset Sales involving assets other than Collateral that are not applied or invested as provided in Section 6.5(a)(iii) shall be applied to prepay the Loans in accordance with Section 2.6(c).

(b) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale involving Collateral unless:

(i) the Company or any of its Restricted Subsidiaries receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (for the avoidance of doubt, the Fair Market Value may be determined at a time a contract is entered into for an Asset Sale) of the assets or Equity Interests sold or otherwise disposed of;

(ii) in the case of a Mortgaged Vessel, such Asset Sale is either of (1) the Company’s or the relevant Restricted Subsidiary’s entire interest in the applicable Mortgaged Vessel (the “Sold Mortgaged Vessel”) together with the applicable Charters, freights and hires, insurance and related agreements (collectively, the “Related Agreements”); provided that the Company may elect to sell only the Sold Mortgaged Vessel and retain all or any portion of the Related Agreements, provided that if any such Related Agreements are transferred to a Subsidiary that is not a Mortgaged Vessel Guarantor, then the Company or such Mortgaged Vessel Guarantor shall receive either (x) Qualified Collateral having a Fair Market Value that is not less than the Fair Market Value of such Related Agreements or (y) cash in an amount equal to the Fair Market Value of such Related Agreement which it shall immediately deliver to the Administrative Agent, which amounts shall constitute Cash Collateral hereunder or (2) all the Capital Stock of the Restricted Subsidiary that owns such Mortgaged Vessel and related assets;

(iii) the consideration received in the Asset Sale by the Company or such Restricted Subsidiary consists entirely of either (x) cash or Cash Equivalents or (y) in the case of Mortgaged Vessels only, Qualified Collateral having a Fair Market Value that is not less than the Fair Market Value of the Mortgaged Vessel Collateral that is the subject of such Asset Sale;

(iv) no Default or Event of Default shall have occurred and be continuing;

(v) solely in the case of a Sold Mortgaged Vessel, with respect to any consideration consisting of Qualified Collateral in the form of a Vessel, the Company shall have complied with Section 10.22; and

(vi) whenever Net Proceeds from any Asset Sale involving Collateral are received by the Company, such Net Proceeds shall be retained by the Administrative Agent as Cash Collateral constituting Collateral subject to disposition as provided in this Section 6.5(b) or as provided under Sections 10.22 and 2.6(c). At the written direction of the Company, such Net Proceeds may be invested by the Administrative Agent in Cash Equivalents in which the Administrative Agent can maintain a perfected security interest.

(c) Within 365 days (subject to extension as provided in clause (d) below) after the receipt of any Net Proceeds from an Asset Sale involving Collateral, the Company or the applicable Restricted Subsidiary shall apply such Net Proceeds to:

(A) solely in the case of Sold Mortgaged Vessels, substitute one or more Qualified Vessels (and to make any Permitted Repairs with respect thereto) for such Sold Mortgaged Vessel and make such Qualified Vessel(s) subject to the Lien of the applicable Security Documents in accordance with the provisions thereof described under Section 10.22 and Section 5.9(b); provided that no Default or Event of Default shall have occurred and be continuing;

(B) prepay Loans in accordance with Section 2.5; and/or

(C) any combination of the transactions permitted by the foregoing clauses (A) and (B).

(d) A (A) binding contract to apply Net Proceeds in accordance with clause (b)(1) above will toll the 365-day period in respect of such Net Proceeds or (B) determination by the Company to potentially apply all or a portion of such Net Proceeds towards the exercise of an outstanding Purchase Option Contract will toll the 365-day period in respect of such Net Proceeds, in each case, for a period not to exceed 365 days from the expiration of the aforementioned 365-day period, provided that such binding contract and such determination, in each case, shall be treated as a permitted application of Net Proceeds from the date of such binding contract until and only until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) (i) in the case of any Construction Contract or any Exercised Purchase Option Contract (including any outstanding Purchase Option Contract exercised during the 365 day period referenced in clause (c) above), the date of expiration or termination of such Construction Contract or Exercised Purchase Option Contract and (ii) otherwise, the 365th day following the expiration of the aforementioned 365-day period (clause (i) or clause (ii) as applicable, the “Collateral Proceeds Reinvestment Termination Date”). If such acquisition or expenditure is not consummated on or before the Collateral Proceeds Reinvestment Termination Date and the Company (or the applicable Mortgaged Vessel Guarantor, as the case may be) shall not have applied such Net Proceeds pursuant to clause (c)(A) above on or before the Collateral Proceeds Reinvestment Termination Date, such binding contract shall be deemed not to have been a permitted application of the Net Proceeds.

(e) Any Net Proceeds from Asset Sales involving Collateral that are not applied or invested as provided in Section 6.5(c) shall be applied to prepay the Loans in accordance with Section 2.6(c).

6.6	Transactions with Affiliates.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”) involving aggregate annual payments or consideration in excess of $5,000,000, unless:

(i) the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person, with such determination to be made at the time such Affiliate Transaction is entered into or agreed to; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20,000,000, the Company delivers to the Administrative Agent either (I) a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 6.6 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors or (II) with respect to any such Affiliate Transaction or series of related Affiliate Transactions as to which there are no disinterested members of the Board of Directors, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an independent accounting, appraisal or investment banking firm of international standing qualified to perform the task for which such firm has been engaged (as determined by the Company in good faith).

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(i) director, officer, employee and consultant compensation, benefit, reimbursement and indemnification agreements, plans and arrangements (and payment awards in connection therewith) entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(ii) transactions between or among the Company and/or its Restricted Subsidiaries;

(iii) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because either (x) the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person or (y) a director of such Person is also a director of the Company; provided such director abstains from voting as a director of the Company on any matter involving such other person;

(iv) (x) any issuance of Qualified Equity Interests of the Company (other than Designated Preferred Stock) to an Affiliate and the granting or performance of registration rights in respect of any Qualified Equity Interests of the Company (other than Designated Preferred Stock), which rights have been approved by the Board of Directors of the Company or (y) any contribution to the Qualified Equity Interest capital of the Company by an Affiliate (other than in respect of Designated Preferred Stock);

(v) Restricted Payments that do not violate Section 6.3 and Investments consisting of Permitted Investments;

(vi) the performance of obligations of the Company or any Restricted Subsidiary under the terms of any agreement that is in effect as of or on Closing Date and set forth on Schedule 6.6(b)(vi) or any amendment, modification, supplement, extension or renewal, from time to time, thereto or any transaction contemplated thereby (including pursuant to any amendment, modification, supplement, extension or renewal, from time to time, thereto) in any replacement agreement thereto, so long as any such amendment, modification, supplement, extension or renewal, or replacement agreement, is not materially more disadvantageous to Lenders taken as a whole than the original agreement as in effect on Closing Date;

(vii) transactions effected as part of a Qualified Securitization Transaction;

(viii) transactions in which the Company delivers to the Administrative Agent an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view or that such Affiliate Transaction meets the requirements of clause (a)(i) above, in each case, issued by an independent accounting, appraisal or investment banking firm of international standing qualified to perform the task for which such firm has been engaged (as determined in good faith by the Company);

(ix) payments, loans or advances to employees or consultants or guarantees in respect thereof (or cancellation of loans, advances or guarantees) for bona fide business purposes; and

(x) investments in securities of the Company or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 15.0% of the proposed issue amount of such class of securities.

6.7	Liens.

(a) The Company shall not, and shall not permit any Guarantor to, directly or indirectly, create, incur or assume any Lien that secures obligations under any Indebtedness or any related guarantee, on any asset of the Company or any Guarantor, whether owned on the Closing Date or thereafter acquired, except Permitted Liens, unless contemporaneously therewith:

(1) in the case of any Lien securing an obligation that ranks pari passu with the Term Loans or a Guarantee, effective provision is made to secure the Term Loans or such Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2) in the case of any Lien securing an obligation that is Subordinated Indebtedness, effective provision is made to secure the Term Loans or such Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien (such Lien, the “Primary Lien”).

Notwithstanding the foregoing, the Company will not and will not permit any Guarantor to, create, incur or assume any Lien (other than in favor of the Administrative Agent for the benefit of the Secured Parties) upon any of the Collateral other than Permitted Liens (subject to the limitations set forth in the definition thereof) and those Liens permitted by the Security Documents and, further, the Company will not and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien on any Capital Stock, Intercompany Debt or other securities issued by any Secured Guarantor other than in favor of the Administrative Agent for the benefit of the Lenders.

(b) Any Lien created for the benefit of the Secured Parties pursuant to Section 6.7(a) shall automatically and unconditionally be released and discharged upon the release and discharge of the Primary Lien, without any further action on the part of any Person.

6.8	Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Company shall not, directly or indirectly: (1) consolidate, amalgamate or merge with or into another Person (whether or not the Company is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(i) either: (a) the Company is the surviving Person; or (b) the Person (if other than the Company) formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made (x) is a corporation, limited liability company, trust or limited partnership organized or existing under the laws of an Eligible Jurisdiction, and (y) assumes all the obligations of the Company under this Agreement and the other Loan Documents pursuant to agreements reasonably satisfactory to the Administrative Agent; provided that in the case where the surviving Person is not a company organized under the laws of the United States, any state thereof or the District of Columbia, a joint and several co-borrower of the Loans and other Obligations is a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

(ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(iii) either (a) the Company or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than a Borrower), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.2(a) or (b) the Fixed Charge Coverage Ratio for the Company or such surviving Person determined in accordance with Section 6.2(a) shall be greater than the Fixed Charge Coverage Ratio test for the Company and its Restricted Subsidiaries immediately prior to such transaction, in each case, determined on a Pro Forma Basis.

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person; provided that the foregoing shall not prohibit the chartering out of Vessels in the ordinary course of business.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(b) The Company will not permit any Guarantor to, directly or indirectly, consolidate, amalgamate or merge with or into another Person (whether or not the Company or such Guarantor is the surviving Person) unless:

(i) subject to the Guarantee release provisions described below, such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company or a Guarantor) expressly assumes all the obligations of such Guarantor under the Guarantee of such Guarantor, this Agreement and the other Loan Documents pursuant to agreements reasonably satisfactory to the Administrative Agent; and

(ii) immediately after such transaction, no Default or Event of Default exists.

(c) This Section 6.8 will not apply to a merger of the Company, a Guarantor or a Wholly Owned Restricted Subsidiary of such Person with an Affiliate solely for the purpose, and with the effect, of reorganizing the Company, a Guarantor or a Wholly Owned Restricted Subsidiary, as the case may be, in an Eligible Jurisdiction. In addition, nothing in this “Merger, Consolidation or Sale of Assets” will prohibit any Restricted Subsidiary from consolidating or amalgamating with, merging with or into or conveying, transferring or leasing, in one transaction or a series of transactions, all or substantially all of its assets to the Company or another Restricted Subsidiary or reconstituting itself in another jurisdiction for the purpose of reflagging a vessel.

6.9 Changes in Fiscal Periods. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, permit the fiscal year of the Company to end on a day other than December 31 or change the Company’s method of determining fiscal quarters.

6.10 Amendments to Organizational Documents. The Company shall not, and shall not permit any Group Member to, terminate or agree to any amendment, supplement, or other modification of (pursuant to a waiver or otherwise), or waive any of its rights under, any Organizational Documents of any of the Group Members, if, in light of the then-existing circumstances, a Material Adverse Effect would be reasonably likely to exist or result after giving effect to such termination, amendment, supplement or other modification or waiver, except, in each case, as otherwise permitted by the Loan Documents.

6.11 Amendments to Vale Port Contract, Vale Time Charters or Underlying Time and Bareboat Charter Agreements. The Company shall not, and shall not permit any Subsidiary to, terminate or agree to any amendment, supplement, or other modification of (pursuant to a waiver or otherwise) of any of the terms of, or waive any of its rights under, the Vale Port Contract, any Vale Time Charter and/or any Underlying Time and Bareboat Charter Agreement if any such termination, amendment, supplement or other modification or waiver would be adverse in any material respect to the interests of any Lender or the Administrative Agent under any Loan Documents.

6.12 Limitation on Business Activities of the U.S. Borrower. The U.S. Borrower shall not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than the issuance of the Equity Interests to the Company or any Wholly Owned Restricted Subsidiary, the incurrence of Indebtedness as a co-obligor or guarantor of

Indebtedness incurred by the Company or any Restricted Subsidiary, including the Loans, that is permitted to be incurred by the Company or any Restricted Subsidiary under Section 6.2 and activities incidental thereto. For so long as the Company or any successor obligor under the Loans is a Person that is not incorporated in the United States of America, any State of the United States or the District of Columbia, there will be a co-borrower of the Loans that is a Wholly Owned Restricted Subsidiary of the Company and that is a corporation organized and incorporated in the United States of America, any State of the United States or the District of Columbia.

SECTION 7. GUARANTEE

7.1 The Guarantee . Each Guarantor hereby jointly and severally guarantees (the “Guarantee”), as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (1) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code or any similar law of any other jurisdiction) on all Loans and (2) all other Obligations from time to time owing to the Secured Parties by the Borrowers (such obligations being herein collectively called the “Guarantor Obligations”). Each Guarantor hereby jointly and severally agrees that, if the Borrowers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guarantor Obligations, such Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guarantor Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

7.2 Obligations Unconditional. The obligations of the Guarantors under Section 7.1 shall constitute a guaranty of payment (and not of collection) and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guarantor Obligations under this Agreement, the Notes, if any, any Loan Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guarantor Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety by any Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall, in each case, remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guarantor Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Guarantor Obligations shall be accelerated, or any of the Guarantor Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guarantor Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of, any Lender or the Administrative Agent as security for any of the Guarantor Obligations shall fail to be valid or perfected or entitled to the expected priority;

(e) the release of any other Guarantor pursuant to Section 7.9, 9.10 or otherwise; or

(f) any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guarantor Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers or any other Guarantor for the Guarantor Obligations, or of such Guarantor under the Guarantee or of any security interest granted by any Guarantor.

Each of the Guarantors hereby expressly waives diligence, presentment, demand of payment, marshaling, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrowers under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guarantor Obligations. Each of the Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guarantor Obligations and notice of or proof of reliance by any Secured Party upon the Guarantee or acceptance of the Guarantee, and the Guarantor Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guarantee, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guarantee. The Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guarantor Obligations at any time or from time to time held by the Secured Parties and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Guarantor Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. The Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the applicable Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guarantor Obligations outstanding.

7.3 Reinstatement. The obligations of the Guarantors under this Section 7 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Company or any other Loan Party in respect of the Guarantor Obligations is rescinded or must be otherwise restored by any holder of any of the Guarantor Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

7.4 No Subrogation. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guarantor Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made) and the expiration and termination of the Commitments under this Agreement, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its Guarantee, whether by subrogation, right of contribution or otherwise, against the Borrowers or any other Guarantor of any of the Guarantor Obligations or any security for any of the Guarantor Obligations.

7.5 Remedies. Each Guarantor jointly and severally agrees that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8) for purposes of Section 7.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers or any Guarantor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable, or the circumstances occurring where Section 8 provides that such obligations shall become due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 7.1.

7.6 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the Guarantee constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

7.7 Continuing Guarantee. The Guarantee is a continuing guarantee of payment and shall apply to all Guarantor Obligations whenever arising.

7.8 General Limitation on Guarantor Obligations. In any action or proceeding involving any federal, state, provincial or territorial, corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.1, then, notwithstanding any other provision to the contrary, the amount of such liability of such Guarantor shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. To effectuate the foregoing, the Administrative Agent and the Guarantors hereby irrevocably agree that the Guarantor Obligations of each Guarantor in respect of the Guarantee at any time shall be limited to the maximum amount as will result in the Guarantor Obligations of such Guarantor with respect thereto hereof not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such Guarantee and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor. For purposes of the foregoing, all guarantees of such Guarantor other than the Guarantee will be deemed to be enforceable and payable after the Guarantee. To the fullest extent permitted by applicable law, this Section 7.8 shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor.

7.9 Release of Guarantors. Any Guarantor shall be automatically released from its obligations hereunder:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation or amalgamation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 6.5;

(2) in connection with any sale or other disposition of a majority of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, if (x) such Guarantor would no longer constitute a “Subsidiary” under this Agreement and (y) the sale or other disposition does not violate Section 6.5;

(3) if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with Section 5.12;

(4) upon liquidation or dissolution of such Guarantor; and

(5) in the case of a Guarantor that is not a Wholly Owned Restricted Subsidiary that has voluntarily issued a Guarantee of the Obligations under the Loan Documents, upon notice to the Administrative Agent by the Company of the designation of such Guarantor as non-Guarantor Restricted Subsidiary if (x) the Company would be permitted to make an Investment in such Restricted Subsidiary at the time of such release equal to the Fair Market Value of the Investment of the Company and its other Restricted Subsidiaries in such Guarantor as either a Permitted Investment or pursuant to Section 6.3 and (y) all transactions entered into by such Restricted Subsidiary while a Guarantor would be permitted under this Agreement at the time its Guarantee is released;

provided that the Company shall have delivered to the Administrative Agent, at least five days, or such shorter period as the Administrative Agent may agree, prior to the date of the release, a written notice of such for release identifying the relevant Guarantor and, in the case of a release described in clause (1) or (2) above the terms of the sale or other disposition in reasonable detail, together with a certification by the Company stating that such transaction is in compliance with this Agreement and the other Loan Documents. In connection with any such release of any Guarantor, the Administrative Agent shall execute and deliver to the Company, at the Company’s expense, all UCC termination statements and other documents that the Company shall reasonably request to evidence such release.

7.10 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.4. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder. Notwithstanding the foregoing, no Excluded ECP Guarantor shall have any obligations or liabilities to any Guarantor, the Administrative Agent or any other Secured Party with respect to Excluded Swap Obligations.

7.11 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.11, or otherwise under the Guarantee, as it relates to such Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.11 shall remain in full force and effect until the termination and release of all Obligations in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 7.11 constitute, and this Section 7.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. An Event of Default shall occur if any of the following events shall occur and be continuing; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied (any such event, a “Event of Default”):

(a) any Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect (except where such representations and warranties are already qualified by materiality, in which case, in any respect) on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date); or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 5.4(a)(i) (in respect of a Borrower), Section 5.7(a) or Section 6 of this Agreement; or

(d) [reserved]; or

(e) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (d) of this Section 8.1), and such default shall continue unremedied for a period of 30 days after notice to the Borrowers from the Administrative Agent or the Required Lenders; or

(f) any Group Member shall default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Borrowers or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, whether such Indebtedness now exists or is created after the date of this Agreement, if that default:

(i) is caused by a failure to pay the principal amount of any such Indebtedness at its stated final maturity after giving effect to any applicable grace periods (a “Payment Default”); or

(ii) results in the acceleration of such Indebtedness prior to its stated final maturity;

and, in each case of clauses (i) and (ii) above, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25,000,000 or more; or

(g) (i) a Borrower or any Significant Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or such Borrower or any Significant Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Borrower or any Significant Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against a Borrower or any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) a Borrower or any Significant Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) a Borrower or any Significant Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Plan shall fail to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a complete or partial withdrawal from, or the Insolvency of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan that could give rise to liability under Title IV of ERISA; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(i) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not (x) paid or covered by insurance as to which the relevant insurance company has been notified of the claim and has not denied coverage or (y) covered by valid third party indemnification obligation from a third party which is Solvent of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(j) any of the Security Documents shall cease, for any reason, to be in full force and effect, other than pursuant to the terms hereof or thereof, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except (A) to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Pledge Agreements or from the failure of the Administrative Agent to file UCC continuation statements or (B) the Fair Market Value of assets affected thereby does not exceed $10,000,000; or

(k) the Guarantee of any Guarantor that is a Significant Subsidiary shall cease, for any reason, to be in full force and effect, other than as provided for in Sections 7.9 or 9.10, or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(l) a Change of Control shall occur.

8.2 Action in Event of Default.

(a) Upon any Event of Default specified in Section 8.1(g)(i) or (ii), the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable, and (b) if any other Event of Default under Section 8.1 (other than Section 8.1(g)(i) or (ii)) occurs, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. In furtherance of the foregoing, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, exercise any and all other remedies available under the Loan Documents at law or in equity, including commencing and prosecuting any suits, actions or proceedings at law or in equity in any court of competent jurisdiction and collecting the Collateral or any portion thereof and enforcing any other right in respect of any Collateral.

8.3 [Reserved].

8.4 Application of Proceeds. If an Event of Default shall have occurred and be continuing, the Administrative Agent may apply, at such time or times as the Administrative Agent may elect, all or any part of proceeds constituting Collateral in payment of the Obligations (and in the event the Loans and other Obligations are accelerated pursuant to Section 8.2, the Administrative Agent shall, from time to time, apply the proceeds constituting Collateral in payment of the Obligations) in the following order:

(a) First, to the payment of all costs and expenses of any sale, collection or other realization on the Collateral, including reimbursement for all costs, expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith (including all reasonable costs and expenses of every kind incurred in connection any action taken pursuant to any Loan Document or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, reasonable attorneys’ fees and disbursements and any other amount required by any provision of law (including Section 9-615(a)(3) of the Uniform Commercial Code)), and all amounts for which Administrative Agent is entitled to indemnification hereunder and under the other Loan Documents and all advances made by the Administrative Agent hereunder and thereunder for the account of any Loan Party (excluding principal and interest in respect of any Loans extended to such Loan Party), and to the payment of all costs and expenses paid or incurred by the Administrative Agent in connection with the exercise of any right or remedy hereunder or under this Agreement or any other Loan Document and to the payment or reimbursement of all indemnification obligations, fees, costs and expenses owing to the Administrative Agent hereunder or under this Agreement or any other Loan Document, all in accordance with the terms hereof or thereof;

(b) Second, for application by it towards all other Obligations (including, without duplication, Guarantor Obligations with respect to Loans), pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties; and

(c) Third, any balance of such proceeds remaining after all of the Obligations shall have been satisfied by payment in full in immediately available funds and the Commitments shall have been terminated, be paid over to or upon the order of the applicable Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

SECTION 9. ADMINISTRATIVE AGENT

9.1 Appointment and Authority.

(a) Administrative Agent. Each of the Lenders hereby irrevocably appoints Morgan Stanley to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of the Administrative Agent and the Lenders, and, except to the extent that any Group Member has any express rights under this Section 9, no Group Member shall have rights as a third party beneficiary of any of such provisions.

(b) Collateral Agent. The Administrative Agent shall also act as the “collateral agent” (and to the extent required for purposes of holding any Ship Mortgage or any other Security Document, as the “collateral trustee”) under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and to the extent required for purposes of holding any Ship Mortgage or any other Security Document, as the “collateral trustee”) and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section 9 and Section 10, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” (or for purposes of holding any Ship Mortgage or any other Security Document “collateral trustee”) under the Loan Documents as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by the Administrative Agent shall bind the Lenders. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy with respect to any Collateral against the Company or any other Loan Party or any other obligor under any of the Loan Documents (including, in each case, the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral of the Company or any other Loan Party, without the prior written consent of the

Administrative Agent. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or a sale of any of the Collateral pursuant to Section 363 of the Bankruptcy Code, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, with the consent or at the direction of the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

9.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1 and Section 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers or a Lender.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.6 Resignation and Removal of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval of the Borrowers, not to be unreasonably withheld, for so long as no Event of Default set forth under Section 8.1(a) or (g) has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, in consultation with the Borrowers, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, subject to the approval of the Borrowers, not to be unreasonably withheld, for so long as no Event of Default set forth under Section 8.1(a) or (g) has occurred and is continuing, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8 No Other Duties, Etc.Anything herein to the contrary notwithstanding, none of the Administrative Agent, the Bookrunner, the Arranger, or the Manager listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.2) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

9.10 Collateral and Guaranty Matters.

(a) Each of the Lenders irrevocably authorize the Administrative Agent (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1): to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document pursuant to Section 10.22.

(b) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release (pursuant to clause (a) above) any Guarantor from its obligations under the Guarantee.

(c) At such time as the Loans and the other Obligations (other than contingent obligations for which no claim has been made) shall have been satisfied by payment in full in immediately available funds, the Commitments have been terminated, the Collateral shall be automatically released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Group Member under the Security Documents shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(d) If (i) a Guarantor was released from its obligations under the Guarantee or (ii) any Collateral is released from the assignment and security interest granted under the Security Document (or the interest in such item subordinated), the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to) execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the Guarantee, the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

(e) The Administrative Agent may extend any deadlines for delivery of items with respect to the Mortgaged Vessels or any other Collateral in its reasonable discretion.

9.11 Intercreditor Agreements. The Lenders hereby authorize the Administrative Agent to enter into any Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement and any such intercreditor agreement is binding upon the Lenders.

9.12 Withholding Tax Indemnity. To the extent required by any applicable Requirement of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers or any other Loan Party pursuant to Sections 2.11 and 2.14 and without limiting or expanding the obligation of the Company or any other Loan Party to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

9.13 Indemnification. Each of the Lenders agrees to indemnify the Administrative Agent, the Arranger and the Manager (and their Related Parties) in their respective capacities as such (to the extent not reimbursed by any Loan Party and without limiting or expanding the obligation of the Loan Parties to do so), according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 9.13 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the

Loans) be imposed on, incurred by or asserted against the Administrative Agent, the Arranger, the Manager or their Related Parties (the foregoing, the “Lender Indemnitees”) in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or any other Person under or in connection with any of the foregoing; provided that no Lender shall be liable to any Lender Indemnitee for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent that they are (i) (A) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Lender Indemnitee, (B) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from a material breach of the Loan Documents by such Lender Indemnitee, or (C) are disputes that do not involve an act or omission by Company or any of its Affiliates and that are brought by any Lender Indemnitee against any other Lender Indemnitee (other than in its capacity as Administrative Agent, Arranger, Bookrunner, Manager or similar role hereunder) or (ii) settlements entered into by such person without such Lender’s written consent (such consent to not be unreasonably withheld, conditioned or delayed). The agreements in this Section 9.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.14 ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger, the Manager, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, (I) unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) if such sub-clause (i) is not true with respect to a Lender and such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger, the Manager and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that:

(i) none of the Administrative Agent, the Arranger, the Manager or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent, the Arranger, the Manager or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c) the Administrative Agent, the Arranger, and the Manager hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers.

(a) Except as otherwise provided in clause (b) below, neither this Agreement nor any other Loan Document (or any terms hereof or thereof) may be amended, supplemented or modified other than in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment or increase such Lender’s Commitment, in each case without the written consent of each Lender directly adversely affected thereby; (B) amend, modify, eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of all Lenders; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under Section 7 of this Agreement or under the Security Agreement, in each case without the written consent of all Lenders; (D) amend, modify or waive any provision of Section 2.12(a) or (b) which results in a change to the pro rata application of Loans under any Term Facility without the written consent of each Lender directly affected thereby in respect of each Term Facility adversely affected thereby, unless the amendment is made in connection with an amendment pursuant to paragraph (b) below, in which case the written consent of the Required Lenders shall be required; (E) reduce the percentage specified in the definition of Majority Facility Lenders without the written consent of all Lenders under such Term Facility; (F) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; and (G) amend or modify the application of prepayments set forth in Section 2.6(f) in a manner that adversely affects any Term Facility without the written consent of the Majority Facility Lenders of each adversely affected Term Facility. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) Notwithstanding anything in this Agreement (including clause (a) above) or any other Loan Document to the contrary:

(i) this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent, each Lender participating in the additional or extended credit facilities contemplated under this paragraph (b)(i) and the Borrowers (w) to the extent the incurrence of the Indebtedness represented thereby is otherwise permitted by this Agreement, to add one or more additional credit facilities to this Agreement or to increase the amount of the existing facilities under this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof, (x) to permit any such additional credit facility which is a term loan facility or any such increase in the Term Facility to share ratably in prepayments with the Term Loans and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders;

(ii) this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Repriced Term Loans (as defined below) to permit a (x) any prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of syndicated term loans bearing interest with an “effective yield” (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the weighted average life to maturity of such term loans and (B) four years), but excluding any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such term loans in their capacities as lenders or holders of such term loans) less than the “effective yield” applicable to the Term Loans determined on the same basis as provided in the preceding parenthetical) and (y) any amendment to the Term Loans or any tranche thereof which reduces the “effective yield” applicable to such Term Loans (as determined on the same basis as provided in clause (x)) (“Repriced Term Loans”); provided that the Repriced Term Loans shall otherwise meet the Applicable Requirements;

(iii) [reserved];

(iv) this Agreement and the other Loan Documents may be amended or amended and restated as contemplated by Section 2.19 in connection with any Incremental Amendment and any related increase in Commitments or Loans, with the consent of the Borrowers, the Administrative Agent and the Incremental Term Lenders providing such increased Commitments or Loans;

(v) this Agreement and the other Loan Documents may be amended in connection with the incurrence of any Permitted Credit Agreement Refinancing Debt pursuant to Section 2.20 to the extent (but only to the extent) necessary to reflect the existence and terms of such Permitted Credit Agreement Refinancing Debt (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and/or Other Term Commitments), with the written consent of the Borrowers, the Administrative Agent and each Additional Lender and Lender that agrees to provide any portion of such Permitted Credit Agreement Refinancing Debt pursuant to a Refinancing Amendment (provided that the Administrative Agent and the Borrowers may effect such amendments to this Agreement, any Intercreditor Agreement (or enter into a replacement thereof) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the terms of such Refinancing Amendment);

(vi) this Agreement and the other Loan Documents may be amended in connection with any Permitted Amendment pursuant to a Loan Modification Offer in accordance with Section 2.22(b) (and the Administrative Agent and the Borrowers may effect such amendments to this Agreement, any Intercreditor Agreement (or enter into a replacement thereof) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the terms of such Permitted Amendment);

(vii) the Administrative Agent may amend an Intercreditor Agreement (or enter into a replacement thereof), additional Security Documents and/or replacement Security Documents (including a collateral trust agreement) in connection with the incurrence of (x) any Permitted First Priority Refinancing Debt to provide that a Senior Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and (y) any Permitted Second Priority Refinancing Debt to provide that a Senior Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a second lien, subordinated basis to the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt; and

(viii) amendments and waivers of this Agreement and the other Loan Documents that affect solely the Lenders under a Term Facility (including waiver or modification of conditions to extensions of credit under such Term Facility, the availability and conditions to funding of any Term Facility, pricing and other modifications) will require only the consent of Lenders holding more than 50% of the aggregate commitments or loans, as applicable, (unless a higher percentage is required pursuant to Section 10.1(a) of this Agreement) under such Term Facility and, (x) no other consents or approvals shall be required and (y) any fees or other consideration payable to obtain such amendments or waivers need only be offered on a pro rata basis to the Lenders under the affected Term Facility.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers, and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

To the Borrowers:

Aguada Park Free Zone

Paraguay 2141, Of. 1603

Montevideo, Uruguay

Attention: Vasiliki Papaefthymiou, Executive Vice President, Legal

Phone: +598 2927 2208

Fax: +598 2927 2219Email:

vpapaefthymiou@navios.com

with a copy to:

c/o Navios Shipmanagement Inc.

Akti Miaouli 85, 18538, Piraeus, Greece Attention: Vasiliki Papaefthymiou Phone: +30 2104172050 Fax: +30 2104531984 Email: vpapaefthymiou@navios.com

To any Guarantor:	c/o the Company at the address set forth above

To the Administrative Agent:	Morgan Stanley Senior Funding, Inc. 1300 Thames Street, 4th Floor Thames Street Wharf Baltimore, Maryland 21231 Attention: Agency Team Email: MSAGENCY@morganstanley.com

; provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender (“Approved Electronic Communications”). The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

Each Loan Party agrees to assume all risk, and hold the Administrative Agent, the Arranger, the Bookrunner, the Manager and each Lender harmless from any losses, associated with, the electronic transmission of information (including the protection of confidential information), except to the extent caused by the gross negligence or willful misconduct of such Person.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR

ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Each Loan Party, the Lenders, the Arranger, the Bookrunner, the Manager and the Administrative Agent agree that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses. The Borrowers jointly and severally agree upon the occurrence of the Closing Date (a) to pay or reimburse the Arranger, the Manager and the Administrative Agent (without duplication) for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one primary counsel to the Administrative Agent, the Arranger, the Bookrunner, or the Manager, taken as a whole, and one local counsel to the foregoing Persons, taken as a whole, in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) (and additional counsel in the case of actual or perceived conflicts), and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrowers on or prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all of their reasonable out-of-pocket costs and expenses (other than allocated costs of in-house counsel) incurred in connection with the workout, restructuring, enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of one primary counsel to the Lenders, the Administrative Agent, the Arranger, the Bookrunner, or the Manager, taken as a whole, and one local counsel to the foregoing Persons, taken as a whole, in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) (and in the case of an actual or perceived conflict of interest by any of the foregoing Persons, additional counsel to such affected Person) and (c) to pay, indemnify, and hold each Lender, the Administrative Agent, the Arranger, the Bookrunner, or the Manager, each of their respective Affiliates that are providing services in connection with the financing contemplated by this Agreement and each member (and successors and assigns), officer, director, trustee, employee, agent and controlling person of the foregoing (each, an “Indemnitee”) harmless from and against any and all other claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of or in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents (regardless of whether any Indemnitee is a party hereto and regardless of whether any such matter is initiated by a third party, the Borrowers, any other Loan Party or any other Person), including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law relating to any Group Member or any of the Properties and the reasonable fees and expenses of one primary legal counsel to the Indemnitees, taken as a whole (or in the case of an actual or perceived conflict of interest by an Indemnitee, additional counsel to the affected Indemnitees), and one local counsel in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) to the Indemnitees in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”) (but excluding any losses, liabilities, claims, damages, costs or expenses relating to the matters referred to in Sections 2.12, 2.13 and 2.14 (which shall be the sole remedy in respect of the matters set forth therein)), provided that the Borrowers shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are (i) (A) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (B) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from a material breach of the Loan Documents by such Indemnitee, (C) any dispute that does not involve an act or omission by the Company or any of its Affiliates and that is brought by any Indemnitee against any other Indemnitee (other than in its capacity as Administrative Agent, Arranger, Bookrunner or Manager) or (D) caused, with respect to the violation of, noncompliance with or liability under, any Environmental Law relating to any of the Properties, by the act or omissions by Persons other than the Company or any Subsidiary of Company or their respective Related Parties with respect to the applicable Property that occur after the Administrative Agent sells the respective Property pursuant to a foreclosure or has accepted a deed in lieu of foreclosure or (ii) settlements entered into by such person without the Borrowers’ written consent (such consent to not be unreasonably withheld, conditioned or delayed). All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrowers pursuant to this Section 10.5 shall be submitted to the Borrowers at the address of the Borrowers set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrowers in a written notice to the Administrative Agent. For the avoidance of doubt, Section 10.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void).

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it and the Note or Notes (if any) held by it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) in the case of any Term Lender (other than with respect to Incremental Term Loans and Incremental Term Commitments), Incremental Term Lender (with respect to Incremental Term Loans and Incremental Term Commitments), the Borrowers, provided that such consent shall be deemed to have been given if the Borrowers have not responded within 10 Business Days after notice by the Administrative Agent, provided, further, that no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8.1(a) (or, in respect of the Borrowers, Section 8.1(f) or (g)) has occurred and is continuing, any other Eligible Assignee; and

(B) except with respect to an assignment of Term Loans to an existing Lender, an Affiliate of a Lender or an Approved Fund, the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Term Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (provided that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of determining such amount) unless the Administrative Agent and, in the case of Term Loans (other than Incremental Term Loans), Incremental Term Loans or Incremental Term Commitments, the Borrowers otherwise consent;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and applicable Forms.

This paragraph (b) shall not prohibit any Lender from assigning all or any portion of its rights and obligations among separate Term Facilities on a non-pro rata basis.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Assignments to Permitted Auction Purchasers. Each Lender acknowledges that each Permitted Auction Purchaser is an Eligible Assignee hereunder and may purchase or acquire Term Loans hereunder from Lenders from time to time pursuant to a Dutch Auction in accordance with the terms of this Agreement (including Section 10.6 hereof), subject to the restrictions set forth in the definitions of “Eligible Assignee” and “Dutch Auction,” subject to the following limitations:

(A) each Permitted Auction Purchaser agrees that, notwithstanding anything herein or in any of the other Loan Documents to the contrary, with respect to any Auction Purchase, (1) under no circumstances, whether or not any Loan Party is subject to a bankruptcy or other insolvency proceeding, shall such Permitted Auction Purchaser be permitted to exercise any voting rights or other privileges with respect to any Term Loans and any Term Loans that are assigned to such Permitted Auction Purchaser shall have no voting rights or other privileges under this Agreement and the other Loan Documents and shall not be taken into account in determining any required vote or consent and (2) such Permitted Auction Purchaser shall not receive information provided solely to Lenders by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors; rather, all Loans held by any Permitted Auction Purchaser shall be automatically Cancelled immediately upon the purchase or acquisition thereof in accordance with the terms of this Agreement (including Section 10.6 hereof);

(B) at the time any Permitted Auction Purchaser is making purchases of Loans pursuant to a Dutch Auction it shall enter into an Assignment and Assumption Agreement;

(C) immediately upon the effectiveness of each Auction Purchase, a Cancellation (it being understood that such Cancellation shall not constitute a voluntary repayment of Loans for purposes of this Agreement) shall be automatically irrevocably effected with respect to all of the Loans and related Obligations subject to such Auction Purchase, with the effect that such Loans and related Obligations shall for all purposes of this Agreement and the other Loan Documents no longer be outstanding, and the Borrowers and the Guarantors shall no longer have any Obligations relating thereto, it being understood that such forgiveness and cancellation shall result in the Borrowers and the Guarantors being irrevocably and unconditionally released from all claims and liabilities relating to such Obligations which have been so cancelled and forgiven, and the Collateral shall cease to secure any such Obligations which have been so cancelled and forgiven; and

(D) at the time of such Purchase Notice and Auction Purchase, (x) no Default or Event of Default shall have occurred and be continuing, (y) neither Company nor any of its Affiliates shall be required to make any representation that it is not in possession of material non-public information with respect to the Company, its Subsidiaries or their respective securities, and (z) any Affiliated Lender that is a Purchaser shall identify itself as such.

Notwithstanding anything to the contrary herein, this Section 10.6(b)(iii) shall supersede any provisions in Section 2.12 to the contrary.

(iv) Assignments to Affiliated Lenders. Any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans to an Affiliated Lender through Dutch Auctions open to all Lenders on a pro rata basis, subject to the following limitations:

(A) notwithstanding anything in Section 10.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Lenders have (1) consented to any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 10.1), (2) otherwise acted on any matter related to any Loan Document, (3) directed or required Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, or (4) subject to Section 2.17, voted on any plan of reorganization pursuant to the Bankruptcy Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender disproportionately in any material respect as compared to other Lenders, any Affiliated Lender will be deemed to have voted in the same proportion as Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender each hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the Bankruptcy Code) is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code;

(B) the Affiliated Lender shall not receive information provided solely to Lenders by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Section 2;

(C) at the time any Affiliated Lender is making purchases of Loans pursuant to a Dutch Auction it shall identify itself as an Affiliated Lender and shall enter into an Assignment and Assumption;

(D) with respect to a Dutch Auction, at the time of such Purchase Notice and Auction Purchase, no Affiliated Lender shall be required to make any representation that it is not in possession of material non-public information with respect to the Company, its Subsidiaries or their respective securities; and

(E) the aggregate principal amount of all Term Loans which may be purchased by any Affiliated Lender through Dutch Auctions shall in no event exceed, as calculated at the time of the consummation of any aforementioned Purchases or assignments, 25% of the aggregate principal amount of the Term Loans then outstanding.

Notwithstanding anything to the contrary herein, this Section 10.6(b)(iv) shall supersede any provisions in Section 2.12 to the contrary.

(v) Subject to acceptance and recording thereof pursuant to Section 10.6(b)(vii) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations if such transaction complies with the requirements of Section 10.6(c).

(vi) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of (and any stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vii) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire and applicable Forms (unless the Assignee shall already be a Lender hereunder), together with (x) any processing and recordation fee and (y) any written consent to such assignment required by Section 10.6(b), the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural person, a Defaulting Lender, the Company or any Subsidiary of Company) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires, subject to Section 10.1(b), the consent of each Lender directly affected thereby pursuant to clauses (A) and (C) of Section 10.1(a) and (2) directly affects such Participant. Subject to Section 10.6(c)(ii), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations of those Sections and Sections 2.16 and 2.17 and it being understood that the documentation required under Section 2.14(d) shall be delivered solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the commitment of, and the principal amounts (and stated interest) of, each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish in connection with a request, inquiry or examination by a Governmental Authority that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from any change in any Requirement of Law occurring after the date on which the sale of such participation takes place.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.7 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(f) The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6(d) above.

(g) Each Lender, upon succeeding to an interest in Commitments or Loans, as the case may be, represents and warrants as of the effective date of the applicable Assignment and Assumption that it is an Eligible Assignee.

10.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement expressly provides for or permits payments to be allocated or made to a particular Lender or to the Lenders under a particular Term Facility, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(g) or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior consent of the Administrative Agent, without prior notice to the Borrowers or any other Loan Party, any such notice being expressly waived by Borrowers and each other Loan Party to the extent permitted by applicable law, upon the occurrence and during the continuance of any Event of Default, to set off and appropriate and apply against the Obligations any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers or any such other Loan Party, as the case may be. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts; Electronic Execution.

(a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile transmission or electronic PDF shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

(b) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Arranger, the Bookrunner, the Manager and the Administrative Agent represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.12 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States for the Southern District of New York located in the Borough of Manhattan, New York, and appellate courts from any thereof, to the extent such courts would have subject matter jurisdiction with respect thereto, and agrees that notwithstanding the foregoing (x) a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (y) legal actions or proceedings brought by the Secured Parties in connection with the exercise of rights and remedies with respect to Collateral may be brought in other jurisdictions where such Collateral is located or such rights or remedies may be exercised;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court and waives any right to claim that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by FedEx, DHL or similar courier service to each party hereto, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law;

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof, any special, exemplary, punitive or consequential damages against any Indemnitee; and

(f) to the extent that the Borrowers, any Guarantor or any of their respective properties, assets or revenues may have or may hereafter become entitled to any right of immunity in any court in which proceedings may at any time be commenced, each of the Borrowers and the Guarantors waived or will waive such right to the extent permitted by law and has consented to such relief and enforcement as provided in this Agreement.

10.13 Acknowledgements. The Borrowers and Guarantor hereby acknowledge that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers or any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrowers and each Guarantor, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers or the Guarantors and the Lenders.

10.14 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is not designated by the provider thereof as public information or non-confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, the Arranger, the Bookrunner, the Manager, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with provisions no less restrictive than this Section 10.14, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, trustees, agents, attorneys, accountants and other professional advisors that have been advised of the provisions of this Section 10.14 and have been instructed to keep such information confidential, (d) upon the request or demand of any Governmental Authority or any self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding; provided that unless specifically prohibited by applicable law, reasonable efforts shall be made to notify the Company of any such request prior to disclosure, (g) that has been publicly disclosed other than as a result of a breach of this Section 10.14, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; provided, such Person has been advised of the provisions of this Section 10.14 and instructed to keep such information confidential or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the extensions of credit hereunder. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

10.15 Waivers of Jury Trial. EACH OF THE BORROWERS, THE GUARANTORS THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.16 USA Patriot Act Notification. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56) (signed into law October 26, 2001), as amended (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.17 Maximum Amount.

(a) It is the intention of the Borrowers and the Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between the Loan Parties and their respective Subsidiaries and the Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to the Lenders as interest (whether or not designated as interest, and including any amount otherwise designated but deemed to constitute interest by a court of competent jurisdiction) hereunder or under the other Loan Documents or in any other agreement given to secure the Indebtedness evidenced hereby or other Obligations of the Borrowers, or in any other document evidencing, securing or pertaining to the Indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury or such other laws (the “Maximum Amount”). If under any circumstances whatsoever fulfillment of any provision hereof, or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the Indebtedness of the Borrowers evidenced hereby, outstanding from time to time shall, to the extent permitted by Applicable Law, be amortized, pro-rated, allocated and spread from the date of disbursement of the proceeds of the Notes until payment in full of all of such Indebtedness, so that the actual rate of interest on account of such Indebtedness is uniform through the term hereof. The terms and provisions of this Section 10.17(a) shall control and supersede every other provision of all agreements between the Borrowers or any endorser of the Notes and the Lenders.

(b) If under any circumstances any Lender or any Affiliate of such Lender shall ever receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the principal amount of the Loans and shall be treated as a voluntary prepayment under Section 2.5 and shall be so applied in accordance with Section 2.12 or if such excessive interest exceeds the unpaid balance of the Loans and any other Indebtedness of the Borrowers in favor of such Lender or any Affiliate of such Lender, the excess shall be deemed to have been a payment made by mistake and shall be refunded to the Borrowers.

10.18 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 10.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

10.19 No Fiduciary Duty. Each of the Administrative Agent, the Bookrunner, the Arranger, the Manager, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other, except as otherwise explicitly provided herein. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person, except as otherwise explicitly provided herein. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

10.20 Cash Collateral.

(a) “Cash Collateral” Defined. All cash or Cash Equivalents (other than Segregated Cash Collateral (or any portion thereof) until such time it shall constitute Collateral securing all Obligations as provided in Section 2.23) received by the Administrative Agent as, or in respect of, Collateral:

(1) upon the release of property from the Lien of any of the Security Documents, including all moneys received in respect of the principal of all purchase money, governmental and other obligations; or

(2) as compensation for, or proceeds of the sale of all or any part of the Collateral taken by eminent domain or purchased by, or sold pursuant to an order of, a governmental authority or otherwise disposed of; or

(3) as proceeds of insurance upon any, all or part of the Collateral (other than proceeds under any protection and indemnity or other third-party liability insurance); or

(4) pursuant to any of the Security Documents; or

(5) as proceeds of any other sale or other disposition of all or any part of the Collateral by or on behalf of the Administrative Agent as collateral agent or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Security Documents or otherwise; or

(6) [Reserved]; or

(7) consisting of the cash or Cash Equivalents component of Qualified Collateral or Voluntary Collateral; or

(8) any other money required to be held from time to time in the Collateral Account; or

(9) for application under this Section 10.20 as elsewhere provided in this Agreement or any Security Document, or whose disposition is not elsewhere otherwise specifically provided for herein or in any Security Document; or

(10) except to the extent it constitutes Segregated Cash Collateral, additional funds provided by the Borrowers as Cash Collateral in connection with the incurrence of Incremental Term Loans under any Incremental Amendment including (i) proceeds from the funding of such Incremental Term Loans (the “Incremental Proceeds Cash Collateral”) and (ii) other funds in connection therewith (other than the Incremental Proceeds Cash Collateral) (the “Other Funds Cash Collateral”);

all such monies being herein sometimes called “Cash Collateral”; provided, however, that Cash Collateral shall not include (a) any property deposited with the Administrative Agent pursuant to Section 6.5(a) of this Agreement or (b) any interest earned on Cash Collateral deposited with the Administrative Agent, (which interest shall be paid over to the Company upon its request) and which shall be held by the Administrative Agent for the benefit of the Secured Parties as a part of the Collateral and, upon any entry upon or sale or other disposition of the Collateral or any part thereof (whether through the direct sale or other disposition of such Collateral or part thereof or the Capital Stock of any Person owning such Collateral) pursuant to any of the Security Documents, said Cash Collateral shall be applied in accordance with Section 8.4; but, prior to any such entry, sale or other disposition, all or any part of the Cash Collateral may be withdrawn, and shall be released, paid or applied by the Administrative Agent, from time to time as provided in Section 10.22. It is understood and agreed that any amounts received by the Administrative Agent in respect of expenses, fees or indemnity amounts owed to the Administrative Agent shall not be deemed to be Cash Collateral.

On the Closing Date there shall be established and, at all times hereafter until this Agreement shall have terminated, there shall be maintained with the Administrative Agent an account which shall be entitled the “Collateral Account” (the “Collateral Account”). The Collateral Account shall be established and maintained by the Administrative Agent in its own name. All Cash Collateral received by the Administrative Agent shall be deposited in the Collateral Account and thereafter shall be held, applied and/or disbursed by the Administrative Agent in accordance with the terms of this Section 10.20. The Company and each Secured Guarantor hereby pledges and grants a security interest to the Administrative Agent in, and the Administrative Agent shall have a Lien on and security interest in, the Collateral Account and all cash and Cash Equivalents therein from time to time, and any proceeds thereof, for the benefit of the Secured Parties as part of the Collateral.

(b) Use of Cash Collateral. The Administrative Agent shall apply Cash Collateral from time to time (i) in the manner provided under Section 10.22 and (ii) to the repayment of Loans on the Latest Maturity Date or to the prepayment thereof, including, without limitation, pursuant to Section 2.6(c) (including, in each case, each related required interest payment), as the Company shall request in writing, upon receipt by the Administrative Agent of the following:

(1) resolutions of the Board of Directors of the Company directing the application pursuant to this Section 10.20 of a specified amount of Cash Collateral and, in case any such moneys are to be applied to prepayment, designating the Loans so to be prepaid;

(2) cash in the maximum amount of the accrued interest, if any, required to be paid in connection with any such prepayment, which cash shall be held by the Administrative Agent in trust for such purpose;

(3) an Officer’s Certificate, dated not more than five Business Days prior to the date of the relevant application stating

(i) that no Default exists unless such Default would be cured thereby; and

(ii) that all conditions precedent and covenants herein provided for relating to such application of Cash Collateral have been complied with.

Upon compliance with the foregoing provisions of this Section 10.20, the Administrative Agent shall apply Cash Collateral as directed and specified by such resolution of the Board of Directors, up to, but not exceeding, the aggregate principal amount of the Loans prepaid, using the cash deposited pursuant to clause (a) of this Section 10.20, to the extent necessary, to pay any accrued and unpaid interest required in connection with such purchase.

A resolution of the Board of Directors expressed to be irrevocable directing the application of Cash Collateral under this Section 10.20 to the prepayment of Loans shall for all purposes of this Agreement be deemed the equivalent of the deposit of money with the Administrative Agent in trust for such purpose. Such Cash Collateral and any cash deposited with the Administrative Agent pursuant to clause (b) of this Section 10.20 for the payment of accrued interest shall not, after compliance with the foregoing provisions of this Section 10.20, be deemed to be part of the Collateral or Cash Collateral.

With respect to any Cash Collateral to be released by the Administrative Agent to the Company in connection with any substitution of Mortgaged Vessel Collateral, the requisite amount of Cash Collateral (in each instance, the “Released Monies”) shall be released by the Administrative Agent (who shall be entitled to rely conclusively on an Officer’s Certificate of the Borrowers that the release date is not more than five (5) Business Days prior to the expected delivery date) not more than five Business Days before the expected delivery date of the applicable substitute Qualified Vessel (whether in connection with the direct purchase of such substitute Qualified Vessel or the Capital Stock of any Person owning such substitute Qualified Vessel) to a bank account designated by the Company and will then be remitted to the seller of such Vessel in the form of a conditional payment to the seller’s bank (or in the event any payment of the contract price or a portion thereof for such substitute Qualified Vessel has already been made to the seller of such substitute Qualified Vessel with funds obtained from a separate financing source, such amount will either (i) be remitted as a conditional payment to such financing source’s bank or (ii) will be reserved in the bank account designated by the Company for payment upon the delivery of such vessel) in accordance with the terms of the acquisition contract and in a manner consistent with customary vessel acquisition practice. During such five Business Day period before the expected delivery date, such Released Monies shall be released from the security interest and Lien granted pursuant to this Agreement and the Security Documents. In the event that the applicable Mortgaged Vessel Guarantor shall not have delivered and/or filed the Security Documents (including without limitation the Ship Mortgage) required by this Agreement and the Security Documents to perfect the security interest in such Vessel and such Related Business Assets as required by this Agreement on or prior to the 15th calendar day following the day on which such Released Monies were released as described above, then, on or before such 15th calendar day, the Company shall return to the Administrative Agent an amount equal to the full amount of such Released Monies that were released in connection with such proposed Qualified Vessel delivery to be re-deposited into the Collateral Account. Any amount returned to the Administrative Agent pursuant to the immediately preceding sentence shall immediately be subject to the security interest and Lien granted pursuant to this Agreement and the Security Documents.

(c) Powers Exercisable Notwithstanding Event of Default. In case a Default or an Event of Default shall have occurred and shall be continuing, the Administrative Agent, while in possession of the Collateral (including the cash, Cash Equivalents, securities and other personal property held by, or required to be deposited or pledged with, the Administrative Agent hereunder or under the Security Documents), may do any of the things enumerated in this Section 10.20 at the request of the Company and/or the applicable Secured Guarantor, if the Majority Facility Lenders, by appropriate action of such Lenders, shall consent to such action, in which event any certificate filed under any of such Sections shall omit the statement to the effect that no Default or Event of Default has occurred and is continuing.

(d) Powers Exercisable by Administrative Agent or Receiver. In case the Collateral (other than any cash, Cash Equivalents, securities and other personal property held by, or required to be deposited or pledged with, the Administrative Agent hereunder or under the Security Documents) shall be in the possession of a receiver or trustee lawfully appointed, the powers hereinbefore in this Section 10.20 conferred upon the Company and the Secured Guarantors with respect to the withdrawal or application of Cash Collateral may be exercised by such receiver or trustee, in which case a certificate signed by such receiver or trustee shall be deemed the equivalent of any Officers’ Certificate required by this Section 10.20. If the Administrative Agent shall be in possession of any of the Collateral hereunder or under any of the Security Documents, such powers may be exercised by the Administrative Agent, in its discretion.

(e) [Reserved].

(f) Investment of Cash Collateral.

(1) The Company hereby irrevocably grants a security interest in and pledges, assigns and sets over to the Administrative Agent for the benefit of the Secured Parties all of the Company’s right, title and interest in the Cash Collateral, and all property now or hereafter placed or deposited in, or delivered to the Administrative Agent for placement or deposit in, the Collateral Account held by (or otherwise maintained in the name of) the Administrative Agent pursuant to this Section 10.20(f), and, subject to Section 10.20(a), all distributions relating thereto and proceeds thereof, in order to secure all Obligations, now or hereafter arising, of every kind and nature, owed by the Company under this Agreement to the Secured Parties or to the Administrative Agent for the benefit of the Secured Parties. The Company shall take all actions and shall direct the Administrative Agent to take all actions necessary on its part to ensure the continuance of a security interest in the Cash Collateral in favor of the Administrative Agent for the benefit of the Secured Parties in order to secure all such obligations and indebtedness. The Company shall not grant a security interest, encumbrance, lien or other claim, direct or indirect, in the Company’s right, title or interest in the Collateral Account or any other Collateral which is Cash Collateral.

(2) All Cash Collateral deposited or held in the Collateral Account at any time shall be invested by the Administrative Agent in Cash Equivalents in accordance with the Company’s written instructions in the form of an Officers’ Certificate to the Administrative Agent. Any such written instruction shall specify the particular investment to be made and shall state that such investment is authorized to be made hereby.

The Administrative Agent shall not be liable or responsible for any loss resulting from such investments or sales except only for its own fraud, grossly negligent action, its own grossly negligent failure to act or its own willful misconduct in complying with this Section 10.20(f).

10.21 Disposition of Mortgaged Vessel Collateral Without Release.

(a) Notwithstanding the provisions of Sections 5.9(d) and 10.22, so long as no Event of Default shall have occurred and be continuing, the Company or any Mortgaged Vessel Guarantor may, without any release or consent by the Administrative Agent:

(i) sell or otherwise dispose of any machinery, equipment, furniture, tools, materials or supplies or other similar property subject to the Lien of the Security Documents, which may have become worn out or obsolete;

(ii) grant rights-of-way and easements over or in respect of any real property; provided, however, that such grant will not, in the reasonable opinion of the Board of Directors of the Company or the relevant Mortgaged Vessel Guarantor, as the case may be, materially impair the usefulness of such property in the conduct of the Company’s business and will not be materially prejudicial to the interests of the Secured Parties;

(iii) abandon, terminate, cancel, release or make alterations in or substitutions of any leases, contracts or rights-of-way subject to the Lien of any of the Security Documents or surrender or modify any franchise, license or permit subject to the Lien of any of the Security Documents which it may own or under which it may be operating;

(iv) alter, repair, replace, change the location or position of and add to its plants, structures, machinery, systems, equipment, fixtures and appurtenances;

(v) demolish, dismantle, tear down or scrap any Mortgaged Vessel Collateral (other than the Mortgaged Vessels), or abandon any thereof (other than the Mortgaged Vessels), if in the good faith opinion of the Company or the relevant Mortgaged Vessel Guarantor, as the case may be, such demolition, dismantling, tearing down, scrapping or abandonment is in the interests of the Company or the relevant Mortgaged Vessel Guarantor, as the case may be, and the Fair Market Value and utility of the Mortgaged Vessel Collateral as an entirety will not thereby be impaired in any material respect; or

(vi) apply insurance proceeds received under such circumstances other than an Event of Loss to the repair of the Mortgaged Vessel to which such insurance proceeds related.

(b) In the event that the Company or any Mortgaged Vessel Guarantor has sold, exchanged or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Mortgaged Vessel Collateral which under the provisions of this Section 10.21 may be sold, exchanged or otherwise disposed of by the Company or such Mortgaged Vessel Guarantor without any release or consent of the Administrative Agent, and the Company or such Mortgaged Vessel Guarantor, as the case may be, requests the Administrative Agent to furnish a written disclaimer, release or quitclaim of any interest in such property under any of the Security Documents, the Administrative Agent shall, at the cost and expense of the Company and the Mortgaged Vessel Guarantors, promptly execute such an instrument upon delivery to the Administrative Agent of (i) an Officers’ Certificate by the Company or such Mortgaged Vessel Guarantor, as the case may be, reciting the sale, exchange or other disposition made or proposed to be made and describing in reasonable detail the property affected thereby, and stating that such property is property which by the provisions of this Section 10.21 may be sold, exchanged or otherwise disposed of or dealt with by the Company or such Mortgaged Vessel Guarantor, as the case may be, without any release or consent of the Administrative Agent.

Any such disclaimer, release or quitclaim shall be without recourse to, or any representation or warranty by, the Administrative Agent.

10.22 Release of Collateral.

(a) The Company and each Mortgaged Vessel Guarantor shall have the right to sell, exchange or otherwise dispose of any of the Mortgaged Vessel Collateral owned by it (other than Cash Collateral, which is subject to release from the Lien of this Agreement and the Security Documents as set forth in Section 10.20(b)), upon compliance with the requirements and conditions of this Section 10.22(a), the Administrative Agent shall release the same from the Lien of this Agreement or the Security Documents, as the case may be, upon receipt by the Administrative Agent of a notice requesting such release and describing the property to be so released, together with delivery of the following:

(i) if the property to be released has a Fair Market Value equal to or greater than $10,000,000, a resolution of the Board of Directors of the Company or the relevant Mortgaged Vessel Guarantor, as the case may be, requesting such release and authorizing an application to the Administrative Agent therefor;

(ii) an Officer’s Certificate of the Company or the relevant Mortgaged Vessel Guarantor (i.e. the relevant owner or owners of the Mortgaged Vessel Collateral in question), as the case may be, dated not more than five days prior to the date of the application for such release, in each case stating in substance the following:

(A) that either: (I) the Mortgaged Vessel Collateral to be released is not Net Proceeds from an Asset Sale and is not being replaced by comparable property, has a book value of less than $1,000,000, and is not necessary for the efficient operation of the Company’s and the Restricted Subsidiaries’ remaining property or in the conduct of the business of the Company and the Restricted Subsidiaries as conducted immediately prior thereto; or (II) the Mortgaged Vessel Collateral to be released is being released in connection with an Asset Sale or an Event of Loss involving such Mortgaged Vessel Collateral and the Net Proceeds from such Asset Sale or the Loss Repayment Amount with respect to such Event of Loss, as the case may be, are being or will be delivered to the Administrative Agent to be held as Cash Collateral and to be applied in accordance with the terms of this Agreement including, without limitation, Section 10.20(b) hereof; or (III) the Mortgaged Vessel Collateral to be released is Cash Collateral representing (x) the Net Proceeds from an Asset Sale involving Mortgaged Vessel Collateral which are to be applied to the purchase of one or more Qualified Vessels (which may include a Qualified Vessel owned by a Subsidiary (including a Guarantor) that is not a Mortgaged Vessel Guarantor) and Permitted Repairs thereon as provided under Section 6.5(b), (y) a portion of the Loss Repayment Amount with respect to an Event of Loss which is to be applied to the purchase of one or more Qualified Vessels (which may include a Qualified Vessel owned by a Subsidiary (including a Guarantor) that is not a Mortgaged Vessel Guarantor) and Permitted Repairs thereon as set forth in Section 5.14 or (z) the net proceeds from the incurrence of any Incremental Term Loans or Permitted Incremental Indebtedness which are to be applied to the purchase of one or more Qualified Vessels (which may include a Qualified Vessel owned by a Subsidiary (including a Guarantor) that is not a Mortgaged Vessel Guarantor) and Permitted Repairs thereon as permitted by this Agreement or (IV) the Mortgaged Vessel Collateral to be released constitutes Cash Collateral that are being applied to the purchase of one or more Qualified Vessels (which may include a Qualified Vessel owned by a Subsidiary (including a Guarantor) that is not a Mortgaged Vessel Guarantor) and to make Permitted Repairs thereon or (V) the Mortgaged Vessel Collateral to be released is being released either (x) in connection with an Asset Sale for Qualified Collateral, (y) the Mortgaged Vessel Collateral to be released constitutes Mortgaged Vessel Collateral being released pursuant to Section 5.9(d) or (z) otherwise upon the receipt of Qualified Collateral (including without limitation in connection with any refinancing transaction) having a Fair Market Value at least equal to the Mortgaged Vessel Collateral to be released, which Qualified Collateral, in either case, is to be pledged to secure the Obligations;

(B) that no Default has occurred and is continuing;

(C) the Fair Market Value, in the opinion of the signers, of the property (other than Cash Collateral) to be released at the date of such application for release, provided that it shall not be necessary under this clause (C) to state the Fair Market Value of any property whose Fair Market Value is certified in a certificate of an Independent Appraiser under clause (iii) below; and

(D) that all conditions precedent in this Agreement and the applicable Security Documents relating to the release of the Mortgaged Vessel Collateral in question have been complied with; and

(iii) If the property to be released is one or more Vessels the certificate of an Independent Appraiser which reflects the Appraised Value of such Vessel or Vessels.

(b) In connection with any release, the Company and the Mortgaged Vessel Guarantors shall (i) execute, deliver and record or file and obtain such instruments as the Administrative Agent may reasonably require, including, without limitation, amendments to the Security Documents and (ii) deliver to the Administrative Agent such evidence of the satisfaction of the applicable provisions of this Agreement and the Security Documents as the Administrative Agent may reasonably require.

(c) Notwithstanding any provision of this Section 10.22 to the contrary, the Company may obtain a release of (i) Net Proceeds from an Asset Sale involving Mortgaged Vessel Collateral that are required to prepay Loans pursuant to Section 6.5(b) by directing the Administrative Agent in writing to cause to be applied such Net Proceeds in accordance with Section 2.6(c) or (ii) all or any portion of a Loss Repayment Amount deposited with the Administrative Agent in connection with an Event of Loss with respect to a Mortgaged Vessel that is required to prepay Loans pursuant to Section 2.6(c) on the date of such purchase in accordance with Section 5.14 in the case of either (i) or (ii) above, by directing the Administrative Agent in writing to cause to be applied such amount thereto in accordance with such Sections. Furthermore and notwithstanding any provisions of this Section 10.22 to the contrary, in connection with the incurrence of Incremental Term Loans under any Incremental Amendment, (x) if the Borrowers shall have prepaid Term Loans with the Incremental Proceeds Cash Collateral in accordance with the terms of the Incremental Amendment relating to such incurrence, the Borrowers shall be entitled to obtain a release of all the Other Funds Cash Collateral, deposited in the Collateral Account in connection with such Incremental Amendment, after the application of any such Other Funds Cash Collateral in connection with the acquisition of Qualified Vessels in accordance with the terms of such Incremental Amendment and (y) if the Borrowers shall have prepaid any Incremental Term Loans the proceeds of which were deposited as Segregated Cash Collateral in accordance with the terms of the Incremental Amendment relating to such incurrence, the Borrowers shall be entitled to obtain a release of such Other Funds as provided in Section 2.23, deposited as Segregated Cash Collateral in connection with such Incremental Amendment.

(d) In case a Default or an Event of Default shall have occurred and be continuing, the Company, while in possession of the Collateral (other than cash and other personal property held by, or required to be deposited or pledged with, the Administrative Agent hereunder or under any Security Document), may do any of the things enumerated in this Section 10.22 only if the Administrative Agent (in its discretion, or the Majority Facility Lenders shall consent to such action, in which event any certificate filed under this Section 10.22 shall omit the statement to the effect that no Default or Event of Default has occurred and is continuing.

(e) All cash or Cash Equivalents received by the Administrative Agent pursuant to this Section 10.22 shall be held by the Administrative Agent for the benefit of the Secured Parties, as Cash Collateral subject to application as provided in this Section 10.22 or in Section 10.20.

(f) Notwithstanding the foregoing or anything to the contrary herein, Segregated Cash Collateral will not constitute Cash Collateral or other Collateral securing Obligations under all outstanding Term Loans until such time as such Segregated Cash Collateral is released to the Borrowers in accordance with the terms of the arrangements regarding the Segregated Cash Collateral relating to such borrowing of Incremental Term Loans.

10.23 Change of Flag. Notwithstanding anything to the contrary in this Agreement, the Company or a Mortgaged Vessel Guarantor may transfer or change the flag of any of its Mortgaged Vessels to the flag of a Permitted Flag Jurisdiction and in connection therewith the Administrative Agent shall release the existing Ship Mortgage and related Security Documents to which any Mortgaged Vessel is subject in connection with the transfer or change of the flag of such Mortgaged Vessel to another Permitted Flag Jurisdiction if (i) the owner of the Mortgaged Vessel has executed (A) a new Ship

Mortgage (granting the Administrative Agent a security interest in such Mortgaged Vessel subject only to Permitted Liens) and (B) the related Security Documents with respect to such Mortgaged Vessel, dated the date such Mortgaged Vessel shall be released from the existing Ship Mortgage and related Security Documents to which it is subject, which Ship Mortgage and related Security Documents shall be in appropriate form for recording or registration in the appropriate governmental offices of the Permitted Flag Jurisdiction under which it is being reflagged if required by applicable law in order to perfect the security interest therein created, as to which the Administrative Agent shall be entitled to rely on an Opinion of Counsel to the Company with respect thereto; and (ii) the Mortgaged Vessel Guarantor has made arrangements reasonably satisfactory to the Administrative Agent for recording the Ship Mortgage referred to in clause (i) above in an appropriate registry office of the Permitted Flag Jurisdiction under which the Mortgaged Vessel is being reflagged as soon as reasonably practicable.

10.24 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(1) a reduction in full or in part or cancellation of any such liability;

(2) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(3) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

COMPANY:	NAVIOS SOUTH AMERICAN LOGISTICS INC., AS a Borrower

	By:	/s/ Ioannis Karyotis
Name: Ioannis Karyotis
Title: Chief Financial Officer
U.S. BORROWER:

NAVIOS LOGISTICS FINANCE (US) INC., as a Borrower

	By:	/s/ Vasiliki Papaefthymiou
Name: Vasiliki Papaefthymiou
Title: Secretary

[NSAL – Term Loan Credit Agreement]

GUARANTORS:	NAUTICLER S.A.
PONTE RIO S.A.
COMPANIA DE TRANSPORTE FLUVIAL
INTERNACIONAL S.A.
PETROVIA INTERNACIONAL S.A.

	By:	/s/ Georgios Akhniotis
Name: Georgios Akhniotis
Title: Director

CORPORACION NAVIOS S.A.
ENERGIAS RENOVABLES DEL SUR S.A.
EDOLMIX S.A.
CARTISUR S.A.
RUSWE INTERNATIONAL S.A.

	By:	/s/ Ruben Martinez
Name: Ruben Martinez
Title: Director

NAVARRA SHIPPING CORPORATION
PELAYO SHIPPING CORPORATION

	By:	/s/ Anna Kalathaki
Name: Anna Kalathaki
Title: Director

HS SHIPPING LTD. INC.HS SOUTH INC.HS TANKERS INC.
HS NAVIGATION INC.
VARENA MARITIME SERVICES S.A.
STABILITY OCEANWAYS S.A.
HONEY BUNKERING S.A.
DELTA NAVAL TRADE S.A.

	By:	/s/ Anna Kalathaki
Name: Anna Kalathaki
Title: Director

HIDRONAVE SOUTH AMERICAN LOGISTICS S.A.

	By:	/s/ Paulo Henrique de Oliveira
Name: Paulo Henrique de Oliveira
Title: Director

[NSAL – Term Loan Credit Agreement]

COMPANIA NAVIERA HORAMAR S.A.

By:	/s/ Horacio Lopez
Name: Horacio Lopez
Title: Director

MERCO PAR S.A.C.I.
PETROLERA SAN ANTONIO S.A.

By:	/s/ Cesar Gonzalez
Name: Cesar Gonzalez
Title: Director

By:	/s/ Marcos Peroni
Name: Marcos Peroni
Title: Director

NP TRADING S.A.

By:	/s/ Efstratios Desypris
Name: Efstratios Desypris
Title: Director

[NSAL – Term Loan Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and as a Lender

By:	/s/ Robbie Pearson
Name: Robbie Pearson
Title: Authorized Signatory

[NSAL – Term Loan Credit Agreement]